Exhibit 99.6

Section A

OVERVIEW

Summary	A.3

1. Québec looks toward the future	A.7

1.1 Coping with the cost of living	A.8

1.2 Taking action to combat the labour shortage and stimulate economic growth	A.9

1.3 Supporting families and helping communities	A.10

1.4 Continuing efforts to strengthen the health care system	A.11

2. Québec's economic situation	A.13

2.1 Stronger—than—forecast economic growth	A.13

2.2 Domestic demand will fuel growth	A.14

3. Québec's financial situation	A.17

3.1 A $6.8—billion budgetary deficit in 2021—2022	A.17

3.2 Budgetary outlook	A.19

3.3 Stable, predictable funding of expenditure	A.20

3.4 Returning to a balanced budget and reducing Québec's debt	A.21

APPENDIX: ECONOMIC OUTLOOK AND ADJUSTMENTS TO THE FINANCIAL FRAMEWORK SINCE THE MARCH 2021 BUDGET	A.25

A.1

SUMMARY

Over the last 20 months, Quebecers have mobilized to protect the public's health and the economy against the repercussions of the COVID-19 pandemic.1

The first two waves of the pandemic were difficult for both the health care system and our loved ones. Thanks to the resilience of Quebecers and an effective and successful vaccination campaign, the third and fourth waves were less severe than in the rest of Canada and elsewhere in the world.

— Quebecers achieved a vaccination rate of 90.8%,2 among the highest worldwide.

On the economic front, Québec has performed exceptionally well in 2021. With real GDP expected to grow 6.5%, Québec is ahead of Ontario, Canada, the United States, and even the global average. In addition, Québec's nominal GDP growth will stand at 10.8% this year.

The strong economic recovery has had a major impact on the Québec government's financial situation.

— The budgetary deficit forecast for 2021-2022 now stands at $6.8 billion, a decrease of $5.4 billion from the forecast in the last budget.

— The structural deficit has been adjusted downward by $3.0 billion and is now $4.0 billion.

❏ Québec is looking toward the future

The economic recovery underway around the world has brought with it major challenges, including weakened supply chains. These disruptions have led, in particular, to a significant increase in consumer prices.

— For fiscal 2021-2022, inflation is expected to reach close to 4.0% in Québec.

Such a major rise in inflation has an impact on households, particularly those with lower incomes. The government is therefore providing investments of $2.1 billion to help Quebecers cope with the cost of living, including:

— implementing an extraordinary cost of living allowance;

— $400 for a couple and $275 for an individual living alone.

— enhancing the senior assistance amount for seniors aged 70 and over.

— The maximum assistance amount in 2021 will be $400 for a senior living alone and $800 for a senior couple.

— A senior living alone will therefore be eligible for up to $675 with the extraordinary allowance.

________________________________________

1 Unless otherwise indicated, this document is based on data available as at October 28, 2021. The budgetary data presented for 2020-2021 are actual data that have been reclassified according to the 2021-2022 budgetary structure. Those presented for 2021-2022 and subsequent years are forecasts.

2 Percentage of the population aged 12 and older having received at least one vaccine dose as at November 12, 2021 (13.4 million doses administered).

Overview	A.3

As its economy recovers, Québec, like a number of developed countries, is facing issues related to workforce availability. Despite an increase of more than 50 000 unemployed workers since the start of the pandemic, some 200 000 positions remain vacant in Québec.

The government is therefore providing $3.4 billion to speed up its initiatives to increase available labour and support economic growth:

— $2.9 billion to combat the labour shortage by supporting training and requalification for workers and attracting talent;

— nearly $500 million to accelerate the growth in business productivity by supporting private investment, establishing the first innovation zones and introducing innovative projects in Québec.

The government is also taking action to support families and help communities, particularly through the creation of childcare spaces for parents who need them, so that everyone can benefit from the economic recovery.

— $3.1 billion are being provided for this purpose, including $1.1 billion to enhance the refundable tax credit for childcare expenses.

Lastly, the government is pursuing its efforts to strengthen the health care system. The fall 2021 Update on Québec's Economic and Financial Situation provides substantial sums to attract and retain personnel, enlarge the pool of health care workers and reduce the surgery waiting list, which grew at the height of the pandemic.

— Measures to continue efforts to strengthen the health care system total $4.4 billion.

A.4	Update on Québec's Economic and Financial Situation

  $13 billion in initiatives

Since the March 2021 budget, initiatives totalling $13 billion are being provided for by 2025-2026 to help Québec look toward the future, including $10.7 billion in the fall 2021 Update on Québec's Economic and Financial Situation.

TABLE A.1

Financial impact of the measures since March 2021
(millions of dollars)

	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Total	Ref. section

Coping with the cost of living	-946	-313	-254	-254	-295	-2 061	C

Taking action to combat the labour shortage and stimulate economic growth	-248	-877	-845	-749	-679	-3 398	D

Supporting families and helping communities	-444	-749	-589	-643	-675	-3 100	E

Continuing efforts to strengthen the health care system	-3 593	-614	-184	—	—	-4 391	F

TOTAL	-5 231	-2 554	-1 871	-1 646	-1 649	-12 951

Note: Totals may not add due to rounding.

  Québec's financial situation

The exceptional economic growth expected in 2021 and in the coming years will make up for the lag in production caused by the pandemic by 2025.

Restoring sound public finances remains a priority for the government, and the return to a balanced budget by 2027-2028 is still projected. In March 2021, the government announced that the impacts of the Balanced Budget Act would be suspended in order to gradually reduce the deficit without hindering the sustainable recovery and growth of the economy.

Thanks to the exceptional economic rebound, the Québec government expects once again to meet the gross debt-to-GDP target of 45% as at March 31, 2026, as required by the Act.3  However, the objective for the debt representing accumulated deficits of 17% will not be met. The Act setting debt targets will therefore need to be amended.

________________________________________

3 This refers to the Act to reduce the debt and establish the Generations Fund.

________________________________________

Overview	A.5

TABLE A.2

Multi-year financial framework – November 2021
(millions of dollars)

	2020- 2021	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	AAGR(1)
Revenue
Own-source revenue	91 868	101 608	104 854	108 245	112 324	116 090
% change	0.1	10.6	3.2	3.2	3.8	3.4	4.0
Federal transfers	30 716	29 464	28 517	29 898	29 415	30 170
% change	21.8	-4.1	-3.2	4.8(2)	-1.6	2.6	3.0
Total revenue	122 584	131 072	133 371	138 143	141 739	146 260
% change	4.8	6.9	1.8	3.6	2.6	3.2	3.8
Expenditure
Portfolio expenditures	−105 664	-118 106	-123 363	-127 185	-131 172	-136 379
% change	-0.7(3)	11.8(4)	4.5	3.1	3.1	4.0	4.2
Debt service	-7 689	-8 565	-8 846	-8 743	-8 999	-8 985
% change	0.2	11.4	3.3	-1.2	2.9	-0.2	2.7
Total expenditure	-113 353	-126 671	-132 209	-135 928	-140 171	-145 364
% change	-0.6	11.7	4.4	2.8	3.1	3.7	4.1
COVID-19 support and recovery measures	-12 995	-7 610	-978	-94	-18	—
Change in the application of the accounting standard respecting transfer payments	-462	-350	-1 230	-1 265	-819	-13
Provision for economic risks and other support and recovery measures	—	—	-1 250	-1 000	-500	-500
SURPLUS (DEFICIT)	-4 226	-3 559	-2 296	-144	231	383
Deposits of dedicated revenues in the Generations Fund	-3 313	-3 288	-3 251	-3 899	-4 257	-4 400
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-7 539	-6 847	-5 547	-4 043	-4 026	-4 017
Accounting changes(5)	-3 221	—	—	—	—	—
Use of the stabilization reserve	10 760	1 221	—	—	—	—
BUDGETARY BALANCE(6)	—	-5 626	-5 547	-4 043	-4 026	-4 017

Note: Totals may not add due to rounding.

(1) Average annual growth, corresponding to the geometric mean over six years, from 2020-2021 to 2025-2026.

(2) The increase of 4.8% in 2023-2024 is due to the increase in the Canada Health Transfer (CHT) envelope and the equalization program, which is based on the average annual growth of Canada's nominal GDP in 2021 (1/3), 2022 (1/3) and 2023 (1/3).

(3) The 0.7% decrease in 2020-2021 is mainly due to a slowdown in regular government activities resulting from the pandemic.

(4) The 11.8% increase in portfolio expenditures is the result of the implementation of initiatives announced in Budget 2021-2022 and in this economic and financial update, and also of the slowing of regular government activities in 2020-2021 due to the pandemic.

(5) Accounting changes attributable to the effect of the change in the application of the accounting standard respecting transfer payments for years prior to 2020-2021.

(6) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

A.6	Update on Québec's Economic and Financial Situation

1. QUÉBEC LOOKS TOWARD THE FUTURE

The fall 2021 Update on Québec's Economic and Financial Situation provides for $13.0 billion in initiatives between now and 2025-2026 to help Québec look toward the future, which are focused on the following four major areas:

— coping with the cost of living;

— taking action to combat the labour shortage and stimulate economic growth;

— supporting families and helping communities;

— continuing efforts to strengthen the health care system.

Overview	A.7

1.1 Coping with the cost of living

The effects of accelerating inflation have been felt in 2021, particularly by lower-income families, for whom rises in the price of food and housing can prove especially constraining.

The government wants to help Quebecers, particularly low-income households, to better deal with inflation through a range of initiatives, such as:

— implementing an extraordinary cost of living allowance;

— $400 for a couple and $275 for an individual living alone.

— enhancing the senior assistance amount for seniors aged 70 and over;

— The maximum assistance amount in 2021 will be $400 for a senior living alone and $800 for a senior couple.

— With the extraordinary allowance, a senior living alone will be eligible for up to $675.

— implementing an affordable housing construction assistance program;

— helping low-income households pay their rent.

❏ Measures totalling close to $2.1 billion

In the fall 2021 Update on Québec's Economic and Financial Situation, the government provides close to $2.1 billion between now and 2025-2026 to help Quebecers cope with the cost of living, that is:

— $1.8 billion to fund measures to help mitigate the rising cost of living, particularly for seniors and low-income earners;

— $304 million to help households access housing.

TABLE A.3

Financial impact of initiatives aimed at helping Quebecers cope with the cost of living
(millions of dollars)

	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Total

Mitigating the cost of living increase	-969	-296	-196	-145	-152	-1 757

Supporting access to housing	22	-17	-58	-109	-143	-304

TOTAL	-946	-313	-254	-254	-295	-2 061

Note: Totals may not add due to rounding.

A.8	Update on Québec's Economic and Financial Situation

1.2 Taking action to combat the labour shortage and stimulate economic growth

Despite an increase of more than 50 000 unemployed workers since the start of the pandemic, more than 200 000 positions are currently vacant. The government plans to make this issue an economic priority in 2022. The fall 2021 update therefore includes initiatives to give employers access to a sufficient pool of qualified labour in high-priority sectors.

These initiatives will also enable the government to continue to provide essential public services, particularly health care, education and educational childcare services.

Resources are also being provided to support businesses in boosting their productivity.

❏ Measures totalling nearly $3.4 billion

In its fall 2021 Update on Québec's Economic and Financial Situation, the government provides for measures totalling nearly $3.4 billion by 2025-2026 in order to:

— expand the supply of public services by increasing the number of workers in essential education, health and social services sector jobs;

— expand worker training, requalification and talent attraction initiatives in sectors of the economy deemed a priority such as engineering, information technology and construction;

— increase funding for business investment projects;

— support implementation of the first innovation zones and innovative projects in Québec;

— support the recovery of Québec's cultural sector.

TABLE A.4

Financial impact of initiatives to combat the labour shortage and stimulate economic growth

(millions of dollars)

	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Total

Combatting the labour shortage	-101	-754	-745	-686	-616	-2 901

Accelerating business productivity growth	-101	-123	-100	-60	-60	-444

Supporting the recovery of Québec's cultural sector	-46	—	—	-4	-4	-53

TOTAL	-248	-877	-845	-749	-679	-3 398

Note: Totals may not add due to rounding.

Overview	A.9

1.3 Supporting families and helping communities

To support families, the government plans to enhance the refundable tax credit for childcare expenses and, starting in 2021, offset a larger portion of childcare expenses paid by parents. It also plans to complete the educational childcare services network by creating 37 000 subsidized spaces by March 2025.

In addition, the government is committed to providing even more support to Québec communities. To do this, it is announcing a series of measures to ensure the safety of all Quebecers. It is also providing measures to develop community housing and local transportation infrastructure, as well as to encourage sports, recreation and leisure activities.

❏ $3.1 billion in support

More specifically, $3.1 billion over five years is provided, that is:

— $2.4 billion to support families through measures aimed in particular at:

— enhancing the refundable tax credit for childcare expenses to reduce the costs paid by families with children attending a non-subsidized childcare service and to make the net rate more comparable to the cost of a subsidized service,

— completing the educational childcare services network by creating 37 000 subsidized spaces by March 2025, consolidating home-based childcare services and improving access to the network;

— $742 million to support communities in order to:

— increase crime prevention efforts,

— combat gun violence, racism and domestic violence,

— support households with special housing needs,

— develop local road transportation,

— encourage sports, recreation and leisure activities.

TABLE A.5

Financial impact of measures to support families and help communities

(millions of dollars)

	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Total

Supporting families	-310	-429	-491	-545	-583	-2 358

Helping communities	-133	-320	-98	-98	-93	-742

TOTAL	-444	-749	-589	-643	-675	-3 100

Note: Totals may not add due to rounding.

A.10	Update on Québec's Economic and Financial Situation

1.4 Continuing efforts to strengthen the health care system

For the last 20 months, Québec has been working hard to collectively fight the pandemic, and its efforts are starting to pay off. Among other things, the vaccination campaign helped limit the scope of the fourth wave and the number of hospitalizations.

The government has taken a number of measures since the onset of COVID-19. These have included purchasing protective equipment for all health care personnel, accelerated training for patient-care attendants and providing screening tests.

Québec must continue its efforts to strengthen the health care system, which has revealed its limitations during the pandemic. Teams in the health and social services network will benefit from additional staff and measures aimed at improving work organization. In addition, the government plans to reduce the surgery waiting list.

❏ Measures totalling nearly $4.4 billion

The fall 2021 Update on Québec's Economic and Financial Situation provides an overview of the measures carried out and new initiatives totalling nearly $4.4 billion by 2025-2026, including nearly $3.6 billion in 2021-2022 in order to:

— reduce the surgery waiting list so surgeries can resume at a more sustained pace;

— overcome the pandemic through measures aimed at improving working conditions and attracting staff to health care institutions, as provided for in the attraction and retention program for nursing and cardiorespiratory personnel.

The government will have invested $17.3 billion to strengthen the health care system since March 2020.

Overview	A.11

TABLE A.6

Financial impact of initiatives to continue efforts to strengthen the health care system

(millions of dollars)

	2020- 2021	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Total

Reducing the surgery waiting list(1)	—	-134	-86	-184	—	—	-404

Overcoming the pandemic(2)

Implementing financial incentives related to the COVID-19 pandemic	—	-1 143	—	—	—	—	-1 143

Attraction and retention program for nursing and cardiorespiratory personnel(3)	—	-380	-528	—	—	—	-908

Enhancing services to the public and the safety of health care workers	—	-1 936	—	—	—	—	-1 936

Subtotal - Overcoming the pandemic	—	-3 459	-528	—	—	—	-3 987

Subtotal	—	-3 593	-614	-184	—	—	-4 391

Measures before the fall 2021 update(4)	-7 616	-2 334	-750	-750	-750	-750	-12 950

TOTAL	-7 616	-5 927	-1 364	-934	-750	-750	-17 342

Note: Totals may not add due to rounding.

(1) Initiatives totalling $804 million are earmarked for a plan to reduce the surgery waiting list. At least $400 million from the Institut de la pertinence des actes médicaux will fund part of this plan: $35 million in 2021-2022, $240 million in 2022-2023 and $125 million in 2023-2024.

(2) In these forecasts, measures related to the public health emergency end on December 31, 2021.

(3) The addition of measures to combat the labour shortage will further attract workers and brings the financial impact of the measures to $1.1 billion.

(4) For 2020-2021, this amount includes an upward adjustment of $1.1 billion to the cost of initiatives in Budget 2021-2022.

A.12	Update on Québec's Economic and Financial Situation

2. QUÉBEC'S ECONOMIC SITUATION

2.1 Stronger-than-forecast economic growth

After recording a historic 5.5% decline in 2020, real GDP has been growing steadily over the past few quarters, despite the various waves of infection.

— Québec's economy has shown great resilience. Quebecers have adapted to the constraints imposed by public health restrictions. In particular, businesses have made more widespread use of telework and continued to develop their online sales platforms.

— In addition, the mass vaccination campaign and introduction of vaccination passports have prevented non-essential sectors from being shut down.

Québec should see a 6.5% rebound in economic activity in 2021. This is an upward adjustment of 2.3 percentage points to the forecasts presented in the Québec Budget Plan - March 2021.

In 2021, Québec's economic growth is forecast to exceed that of Canada and the United States, and even the global average.

For its part, nominal GDP is expected to rise 10.8% in 2021, the highest increase ever recorded.

Following this rebound, economic growth is projected to stand at 3.3% in 2022, a slightly lower increase than anticipated in March 2021. The slower growth in 2022 is a consequence of the very robust recovery in 2021.

However, pandemic developments could still impact the economic outlook. In addition, the labour shortage and imbalances seen worldwide, such as supply chain disruptions and rising energy prices, could exert inflationary pressure and affect economic growth.

TABLE A.7

Economic growth
(real GDP, percentage change)

	2020	2021	2022
Québec	-5.5	6.5	3.3
- March 2021	-5.2	4.2	4.0
Canada	-5.2	5.0	4.4
- March 2021	-5.4	4.4	4.1
United States	−3.4	6.0	4.4
- March 2021	-3.5	5.0	3.8
World	-3.1	5.8	4.6
- March 2021	-3.5	5.3	4.2

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

Overview	A.13

2.2 Domestic demand will fuel growth

Households, businesses and governments will support economic activity. Real GDP components are projected to grow significantly.

— Household consumption will continue to be one of the main drivers of growth. Accumulated savings, the labour market's sound performance and latent demand, particularly for services, will support spending.

— Residential investment is expected to increase by 14.9% in 2021 due to an exceptional start to the year. The level of residential investment will remain high in 2022, but will be tempered by less affordable prices, which will reduce the number of buyers. In addition, the reopening of all sectors of the economy will redirect household spending toward the consumption of services.

— Rising demand and low interest rates will have a positive effect on businesses' investment intentions over the coming years.

— Moreover, the increase in infrastructure investments will continue to support the rise in total spending by public administrations.

Strong growth in foreign demand, particularly from the United States, will contribute to the recovery of exports. At the same time, robust domestic demand will spur imports. Supply chain disruptions will, however, slow the growth of international trade.

TABLE A.8

Real GDP and its major components in Québec
(percentage change and contribution in percentage points)

	Change			Contribution
	2020	2021	2022	2020	2021	2022
Domestic demand	-3.8	5.7	3.3	-3.9	6.0	3.5
- Household consumption	-6.1	5.0	5.5	−3.4	3.0	3.2
- Residential investment	3.1	14.9	-6.9	0.2	1.1	-0.6
- Non-residential business investment	-9.1	3.0	5.6	-0.8	0.2	0.5
- Government spending and investment	0.4	5.7	1.8	0.1	1.6	0.5
External sector	—	—	—	0.5	-1.2	-0.3
- Exports	-7.9	3.5	5.7	-3.6	1.5	2.3
- Imports	-8.5	5.9	5.7	4.1	-2.7	-2.6
Inventories	—	—	—	-2.0	1.7	0.1
REAL GDP	-5.5	6.5	3.3	-5.5	6.5	3.3

Note: Totals may not add due to rounding.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.14	Update on Québec's Economic and Financial Situation

Toward a more prosperous Québec

The Québec government has set ambitious objectives for creating wealth and increasing Québec's economic potential. The major steps taken since fall 2018 to enhance business productivity and promote worker integration and retention in the labour market have borne fruit. They've helped improve the standard of living for Quebecers and thus reduce the wealth gap with Ontario.

— The wage gap in Ontario's favour narrowed from 16.4% in 2017 to 12.9% in 2021, a reduction of 3.5 percentage points.

Stepping up efforts to catch up with Ontario's standard of living

The government would like to build on this momentum and intensify its efforts to close the standard of living gap between Québec and Ontario. To achieve this, it has set the following ambitious objectives:

— reduce the gap in real GDP per capita with Ontario to less than 10.0% by 2026;

— catch up with Ontario's real GDP per capita by 2036.

Québec has all the assets it needs to achieve this objective, but additional efforts will be required to enlarge the labour pool and increase productivity. These efforts will represent an increase of nearly $17 000 per Quebecer when fully implemented.

Qualified workers to meet labour force needs

The labour pool will need to grow in order to catch up with Ontario's standard of living. Québec has a number of levers at its disposal to achieve this objective, including:

— increasing the labour force pool by enabling more workers to obtain training, particularly through greater access to education, and by attracting workers with the skills sought by employers;

— promoting everyone's contribution to the labour market by requalifying unemployed workers in order to integrate into cutting-edge sectors, extending the careers of experienced workers and strengthening the integration of immigrants into the workforce.

A more productive economy to create more wealth

Given the labour shortage, productivity gains hold the greatest potential for boosting economic growth and improving the standard of living. In this regard, Québec can use several levers, such as:

— business investment;

— entrepreneurial vitality and the commercialization of innovations;

— the business environment.

Boosting economic performance will benefit all Quebecers by improving their standard of living. This collective prosperity is necessary to ensure that Québec's public services are funded in the long term.

— When fully implemented, this will increase the average annual wage by more than $14 000 for Québec workers and generate more than $40 billion in additional annual revenue for the government.

Overview	A.15

3. QUÉBEC'S FINANCIAL SITUATION

Québec's budgetary situation is more favourable than forecast in last March's budget. Improvements in the financial framework will make it possible to:

— protect Quebecers against the effects of inflation and deploy new measures to continue the economic recovery;

— ensure stable, predictable funding for the government's main priorities;

— stay on target for a return to a balanced budget. The structural deficit now stands at $4.0 billion as of 2023-2024.

3.1 A $6.8-billion budgetary deficit in 2021-2022

The budgetary deficit for 2021-2022, after deposits of dedicated revenues in the Generations Fund, is lower than forecast in March 2021, and now stands at $6.8 billion.

— Improvements in the economic and budgetary situation stand at $9.0 billion, which is largely due to the increase in revenue. These improvements fund initiatives totalling $5.2 billion.

— The removal of the provision for economic risks and other support and recovery measures reduces the budgetary deficit by $1.3 billion.

TABLE A.9

Adjustments to the financial framework since March 2021
(millions of dollars)

2021-2022
BUDGETARY BALANCE(1) - MARCH 2021	-12 250
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises	5 109
Revenue from government enterprises	831
Federal transfers	2 565
Portfolio expenditures	390
Debt service	48
COVID-19 support and recovery measures	267
Deposits of dedicated revenues in the Generations Fund	-208
Subtotal - Economic and budgetary situation	9 002
Initiatives since March 2021	-5 231
Change in the application of the accounting standard respecting transfer payments	382
Provision for economic risks and other support and recovery measures	1 250
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-6 847
Use of the stabilization reserve(2)	1 221
BUDGETARY BALANCE(1) - NOVEMBER 2021	-5 626

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

(2) The stabilization reserve will be fully utilized in 2021-2022: its balance will be zero as at March 31, 2022.

Overview	A.17

❏ The strong economic recovery brings additional
own-source revenue

Since the publication of Budget 2021-2022, the main economic indicators affecting own-source revenue4 have been adjusted favourably for 2021.

— Nominal GDP has been adjusted upward by 4.8 percentage points to stand at 10.8%, as against 6.0% in March 2021.

— Wages and salaries have been adjusted upward by 2.2 percentage points, rising from 6.0% to 8.2%.

— Net operating surplus of corporations has been adjusted upward by 17.8 percentage points, rising from 2.2% to 20.0%.

— Consumption, excluding food expenditures and shelter, has been adjusted upward by 0.6 percentage points, rising from 8.3% to 8.9%.

The sound economic performance since March 2021 has had a positive effect on government revenue, which is adjusted upward by $5.1 billion in 2021-2022. In particular:

— personal income tax is adjusted upward by $1.7 billion;

— corporate taxes are adjusted upward by $1.8 billion;

— consumption taxes are adjusted upward by $950 million.

CHART A.1 Nominal GDP and other economic indicators - 2021	CHART A.2 Adjustment to own-source revenue in 2021-2022 since March 2021
(percentage change)	(millions of dollars)

Note: Wages: wages and salaries; NOSC: net operating surplus of corporations; Consump.: household consumption excluding food expenditures and shelter.	Note: OSR: own-source revenue excluding revenue from government enterprises; PIT: personal income tax; CT: corporate taxes; COT: consumption taxes.

4 Own-source revenue excluding revenue from government enterprises.

A.18	Update on Québec's Economic and Financial Situation

3.3 Budgetary outlook

The growth in economic activity brings a favourable budgetary outlook for the coming years.

However, the fact that the pandemic is ongoing, despite the fading of the fourth wave, demands the exercise of great caution.

For this reason, the government will continue to implement additional measures to overcome the pandemic and ensure lasting economic recovery.

— The budgetary deficit decreases to $5.5 billion in 2022-2023 and to $4.0 billion in 2023-2024, according to current forecasts.

— For the same years, the financial framework makes provisions for economic risks and other support and recovery measures totalling $1.3 billion and $1.0 billion respectively.

— Deposits of dedicated revenues in the Generations Fund amount to $3.3 billion in 2022-2023 and $3.9 billion in 2023-2024.

A $7.5-billion budgetary deficit in 2020-2021

The 2020-2021 budgetary deficit, before use of the stabilization reserve, stands at $7.5 billion, a downward adjustment of $7.5 billion compared with Budget 2021-2022, mainly due to:

— a $2.3-billion increase in revenue, supported by robust economic activity, and in federal transfers;

— portfolio expenditures that were $4.1 billion[1] lower than expected, mainly due to the adjustment of Revenu Québec's allowance for doubtful accounts, a deferral of infrastructure projects, and lower-than-expected program requirements for government departments and bodies resulting from a slowdown in operations due to containment measures related to the COVID-19 pandemic;

— non-use of the $1.3-billion provision for economic risks and other support and recovery measures.

Note: Totals may not add due to rounding. Details of adjustments are presented on page I.9 of the section "Québec's financial situation".

1 The adjustment related to portfolio expenditures includes COVID-19 support and recovery measures.

Overview	A.19

3.4 Stable, predictable funding of expenditure

Public finances, supported by a strong economy, will provide growing funding to support Québec's priorities. Portfolio expenditures total $118.1 billion in 2021-2022.

— Santé et Services sociaux portfolio expenditures, excluding COVID-19 support and recovery measures, will reach $53.1 billion in 2022-2023, a growth of 6.0%. Growth is expected to average 6.3% per year between now and 2023-2024.

— Éducation portfolio expenditures will reach $18.6 billion in 2022-2023, a growth of 3.5%. Growth is expected to average 4.8% per year between now and 2023-2024.

— Enseignement supérieur portfolio expenditures will reach $10.1 billion in 2022-2023, a growth of 9.0%. Growth is expected to average 9.1% per year between now and 2023-2024.

— Expenditures of other portfolios will reach $41.7 billion in 2022-2023, a growth of 1.9%. Growth is expected to average 6.6% per year between now and 2023-2024.

TABLE A.10

Change in expenditures by departmental portfolio
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)

Santé et Services sociaux	50 086	53 089	55 720

% change	8.0	6.0	5.0	6.3

Éducation	17 926	18 560	19 202

% change	7.6	3.5	3.5	4.8

Enseignement supérieur(2)	9 234	10 064	10 416

% change	15.1	9.0	3.5	9.1

Other portfolios(3)	40 861	41 650	41 847

% change	18.1	1.9	0.5	6.6

Subtotal - Before COVID-19 support and recovery measures	118 106	123 363	127 185

% change	11.8	4.5	3.1	6.4

COVID-19 support and recovery measures	7 610	978	94

Change in the application of the accounting standard respecting transfer payments	350	1 230	1 265

TOTAL	126 066	125 571	128 544

% change	5.8	-0.4	2.4	2.6

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) The growth in 2021-2022 is due to the resumption of certain activities in educational institutions that were limited or cancelled in 2020-2021, to an increase in infrastructure projects in 2021-2022, and to investments in Budget 2021-2022. In 2022-2023, it stems mainly from new incentive scholarships.

(3) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

A.20	Update on Québec's Economic and Financial Situation

3.6 Returning to a balanced budget and reducing
Québec's debt

The return to sound public finances remains a priority and the return to a balanced budget is still projected by 2027-2028. The sustained growth of economic activity allows for an upward adjustment of the budgetary balance announced in the March 2021 budget.

The structural deficit is reduced to $4.0 billion from 2023-2024.

— Budgetary balance within the meaning of public accounts, that is, excluding deposits of dedicated revenues in the Generations Fund, is projected to be achieved in 2024-2025.

The improvements in the budgetary and public health situations enable the government to remain focused on the orientations to ensure sound management of public finances based on the following principles:

— the government's commitment not to increase the tax burden;

— the acceleration of economic growth.

The return to a balanced budget will not be achieved at the expense of public services. The significant and growing needs in the health network require an increased federal contribution for health spending.

— Québec continues to ask the federal government to immediately increase the Canada Health Transfer (CHT) to 35% of provincial health spending.

CHART A.3 Change in the budgetary balance
(billions of dollars)

Overview	A.21

❏ Reducing the debt burden

Despite the increase in the debt caused by the pandemic in 2020-2021, the government forecasts that the objective regarding the gross debt will be attained, thanks to a strong economic recovery. The debt is indeed under control.

— The gross debt burden will decrease to 44.3% of GDP as at March 31, 2022, which is below the 45% objective.

— The decrease will continue in the coming years as the result of economic growth, an improvement in the financial situation and deposits of dedicated revenues in the Generations Fund. The gross debt burden is expected to reach 42.5% of GDP as at March 31, 2026.

A decrease in the ratio of the debt representing accumulated deficits is also expected as of 2021-2022. It is currently expected to stand at 19.5% as at March 31, 2026, a gap of 2.5 percentage points compared to the 17% objective.

Reducing the debt burden remains a priority for the government. It is a matter of intergenerational fairness. Québec is one of the most indebted Canadian provinces, and this makes its economy more sensitive to an increase in interest rates or another economic downturn.

CHART A.4 Gross debt as at March 31	CHART A.5 Debt representing accumulated deficits as at March 31
(percentage of GDP)	(percentage of GDP)

A.22	Update on Québec's Economic and Financial Situation

Call to academic economists

Following the 2020 consultation, in July 2021 the Ministère des Finances again appealed to university economists. They were asked to submit proposals regarding the targets or budgetary rules that the government should set for the purpose of ensuring sound management of public finances, and regarding the role that taxation and direct and indirect assistance can play in the attaining of two government objectives, namely an increase in Québec's economic potential and the fight against climate change.

More than ten research teams are currently at work. Proposals that have been accepted concern, for example, an analysis of interactions between the various sectors of the Québec economy, an examination of taxation measures conducive to innovation, modernizations that could be made to the Balanced Budget Act, and the effectiveness of Québec's carbon market.

These proposals, which are expected by late November 2021, will contribute to deliberations on the preparation of Budget 2022-2023.

Until then, the proposals received last year regarding measures to be prioritized to speed up economic recovery can be consulted at the following address:

https://consultations.finances.gouv.qc.ca/RelanceEconomique/propositions_en.html

Overview	A.23

APPENDIX: ECONOMIC OUTLOOK
AND ADJUSTMENTS TO THE FINANCIAL FRAMEWORK
SINCE THE MARCH 2021 BUDGET

TABLE A.11

Economic outlook for Québec
(annual average, percentage change, unless otherwise indicated)

	2020	2021	2022
Output
Real gross domestic product	-5.5	6.5	3.3
- March 2021	-5.2	4.2	4.0
Nominal gross domestic product	-2.4	10.8	7.2
- March 2021	-4.0	6.0	5.8
Nominal gross domestic product (billions of dollars)	449.1	497.5	533.4
- March 2021	442.0	468.4	495.7
GDP components (in real terms)
Household consumption	-6.1	5.0	5.5
- March 2021	-5.4	5.0	4.3
Government spending and investment	0.4	5.7	1.8
- March 2021	-0.4	4.7	3.8
Residential investment	3.1	14.9	-6.9
- March 2021	1.0	5.5	0.9
Non-residential business investment	-9.1	3.0	5.6
- March 2021	-9.7	6.3	5.3
Exports	-7.9	3.5	5.7
- March 2021	-10.5	3.1	4.5
Imports	-8.5	5.9	5.7
- March 2021	-13.7	7.9	6.2
Other economic indicators (in nominal terms)
Job creation (thousands)	-208.5	167.3	107.5
- March 2021	-208.5	148.9	75.5
Unemployment rate (%)	8.9	6.3	5.7
- March 2021	8.9	6.4	6.0
Household consumption excluding food expenditures and shelter	-9.9	8.9	10.1
- March 2021	-8.6	8.3	7.4
Wages and salaries	0.2	8.2	7.0
- March 2021	0.3	6.0	3.5
Household income	5.8	3.9	3.8
- March 2021	6.2	1.6	2.7
Net operating surplus of corporations	14.5	20.0	-4.2
- March 2021	-5.3	2.2	-3.8
Consumer price index	0.8	3.4	2.9
- March 2021	0.8	1.9	2.2

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Overview	A.25

TABLE A.12

Adjustments to the financial framework since March 2021
(millions of dollars)

	2021-2022	2022-2023	2023-2024
BUDGETARY BALANCE(1) - MARCH 2021	-12 250	-8 500	-7 000
ECONOMIC AND BUDGETARY SITUATION

Own-source revenue excluding revenue from government enterprises

- Tax revenue	4 792	4 165	3 925
- Other revenue	317	238	215
Subtotal	5 109	4 403	4 140
Revenue from government enterprises	831	163	48
Subtotal - Own-source revenue	5 940	4 566	4 188
Federal transfers	2 565	2 359	3 109
Subtotal - Revenue	8 505	6 925	7 297
Portfolio expenditures	390	-1 249	-1 559
Debt service	48	154	245
Subtotal - Expenditure	438	-1 095	-1 314
COVID-19 support and recovery measures	267	201	18
Deposits of dedicated revenues in the Generations Fund	-208	-43	-122
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	9 002	5 988	5 879
INITIATIVES
Coping with the cost of living	-946	-313	-254
Taking action to combat the labour shortage and stimulate economic growth	-248	-877	-845
Supporting families and helping communities	-444	-749	-589
Continuing efforts to strengthen the health care system	-3 593	-614	-184
TOTAL INITIATIVES	-5 231	-2 554	-1 871
Change in the application of the accounting standard respecting transfer payments	382	-481	-801
Provision for economic risks and other support and recovery measures	1 250	-	-250
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-6 847	-5 547	-4 043
Use of the stabilization reserve(2)	1 221	-	-
BUDGETARY BALANCE(1) - NOVEMBER 2021	-5 626	-5 547	-4 043

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, before shortfall to be offset and after use of the stabilization reserve.

(2) The stabilization reserve will be fully utilized in 2021-2022, resulting in a zero balance of the reserve as of March 31, 2022.

A.26	Update on Québec's Economic and Financial Situation

Section G

FINANCIAL IMPACT

G.1

TABLE G.1

Financial impact of the measures since March 2021
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
COPING WITH THE COST OF LIVING
Mitigating the cost of living increase
Measures set out in the fall 2021 economic update
- Introducing the extraordinary cost of living allowance	-739.6	-	-	-	-	-739.6
- Enhancing the senior assistance amount	-124.0	-132.0	−136.7	-144.6	-151.5	-688.8
Subtotal - Measures set out in the fall 2021 economic update	-863.6	-132.0	−136.7	-144.6	-151.5	-1 428.4
Announcements since Budget 2021-2022
- Extending the temporary enhancement to student financial assistance for two years	-105.0	-164.3	-59.3	-	-	-328.6
Subtotal - Announcements since Budget 2021-2022	-105.0	-164.3	-59.3	-	-	-328.6
Subtotal	-968.6	-296.3	-196.0	-144.6	-151.5	-1 757.0
Supporting access to housing
Measures set out in the fall 2021 economic update
- Implementing the affordable housing construction assistance program	-	-2.9	-10.5	-35.7	-74.4	-123.5
- Converting 500 new units to the Rent Supplement Program for private rentals	-	-1.5	-2.5	-2.6	-2.6	-9.2
Subtotal - Measures set out in the fall 2021 economic update	-	-4.4	-13.0	-38.3	-77.0	-132.7

Financial Impact	G.3

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Announcements since Budget 2021-2022
- Adding 1 000 units to the Rent Supplement Program for private rentals	-0.4	-4.6	-4.8	-4.8	-5.0	-19.6
- Adding 800 units to the Emergency Rent Supplement program	-4.0	-2.0	-	-	-	-6.0
- Modernizing the Shelter Allowance Program	26.7	-5.6	-39.9	-66.0	-61.3	-146.1
Subtotal - Announcements since Budget 2021-2022	22.3	-12.2	-44.7	-70.8	-66.3	-171.7
Subtotal	22.3	-16.6	-57.7	-109.1	-143.3	-304.4
SUBTOTAL - COPING WITH THE COST OF LIVING	-946.3	-312.9	-253.7	-253.7	-294.8	-2 061.4
TAKING ACTION TO COMBAT THE LABOUR SHORTAGE AND STIMULATE ECONOMIC GROWTH
Combatting the labour shortage
Measures set out in the fall 2021 economic update
- Health and social services	-52.9	-328.3	-236.5	-178.5	-156.5	-952.7
- Education	-15.6	-121.9	−136.7	-139.3	-137.2	-550.7
- Educational childcare services	-27.3	-58.9	−63.7	-38.0	-24.7	-212.6
- Engineering and information technology	-5.0	-223.7	-286.4	-308.5	-291.3	-1 114.9
- Construction	-	-21.4	-21.4	-21.4	-6.0	-70.2
Subtotal - Measures set out in the fall 2021 economic update	-100.8	-754.2	-744.7	-685.7	-615.7	-2 901.1
Subtotal	-100.8	-754.2	-744.7	-685.7	-615.7	-2 901.1

G.4	Update on Québec's Economic and Financial Situation

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Accelerating business productivity growth
Measures set out in the fall 2021 economic update
- Increasing funding for business investment projects	-15.0	-25.0	-40.0	-40.0	-40.0	-160.0
- Supporting implementation of the first innovation zones and innovative projects in Québec
▪ Deploying the first innovation zones	-20.0	-40.0	-40.0	-	-	-100.0
▪ Supporting innovative projects in Québec	-10.0	-20.0	-20.0	-20.0	-20.0	-90.0
Subtotal - Measures set out in the fall 2021 economic update	-45.0	-85.0	-100.0	-60.0	-60.0	-350.0
Announcements since Budget 2021-2022
- Continuing to connect all Quebecers to high-speed Internet	-56.0	-38.0	-	-	-	-94.0
Subtotal - Announcements since Budget 2021-2022	-56.0	-38.0	-	-	-	-94.0
Subtotal	-101.0	-123.0	-100.0	-60.0	-60.0	-444.0

Financial Impact	G.5

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Supporting the recovery of Québec's cultural sector
Measures set out in the fall 2021 economic update
- Supporting the arts and cultural sector's recovery	-46.1	-	-	-	-	-46.1
- Investing in a large-scale cultural project	-	-	-	-3.5	-3.5	-7.0
Subtotal - Measures set out in the fall 2021 economic update	-46.1	-	-	-3.5	-3.5	-53.1
Subtotal	-46.1	-	-	-3.5	-3.5	-53.1
SUBTOTAL - TAKING ACTION TO COMBAT THE LABOUR SHORTAGE AND STIMULATE ECONOMIC GROWTH	-247.9	-877.2	-844.7	-749.2	-679.2	-3 398.2
SUPPORTING FAMILIES AND HELPING COMMUNITIES
Supporting families
Measures set out in the fall 2021 economic update
- Enhancing the refundable tax credit for childcare expenses	-225.6	-215.2	-212.1	-211.0	-216.6	-1 080.5
Subtotal - Measures set out in the fall 2021 economic update	-225.6	-215.2	-212.1	-211.0	-216.6	-1 080.5
Announcements since Budget 2021-2022
- Completing the educational childcare services network
▪ Creating 37 000 subsidized childcare spaces
○ Rapidly adding 4 655 subsidized spaces	-8.8	-40.2	-55.0	-67.2	-70.0	-241.2
○ Creating 17 000 subsidized spaces	-12.2	-109.7	-160.2	-224.3	-251.9	-758.3

G.6	Update on Québec's Economic and Financial Situation

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Supporting families (cont.)
Announcements since Budget 2021-2022 (cont.)
▪ Consolidating home-based childcare services
○ Integrating non-recognized persons into the educational childcare services network	-	-6.8	-6.8	-6.8	-6.8	-27.2
○ Supporting home-based childcare service start-ups	-5.5	-6.4	-11.8	-	-	-23.7
○ Offering a financial incentive for providing childcare for six children	−36.5	-	-	-	-	−36.5
▪ Improving access to the educational childcare services network
○ Bringing the single-window access under government responsibility	-	-1.0	-6.0	-1.7	-1.7	-10.4
○ Supporting the fitting out of temporary premises	-2.1	-10.3	-3.1	-	-	-15.5
○ Extending drop-in childcare activities	-	-6.0	-6.0	-6.0	-8.0	-26.0
○ Following the plan for accelerating space accessibility	-6.6	-13.7	-13.8	-13.8	-13.8	-61.7
○ Supporting disabled children and those with special needs	-	-6.4	-6.4	-6.4	-6.4	-25.6
○ Favouring development of smaller facilities	-	-1.4	-1.5	-1.6	-1.7	-6.2
○ Upholding the distinct character of educational childcare services in Indigenous communities	-	-0.5	-0.5	-0.5	-0.5	-2.0
- Modernizing family law	-13.1	-11.7	-7.8	-5.3	-5.3	−43.2
Subtotal - Announcements since Budget 2021-2022	-84.8	-214.1	-278.9	-333.6	-366.1	-1 277.5
Subtotal	-310.4	-429.3	-491.0	-544.6	-582.7	-2 358.0

Financial Impact	G.7

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Supporting communities
Measures set out in the fall 2021 economic update
Implementing the Québec strategy to combat gun violence
- Increasing crime prevention efforts
▪ Improving support for crime prevention organizations	-1.9	-8.8	-10.3	-10.2	-10.0	-41.2
▪ Focusing on the prevention of criminal recidivism	-0.3	-0.7	-0.7	-0.7	-0.7	-3.1
▪ Supporting research into firearm violence	-0.5	-0.5	-0.5	-0.3	-0.3	-2.1
Subtotal	-2.7	-10.0	-11.5	-11.2	-11.0	-46.4
- Providing legal support to Opération CENTAURE	-1.2	-4.5	-4.5	-4.6	-4.6	-19.4
Subtotal - Implementing the Québec strategy to combat gun violence	-3.9	-14.5	-16.0	-15.8	-15.6	-65.8
- Combatting discrimination and racism	-1.2	-4.9	-4.9	-4.9	-4.9	-20.8
- Completing two new shelter projects for women victim of domestic violence	-	-	-	-	-	-
- Funding social and community housing support services	-0.5	-5.0	-7.0	-7.0	-7.0	-26.5
- Providing municipalities with greater support for improving the local road network	-	-120.0	-	-	-	-120.0
- Supporting the Autorité régionale de transport métropolitain for the funding of public transit	-	-100.0	-	-	-	-100.0
- Getting young people moving again and enhancing the skills of recreation and sports stakeholders	-4.4	-8.1	-	-	-	-12.5
Subtotal	-10.0	-252.5	-27.9	-27.7	-27.5	-345.6

G.8	Update on Québec's Economic and Financial Situation

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
Helping communities (cont.)
Announcements since Budget 2021-2022
- Strengthening police capacity with CENTAURE squads	-10.6	-18.3	-18.2	-18.4	-18.6	-84.1
- Preventing domestic violence and improving support for victims
▪ Preventing domestic violence and femicides	-30.1	-39.2	-40.4	-43.4	-46.6	-199.7
▪ Setting up a court specialized in sexual violence and domestic violence	-2.4	-10.1	-11.4	-8.7	-	-32.6
- Equipping schools with CO2 monitors	-75.0	-	-	-	-	-75.0
- Supporting day camps and sleepaway camps	-5.0	-	-	-	-	-5.0
Subtotal - Announcements since Budget 2021-2022	-123.1	-67.6	-70.0	-70.5	-65.2	-396.4
Subtotal	-133.1	-320.1	-97.9	-98.2	-92.7	-742.0
SUBTOTAL - SUPPORTING FAMILIES AND HELPING COMMUNITIES	-443.5	-749.4	-588.9	-642.8	-675.4	-3 100.0

Financial Impact	G.9

TABLE G.1

Financial impact of the measures since March 2021 (cont.)
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	Total
CONTINUING EFFORTS TO STRENGTHEN THE HEALTH CARE SYSTEM
Measures set out in the fall 2021 economic update
- Reducing the surgery waiting list	-169.0	-326.0	-309.0	-	-	-804.0
- Overcoming the pandemic	-3 079.0	-	-	-	-	-3 079.0
- Financial contribution from the Institut de la pertinence des actes médicaux	35.0	240.0	125.0	-	-	400.0
- Attraction and retention program for nursing and cardiorespiratory personnel	-380.0	-528.4	-	-	-	-908.4
Subtotal - Measures set out in the fall 2021 economic update	-3 593.0	-614.0	-184.0	-	-	-4 391.0
SUBTOTAL - CONTINUING EFFORTS TO STRENGTHEN THE HEALTH CARE SYSTEM	-3 593.0	-614.0	-184.0	-	-	-4 391.0
TOTAL - MEASURES SET OUT IN THE FALL 2021 ECONOMIC UPDATE	-4 884.1	-2 057.7	-1 418.4	-1 170.8	-1 151.8	-10 682.8
TOTAL - ANNOUNCEMENTS SINCE BUDGET 2021-2022	-346.6	-496.2	-452.9	-474.9	-497.6	-2 268.2
TOTAL	-5 230.7	-2 553.9	-1 871.3	-1 645.7	-1 649.4	-12 951.0

G.10	Update on Québec's Economic and Financial Situation

Section H

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2021 AND 2022

Summary	H.3

1. Québec, a resilient economy	H.5

1.1 The economy is back to its pre—pandemic level	H.5

1.2 The output gap is quickly closing	H.8

2. The economic situation in Québec	H.11

2.1 A stronger-than-expected economic growth	H.11

2.2 Domestic demand will support economic activity	H.12

2.3 Rapid recovery of the labour market	H.13

2.4 Household consumption at the heart of economic growth	H.19

2.5 The real estate market, an important driver of economic vitality	H.21

2.6 Non-residential investment rebounds	H.25

2.7 Government investment - a pillar of growth	H.26

2.8 Increased foreign demand will support exports	H.27

2.9 A robust increase in nominal GDP	H.28

2.10 Cyclical factors put pressure on prices	H.30

2.11 Comparison with private sector forecasts	H.32

3. The situation of Québec's main economic partners	H.35

3.1 The economic situation in Canada	H.35

3.2 The economic situation in the United States	H.39

4. The global economic situation	H.45

5. Developments in financial markets	H.53

6. Main risks that may influence the forecast scenario	H.59

6.1 Sensitivity analysis	H.62

H.1

SUMMARY

After a 5.5% decline in real GDP in 2020, a 6.5% rebound in economic activity is expected in 2021.1 This outlook is much more optimistic than that of the Québec Budget Plan — March 2021, in which an increase of 4.2% was forecast for 2021. Nominal GDP is expected to grow by 10.8%, the largest increase ever recorded.

— Real GDP growth in 2021 will be stronger than those expected in Canada and the United States, Québec's main trading partners.

Québec's economy has recovered more quickly than expected. Indeed, real GDP has already returned to the level of output recorded before the start of the pandemic. Last March, the forecast was for a full recovery by the end of 2021.

— The vaccination campaign and improvement in the epidemiological situation have allowed for a partial lifting of health restrictions and provided a favourable context for growth. Moreover, the unprecedented measures adopted by the government authorities have supported households and businesses.

The resilience of the economy will allow the output gap with the pre—pandemic situation to close quickly. By 2025, Québec's real GDP will have returned to the level that was projected in March 2020.

However, the pandemic is not over, and its evolution remains a risk to the economic outlook. In addition, labour shortage in advanced economies as well as global imbalances, such as supply chain disruptions and rising energy prices, could exert inflationary pressures and slow growth.

TABLE H.1 Economic growth
(real GDP, percentage change)
	2020	2021	2022
Québec	−5.5	6.5	3.3
— March 2021	−5.2	4.2	4.0
Canada	−5.2	5.0	4.4
— March 2021	−5.4	4.4	4.1
United States	−3.4	6.0	4.4
— March 2021	−3.5	5.0	3.8
World	−3.1	5.8	4.6
— March 2021	−3.5	5.3	4.3
Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

_________________________________

1 Unless otherwise indicated, this section is based on data available as at November 9, 2021.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.3

1. QUÉBEC, A RESILIENT ECONOMY

1.1 The economy is back to its pre—pandemic level

The Québec economy has shown resilience and is catching up to its pre—pandemic level earlier than expected.

— Output did not decline as expected in the first quarter of 2021. Real GDP grew at a quarterly rate of 1.9%, while the Québec Budget Plan — March 2021 forecast called for a 2.1% contraction.

In addition, economic growth continued in the second quarter (+0.8%).

— This increase allowed the economy to grow 0.4% above its pre—pandemic level, which was in the fourth quarter of 2019. According to the March 2021 outlook, recovery was not expected to be complete until the fourth quarter of 2021.

Therefore, the Québec economy has successfully adapted to the pandemic situation.

— The vaccination rate of the Québec population has reached very high levels, with 87% of the population aged 12 and over having received two doses of vaccine. Also, the health measures implemented in recent quarters have been more targeted than those put in place during the first wave.

— Businesses have adjusted to the "new normal" by accelerating their digital transformation.

— Moreover, the generous support programs put in place at the beginning of the pandemic have supported the recovery of economic activity in Québec.

CHART H.1 Change in economic activity in Québec
(real GDP, percentage change from the fourth quarter of 2019)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.5

❏ A slower recovery for sectors subject to health restrictions

The resilience of the industries least affected by the pandemic has led to a faster—than—expected recovery in real GDP. However, some sectors recover more slowly.

— They are those where physical distancing is difficult to achieve. They are generally more vulnerable to restrictions. These include the accommodation and food services as well as the information, culture and recreation industries.

— Despite the successful vaccination campaign and the implementation of the vaccine passport, uncertainties surrounding the evolution of the pandemic could slow the return to normalcy in these sectors.

Slower recovery in these sectors could have resulted in a production gap that would have been difficult to bridge. However, the resilience of Québec's economy over the last few quarters has made it possible to minimize this gap.

CHART H.2 Change in output for selected industries in Québec
(real GDP at basic prices, percentage change from February 2020)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

H.6	Update on Québec’s Economic and Financial Situation

❏ Québec's performance is better than that of Canada

Monthly data show that the recovery in Québec's economic activity in recent months has been stronger than in Canada.

— In particular, Québec was 0.3% above its pre—pandemic level of output in July. Canada, meanwhile, was still 1.4% behind its February 2020 level in August.

Several factors account for Canada's more modest recovery.

— The health measures implemented in the second and third waves were generally more severe in Ontario than in Québec.

— The automobile industry, which has a strong presence in Ontario, is facing a global shortage of materials used in the manufacture of electronic chips. As a result, assembly plants have slowed or temporarily stopped operations in recent months.

— Despite the recovery in world oil prices since the beginning of the year, capital investment in the Canadian oil industry remains weak.

— During the summer, western Canada was affected by an extreme heat wave, a severe drought and numerous forest fires.

CHART H.3 Change in economic activity since the beginning of the pandemic in Québec and Canada
(real GDP at basic prices, percentage change from February 2020)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.7

1.2 The output gap is quickly closing

The shock of the COVID—19 pandemic could have led to a significant decline in output that would have been difficult to overcome.

However, the economy has shown great resilience. After a historic 5.5% decline in 2020, real GDP has been growing at a good pace in recent quarters and the economy has already completed its recovery phase.

As a result, the strength of the economy will allow the output gap between the pre—pandemic GDP forecast and the actual GDP to close more quickly.

— By 2025, Québec's real GDP will have returned to the pre—pandemic forecast. As such, it will be equivalent to the level forecast in March 2020.

— Nominal GDP will have caught up with the March 2020 forecast as early as 2021. In 2025, it will be 4.0% higher than the level forecast in March 2020.

CHART H.4 Real GDP forecast for Québec	CHART H.5 Nominal GDP forecast for Québec
(billions of chained 2012 dollars)	(billions of dollars)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

H.8	Update on Québec’s Economic and Financial Situation

Québec has reduced standard of living gaps with Ontario

Between 2017 and 2019, Québec's economy was firing on all cylinders. Economic growth in Québec was based on strong employment gains and productivity increases.

— During that period, average annual growth in economic activity in Québec (+2.9%) grew at a faster pace than in Ontario (+2.7%).

— At the same time, the pool of potential workers grew only slightly in Québec (+0.5%), while it was the main determinant of economic growth in Ontario (+1.5%).

— On the other hand, the participation of Quebecers in the labour market increased more significantly. The employment rate rose by 1.3% on average annually in Québec compared to a 0.8% increase in Ontario.

— Similarly, productivity grew faster on average per year in Québec (+1.1%) than in Ontario (+0.4%).

— As a result, the standard of living rose faster in Québec (+1.6%) than in Ontario (+1.0%) on average annually.

In 2020, the standard of living declined more sharply in Ontario (−6.4%) than in Québec (−6.3%).

The resilience of the Québec economy has allowed the wealth gap with Ontario to continue to narrow.

Contribution of economic growth factors
(average annual percentage change and contribution in percentage points)

	Québec		Ontario
	2017—2019	2020	2017—2019	2020
Real GDP	2.9	−5.5	2.7	−5.1
Growth factors (contribution)
Pool of potential workers (1)	0.5	−0.1	1.5	0.9
Employment rate(2)	1.3	−4.8	0.8	−5.6
Productivity(3)	1.1	−0.7	0.4	−0.3
STANDARD OF LIVING(4)	1.6	−6.3	1.0	−6.4

Note: Totals may not add due to rounding.

(1) Population aged 15—64.

(2) The employment rate corresponds to the total number of workers over the population aged 15—64.

(3) Productivity as measured by real GDP per job.

(4) Standard of living as measured by real GDP per capita.

Sources: Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.9

2. THE ECONOMIC SITUATION IN QUÉBEC

2.1 A stronger—than—expected economic growth

After recording a historic decline of 5.5% in 2020, real GDP has grown at a good pace in recent quarters, despite the various waves of infection.

— The Québec economy has shown great resilience in the first half of 2021. Economic agents have adapted to the constraints resulting from health restrictions. In particular, businesses have made more widespread use of teleworking and have continued to develop their online business platforms.

— In addition, the government relaxed health measures over the summer, supporting a stronger recovery in industries where physical distancing is difficult to achieve.

— Moreover, the large—scale vaccination campaign and the implementation of the vaccine passport have made it possible to avoid closing non—essential sectors.

Overall, real GDP is expected to increase by 6.5% in 2021.

— This is an upward revision of 2.3 percentage points from the forecast of the Québec Budget Plan — March 2021.

After this rebound, economic growth will be 3.3% in 2022, which is slightly lower than what was expected last March. This is because the much higher—than—expected growth in 2021 limits growth potential for 2022.

CHART H.6 Economic growth in Québec
(real GDP, percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

2.2 Domestic demand will support economic activity

Households, businesses and governments will support economic activity. Real GDP components are expected to increase strongly.

— Household consumption will remain an important driver of growth. Accumulated savings, a strong labour market and latent demand, particularly for services, will lead to a surge in consumer spending.

— Residential investment is expected to increase by 14.9% in 2021, due to an exceptional start to the year. The level of residential investment will remain strong in 2022, but it will be tempered by deteriorating housing affordability, which will reduce the number of buyers. In addition, the opening up of all sectors of the economy will redirect household expenditures toward the consumption of goods and services.

— Low interest rates and growing demand for goods and services will encourage businesses to implement their investment projects.

— Moreover, increased infrastructure investment will continue to support growth in total spending by public administrations.

Exports will benefit from strong external demand, particularly from the United States. Meanwhile, strong domestic demand will boost imports. However, disruptions in production lines will slow down growth in the external sector.

TABLE H.2

Real GDP and its major components in Québec
(percentage change and contribution in percentage points)

	Change			Contribution
	2020	2021	2022	2020	2021	2022
Domestic demand	−3.8	5.7	3.3	−3.9	6.0	3.5
− Household consumption	−6.1	5.0	5.5	—3.4	3.0	3.2
− Residential investment	3.1	14.9	−6.9	0.2	1.1	−0.6
− Non—residential business investment	−9.1	3.0	5.6	−0.8	0.2	0.5
− Government spending and investment	0.4	5.7	1.8	0.1	1.6	0.5
External sector	—	—	—	0.5	−1.2	−0.3
− Exports	−7.9	3.5	5.7	−3.6	1.5	2.3
− Imports	−8.5	5.9	5.7	4.1	−2.7	−2.6
Inventories	—	—	—	−2.0	1.7	0.1
REAL GDP	−5.5	6.5	3.3	−5.5	6.5	3.3

Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

H.12	Update on Québec’s Economic and Financial Situation

2.3 Rapid recovery of the labour market

After a historic annual decline of 208 500 jobs in 2020, job creation has resumed. Increases of 167 300 jobs in 2021 and 107 500 jobs in 2022 are expected, up 4.1% and 2.5%, respectively.

— The increase in the labour market is driven by strong economic growth.

— In addition, mass vaccination, combined with the implementation of the vaccine passport allowing participation in non—essential activities, is helping to boost employment in the sectors most affected by the pandemic.

— Moreover, the end of certain financial measures for workers affected by COVID—19 should facilitate hiring for businesses.

The average unemployment rate is expected to decline from 8.9% in 2020 to 6.3% in 2021 and 5.7% in 2022.

— Despite this decline, the unemployment rate will remain above its pre—pandemic level (5.1% in 2019).

In spite of this positive outlook, challenges remain in the labour market, including changing demographics and labour shortages in some industries. To ensure that the labour market continues to grow, Québec must be able to count on the participation of all its workers.

CHART H.7 Job creation in Québec	CHART H.8 Unemployment rate in Québec
(average annual data in thousands)	(average annual data in per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.13

❏ More than 140 000 jobs created between December 2020 and December 2021

The labour market has been strong in Québec in recent months.

— As a result, 142 100 jobs should be created between December 2020 and December 2021.

— Québec had recorded a drop of 123 900 jobs between December 2019 and December 2020.

At the same time, the unemployment rate will decrease from 6.8% in December 2020 to 5.7% in December 2021.

Moreover, an increase in the labour force is expected in the coming months, which should help keep the unemployment rate close to current levels. This is due to the following factors:

— the opening of the borders will allow immigration to resume, and newcomers will increase the labour force;

— the end of the Canada Recovery Benefit (CRB) on October 23 will encourage some people to get back into the workforce.

The strong performance of the labour market will continue into 2022.

— Between December 2021 and December 2022, 49 300 jobs will be created.

— The unemployment rate is expected to be 5.6% in December 2022.

CHART H.9 Change in employment in Québec	CHART H.10 Change in the unemployment rate in Québec
(thousands)	(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

H.14	Update on Québec’s Economic and Financial Situation

Tightening of the labour market

Economic growth and labour shortage put pressure on the labour market

The unemployment rate fell 12.0 percentage points from its April 2020 peak to October 2021, from 17.6% to 5.6%, the lowest level since the start of the pandemic (4.5% in February 2020).

− This is also one of the lowest unemployment rates among the provinces (7.0% in Ontario and 6.7% in Canada in October).

− At the same time, the employment rate for those aged 15 to 64, the main labour pool, stood at 76.4% in October, which is close to the rate observed in February 2020 (76.9%). This is the highest employment rate among the provinces.

The high employment rate and the low unemployment rate reflect the good performance of the Québec economy and the aging of the population.

− In fact, the Québec population aged 15 to 64 experienced 11 consecutive monthly declines from December 2020 to September 2021. It decreased by 0.4% between February 2020 and October 2021.

− By comparison, the population aged 15 to 64 was up in Canada (+0.3%) and Ontario (+0.7%) during this period.

In the coming months, economic growth, which stimulates demand for labour, and a shrinking pool of potential workers will continue to put pressure on the labour market. However, labour shortage can be mitigated by better utilizing available workers.

Change in the unemployment rate	Change in the population aged 15 to 64
(per cent)	(index, February 2020 = 100)

Source: Statistics Canada.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.15

Tightening of the labour market (cont.)

Labour shortage will limit the pace of job creation in Québec

Overall, the labour market is strong in Québec. Since May 2021, the gradual easing of health measures has resulted in an increase of 99 700 jobs in Québec (+2.4%).

− Eight of the top sixteen industries had more employees in October 2021 than before the pandemic, in February 2020. This is particularly true of the finance, insurance, real estate, rental and leasing industries (115.8%) and educational services (111.3%).

− However, the situation remained difficult for the industries most affected by the health measures, including accommodation and food services (70.8%), information, culture, and recreation (87.1%), and transportation and warehousing (91.5%).

▪ These industries may find it difficult to rehire staff quickly due to labour shortage. On the other hand, the successful completion of the vaccination campaign and the implementation of the vaccine passport support non—essential activities and the recovery of these industries.

− Excluding the sectors most vulnerable to restrictions,[1] employment grew by 95 300 between February 2020 and October 2021 (102.7%).

As a result, in October 2021, the level of employment in Québec remained below that of February 2020 (99.2%).

Moreover, the employment rate stood at 60.7% in October. Despite a recovery from the low point in April 2020 (50.1%), the employment rate is still 83 500 jobs short of its pre—pandemic level (61.9% in February 2020).

Job recovery rate in Canada
(employment level in October 2021 compared to February 2020)
Sources: Statistics Canada and Ministère des Finances du Québec.

1 These include accommodation and food services, transportation and warehousing, information, culture and recreation, and other services. Other services include services rendered to private households by self—employed persons for tasks primarily related to the operation of the home, personal services, including hairdressing and beauty services, as well as funeral services, repair or maintenance, for example for motor vehicles, and religious activities.

H.16	Update on Québec’s Economic and Financial Situation

The pandemic is exacerbating recruitment challenges

Labour shortage is a global phenomenon[1] that also impacts the Québec economy. For the past few years, the labour market has had to deal with the challenge of labour availability. Recruitment difficulties have been exacerbated by the pandemic, despite the increase in the number of unemployed individuals.

− During the pandemic, some people were laid off while others left the labour force due to difficulties in finding a job, government support measures or early retirement, among other reasons.

▪ In particular, the number of unemployed people rose by 68 000 between the second quarter of 2019 and the second quarter of 2021.

Despite the increase in the number of unemployed individuals, more than 194 000 positions were vacant in Québec in the second quarter of 2021, which is 54 000 more than in the second quarter of 2019 (+38.3%).

− Moreover, in the second quarter of 2021, the vacancy rate, that is, the number of vacant positions as a percentage of all vacant or occupied positions, was 5.3%.

This is partly due to a tightening labour pool.

− In the second quarter of 2019, when the economy was firing on all cylinders, Québec had 1.6 unemployed workers per vacant job. By the second quarter of 2021, this ratio had declined to 1.5.

Therefore, despite the increase in the number of unemployed individuals, employers are still facing recruitment challenges as economic activity continues to grow.

Change in the number of vacancies and vacancy rate in Québec during the pandemic
(number of vacancies and unemployed individuals in units,
vacancy rate in per cent and difference in percentage points)

2nd quarter
of 2019
2nd quarter
of 2021
Difference
Number of vacant jobs
140 420
194 145
+53 725
Vacancy rate(1)
3.8
5.3
+1.5
Number of unemployed individuals
225 200
293 100
+68 000
NUMBER OF UNEMPLOYED INDIVIDUALS PER VACANT JOB
1.6
1.5
−0.1

Note: Job vacancy data are not seasonally adjusted. It is recommended to compare them with those of the same quarter of the previous year. However, Statistics Canada did not conduct its survey in the second and third quarters of 2020 due to the pandemic.

(1) Number of vacancies as a percentage of all jobs, either occupied or vacant.

Source: Statistics Canada.

1 See page H.52 for more information.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.17

Filling job vacancies: a potential of more than $5 billion for Québec's real GDP

The number of vacant positions in the first quarter of 2021 was 194 145 in Québec. This represents 127 170 more vacant jobs than in the second quarter of 2016 (situation without tension in the labour market).

The labour shortage is an important issue for Québec, as it limits the growth of the economy and the standard of living.

Supporting a higher standard of living for Quebecers

Eliminating the 127 170 vacancies in Québec would add $5.4 billion to its real GDP over the long term, compared to the situation observed in recent quarters.

− Businesses would be able to produce at their full potential, which would have a positive effect on net exports ($3.0 billion) as well as on investments ($1.1 billion).

Moreover, filling these jobs would have a positive effect on Quebecers' standard of living as real disposable income would be higher ($1.9 billion).

Concrete actions by the Québec government

In order to respond to the significant challenge posed by the labour shortage in Québec, the government implemented the action plan for the workforce in the fall of 2019.

It is against this backdrop that the fall 2021 update provides for additional measures totalling more than $2.9 billion for the period 2021—2026.

Economic potential of filling vacancies in Québec

(billions of 2019 dollars, unless otherwise indicated)

Consumption
1.3
Investment
1.1
Net exports
3.0
TOTAL − GDP
5.4
Disposable income
1.9
Consumer price (%)
−0.9

Notes: Totals may not add due to rounding.

Estimates based on the General Equilibrium Model of the Ministère des Finances du Québec (MEGFQ).

Source: Ministère des Finances du Québec.

H.18	Update on Québec’s Economic and Financial Situation

2.4 Household consumption at the heart of economic growth

Household consumption expenditure is at the heart of economic growth. In real terms, it will increase by 5.0% in 2021 and 5.5% in 2022, following a decline of 6.1% in 2020.

− These increases are supported in part by generous government benefits that have had a positive impact on household income. In addition, the robust labour market, which is driving wages and salaries increases, and the savings accumulated since the start of the pandemic are supporting household expenditure.

Moreover, the pandemic and lockdown have changed consumption patterns.

− Historically, spending on goods and services has followed a similar trajectory. However, in 2020, purchases of goods declined (−0.6%) less sharply than those of services (−11.0%).

− Purchases of goods continued through electronic commerce, whereas health measures restricted the provision of many services that cannot be delivered or consumed online.

In 2022, the services sector will benefit from a more complete recovery in activity, particularly in the tourism, transportation, and recreation sectors. Growth in spending on goods will be more moderate.

CHART H.11 Household consumption expenditure in Québec	CHART H.12 Consumption expenditure on goods and services in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.19

Consumption rests on solid foundations

The pandemic had significant effects on income, savings and household spending.

− In 2020, household disposable income jumped by 9.1%. This strong increase is the result of generous income support measures provided by the different levels of government to compensate for lost employment income.

− Over the next few years, household disposable income will continue to rise, despite the end of income assistance programs. The recovery of the labour market, against a background of labour shortage, will lead to a strong increase in wages and salaries. Wages and salaries are expected to increase by 8.2% in 2021 and 7.0% in 2022, the highest increases since 2000.

In addition, households have changed their consumption patterns. The temporary closing of non—essential businesses has curtailed consumer expenditure.

The increase in household disposable income combined with a decrease in consumption resulted in a significant increase in savings.

− The saving rate rose from 7.0% in 2019 to 19.4% in 2020, the highest since 1981, when Québec's economic accounts were first published.

− The easing of health measures should allow households to tap into these savings. As a result, the saving rate will gradually decline from an average of 14.9% in 2021 to 10.2% in 2022.

The increase in household income and savings provides a solid foundation for sustainable growth.

Wages and salaries and household disposable income in Québec	Household saving rate in Québec
(percentage change, in nominal terms)	(per cent)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.
H.20	Update on Québec’s Economic and Financial Situation

2.5 The real estate market, an important driver of economic vitality

The real estate market performed well in 2020 despite the construction industry's shutdown in the spring. With an increase of 3.1%, residential investment is one of the only major components of real GDP to have grown.

This market's strength will continue in 2021 due to an exceptional start to the year. Residential investment is expected to grow by 14.9% in real terms, to $33.9 billion.

— In particular, spending on new residential construction will jump by 23.4% in 2021. The imbalance between housing demand and supply will propel housing starts to a record high, with 69 700 new units built in 2021.

In 2022, the momentum in this market will fade. Residential investment is expected to decline by 6.9%, to $31.5 billion. Despite this decline, the level of investment will remain high from a historical perspective.

— Households are expected to redirect some of their spending away from housing. In addition, the decline in affordability due to price increases and the tightening of mortgage rules will help to moderate this market.

Moreover, improved balance between housing supply and demand will lead to a decrease in housing starts. Nonetheless, housing starts are expected to reach 57 300 units in 2022, a level that will remain higher than the average between 2010 and 2019 (44 200 units).

CHART H.13 Residential investments in Québec	CHART H.14 Housing starts in Québec
(billions of chained 2012 dollars)	(thousands of units)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.21

The housing market is starting to ease up

Québec's housing market has reached record highs

Although the pandemic brought residential market activity to a standstill in March and April 2020, the sector surprised by its strength. For the year 2020 as a whole:

− housing starts were up 12.7% to 54 100 units;

− resale market transactions increased by 16.1% to 112 200 units.

The momentum continued into 2021, as housing starts and resale market transactions peaked in January at 113 500 and 136 600 units started and sold, respectively.

An imbalance between supply and demand has put pressure on prices

Since the start of the pandemic, demand for housing has risen sharply in Québec. Teleworking and the lockdown have changed the housing needs of many households. In addition, low interest rates and the accumulation of savings resulting from increased government transfers and reduced consumption have supported housing demand.

At the same time, the supply of properties on the market was insufficient to absorb such a surge in demand.

− New listings of properties for sale fell 6.4% in 2020. This was the sixth consecutive annual decline.

The imbalance between supply and demand has put pressure on prices. As a result, average prices for properties on the resale market jumped 16.5% in 2020 to $376 800. This was the highest annual increase ever recorded. Nonetheless, housing on the resale market remains much more affordable in Québec than in Ontario ($705 700 in 2020).

Resale market transactions and listings in Québec	Average home resale price in Québec
(thousands of units)	(thousands of dollars)

Source: Haver Analytics.	Source: Haver Analytics.
H.22	Update on Québec’s Economic and Financial Situation

The housing market is starting to ease up (cont.)

The momentum has slowed in recent months

After peaking in early 2021, housing demand has moderated in recent months.

− Housing starts, while still at high levels, have declined for six months between February and September. Resale market transactions are also on a downward trend.

The moderation in housing demand can be attributed to several factors.

− Properties have become less affordable and mortgage interest rates have stopped falling and started to rise slightly. In addition, rising material prices have contributed to dampening enthusiasm for new home purchases.

− Moreover, as of June 1, 2021, buyers are subject to a new federal rule that limits their borrowing ability.

− Lastly, the gradual recovery of activities, including recreation activities and travel, has reduced the household budget allocated to housing.

At the same time, the supply of properties on the market has increased.

− High housing prices have encouraged some homeowners to put their homes up for sale.

− In addition, the recent boom in new residential construction has increased the number of homes available on the market.

The decrease in demand combined with the increase in supply should gradually bring some balance to the housing market and limit price increases.

Housing starts in Québec in 2021	Resale market transactions and listings in Québec in 2021
(thousands of units)	(thousands of units)

Source: Canada Mortgage and Housing Corporation	Source: Haver Analytics.
The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.23

Foreign buyers still have little presence in Québec and on the island of Montréal due to the pandemic

In recent months, lower immigration and restrictions on international travellers to Québec have limited home purchases by foreign buyers.

− The share of real estate transactions by foreign buyers[1] has declined since its peak in 2018. For the first nine months of 2021, it averaged 0.7% in Québec as a whole and 2.8% on the island of Montréal. In 2018, this share stood at 1.1% and 3.4% respectively.

Moreover, the share of transactions made in Québec by buyers from the rest of Canada has continued to grow in recent months, but it remains low.

− For Québec as a whole, it has risen from 2.3% in 2018 to an average of 3.4% in 2021. On the island of Montréal, these proportions were 3.1% and 3.8% respectively.

As a result, for both Québec as a whole and the island of Montréal, the vast majority of real estate transactions are carried out by Québec buyers.

− On average in 2021, 95.8% of all real estate transactions in Québec and 93.4% of all real estate transactions on the island of Montréal were carried out by Québec buyers.

Although the proportion of foreign buyers has decreased since 2018, the government will continue to keep a close watch on developments in the Québec real estate market.

Real estate transactions by foreign buyers in Québec	Real estate transactions by foreign buyers on the island of Montréal
(percentage of total transactions in Québec)	(percentage of total transactions on the island of Montréal)

(1) Average from January to September 2021. Sources: JLR solutions foncières and Ministère des Finances du Québec.	(1) Average from January to September 2021. Sources: JLR solutions foncières and Ministère des Finances du Québec.

1 Buyers who had a residential address outside of Canada at the time of the real estate transaction. This information, which appears in the deed, does not indicate the buyer's status under the Immigration and Refugee Protection Act.

H.24	Update on Québec’s Economic and Financial Situation

2.6 Non—residential investment rebounds

Following a 9.1% decline in 2020, non—residential business investment is expected to grow by 3.0% in 2021 and 5.6% in 2022. The resilience of the economy and low interest rates will have a positive impact on Québec businesses' investment intentions over the next few years.

— Rising demand will put pressure on production capacity, which should support investment in machinery and equipment. In addition, labour shortages could encourage entrepreneurs to invest in machinery in order to increase their productivity.

— Spending on non—residential construction will also be boosted by the increase in demand. However, the increased availability of space due to the shift to teleworking may limit this new investment.

— The digital shift in the economy should have a positive effect on business spending on intellectual property products.

However, disruptions in global supply chains could delay the start of some investment projects.

CHART H.15 Non—residential business investment in Québec	CHART H.16 Components of non—residential business investment in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.25

2.7 Government investment — a pillar of growth

Investment by public administrations will increase significantly in 2021 and 2022. It is expected to grow by 9.7% in 2021 and 10.1% in 2022, reaching $23.9 billion in nominal terms in 2022.

Governments have already increased infrastructure investments in their 2020 stimulus packages.

— In particular, the Québec government announced an increase in investments under the Québec Infrastructure Plan (QIP) in the Québec Budget Plan — March 2021. The QIP allows for the acceleration of infrastructure projects and the elimination of asset maintenance deficits.

— Last March, the Québec government announced a $4.5 billion increase in investments under the 2021—2031 QIP.

— With this increase, the QIP stands at $135.0 billion over a 10—year horizon.

— The federal government's Investing in Canada program and the increase in investment in major Québec cities including Montréal, Québec and Laval, will also support growth in government investments.

CHART H.17 Public administrations' investments in Québec
(billions of dollars, in nominal terms)

Note: Government investments include investments by the Québec government, the federal government, local public administrations and Aboriginal public administrations.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

H.26	Update on Québec’s Economic and Financial Situation

2.8 Increased foreign demand will support exports

Accelerating global economic activity will support growth in Québec's exports.

— Strong growth in foreign demand, particularly from the United States, will contribute to the recovery in exports.

— Québec will also benefit from a recovery in tourism, which will support international services exports.

— However, bottlenecks in supply chains and maritime shipping logistics problems could affect Québec's international trade.

Moreover, exports are expected to grow more slowly than imports in 2021.

— In 2020, the decline in imports was more pronounced than that of exports. As a result, imports will experience a more pronounced gain in 2021. Imports will be boosted by a strong increase in domestic demand.

— Furthermore, the appreciation of the Canadian dollar favours imports, but impacts the international competitiveness of goods and services offered by Québec businesses, thereby limiting exports.

CHART H.18 Exports and imports in Québec	CHART H.19 International exports of goods and services in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.27

2.9 A robust increase in nominal GDP

Nominal GDP, which measures the value of output by taking into account the price effect, will jump 10.8% in 2021 and 7.2% in 2022, following a 2.4% decline in 2020. These increases are due to the growth in economic activity in real terms. In addition, GDP prices are expected to increase by 4.0% in 2021 and 3.8% in 2022.

It should be noted that the GDP deflator, the index that measures changes in GDP prices, is determined by two factors:

— domestic demand prices, of which the consumer price index (CPI) is an important indicator;

— the terms of trade, which can be measured by the ratio of export prices to import prices.

The government's main tax bases are also showing strong increases.

— Growth in wages and salaries will rise from 0.2% in 2020 to 8.2% in 2021 and 7.0% in 2022. This will be supported by a strong labour market and labour shortages in several sectors, which puts pressure on employment income.

— Net operating surplus of corporations will experience a robust gain of 20.0% in 2021. A decline is expected in 2022 (−4.2%), as various business subsidy programs end.

— Nominal consumption will increase by 7.5% in 2021 and 8.2% in 2022. Accumulated savings, latent demand, and increased wages and salaries will help spur household spending.

TABLE H.3 Nominal GDP in Québec
(percentage change)
	2020	2021	2022
Real GDP	−5.5	6.5	3.3
− March 2021	−5.2	4.2	4.0
Price − GDP deflator	3.3	4.0	3.8
− March 2021	1.3	1.7	1.8
NOMINAL GDP	−2.4	10.8	7.2
− March 2021	−4.0	6.0	5.8

Note: Totals may not add due to rounding.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

H.28	Update on Québec’s Economic and Financial Situation

The effects of rising oil prices on the Québec economy

Oil prices have been on an upward trend since October 2020, and this trend has intensified in recent months.

− The average price of West Texas Intermediate (WTI) oil has risen from US$40 per barrel in October 2020 to US$81 in October 2021.

The increase in the price of a barrel of oil will have adverse effects on consumers and businesses, who will incur substantial cost increases.

A US$10 price increase represents a $1.6 B increase in the cost of crude oil imports

Québec is a net importer of crude oil. In 2019, prior to the pandemic, it was purchasing approximately 358 000 barrels of crude oil per day.

When the Québec Budget Plan — March 2021 was released, the expected price of WTI oil for 2022 was US$58 per barrel. The current forecast is for US$64. The Ministère des Finances du Québec estimates that a US$10 increase in crude oil prices would increase the cost of supplying crude oil by CAD$1.6 billion, or a 0.3% decrease in nominal GDP.

The additional cost affects several components of the economy:

− high fuel prices have a direct effect on business profits. Businesses could therefore increase prices to compensate for the increased costs;

− consumers will have to pay higher energy bills, especially in terms of prices at the pump.

Higher oil prices will have adverse effects on the Québec economy. However, the strength of the Québec economy will mitigate the negative effects of higher energy prices.

Note: Figures have been rounded. Calculation is based on 2019 import volume; prices are in U.S. dollars and the exchange rate used is CAD $1.25 per U.S. dollar.

Source: Ministère des Finances du Québec.

Note: Figures have been rounded. Calculation is based on 2019 import volume; prices are in U.S. dollars and the exchange rate used is CAD $1.25 per U.S. dollar.

Source: Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.29

2.10 Cyclical factors put pressure on prices

The pandemic had a significant impact on inflation as measured by CPI. Overall, the CPI grew by only 0.8% in 2020. In recent months, however, pressures on prices have increased.

The CPI is expected to rise by 3.4% in 2021 and 2.9% in 2022. Excluding food and energy, two volatile components of the index, prices are expected to rise by 2.8% in 2021 and 2022. Various factors explain this increase.

— Supported by the recovery in economic activity, commodity prices have rebounded from their 2020 lows.

— The strong labour market and the labour shortage are driving up wages and salaries.

— Moreover, the imbalance between housing supply and demand has put pressure on housing prices.

— In addition, increased demand for goods and services due in part to accumulated savings, coupled with limited supply due to availability issues, is resulting in increased shipping costs and putting upward pressure on prices. Furthermore, some businesses have adjusted their rates to compensate for pandemic—related losses.

Pressure on prices should ease as the effects of cyclical factors fade. The CPI is expected to temporarily exceed the top end of the 1% to 3% inflation range of the Bank of Canada. It should gradually move closer to the 2% target.

CHART H.20 Québec consumer price index	CHART H.21 Québec consumer price index excluding food and energy
(percentage change)	(percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

H.30	Update on Québec’s Economic and Financial Situation

A surge in inflation

In Canada and around the world, inflation has risen sharply in recent months.

− In September 2021 compared to September 2020, prices measured by the Consumer Price Index (CPI) rose by 4.4% in Canada. In Québec, annual inflation was 5.1% in September, the highest since December 1991.

Three main factors behind the inflationary surge

In the October Monetary Policy Report, the Bank of Canada identified three main factors behind the current surge in prices.

− First, supply disruptions are pushing up the prices of some goods. Health restrictions and pandemic concerns, as well as economic support measures, have boosted demand for goods and housing. These sectors also faced supply constraints, which put upward pressure on prices.

▪ The Bank of Canada points to homeowner's replacement cost, which rose 14% over 12 months, and motor vehicle prices, which rose 7%.

− Second, the rebound in demand for hard—to—distance services has pushed up prices for in—person services. The Bank of Canada cites recent increases in airfare prices, as well as traveller accommodation prices, including hotel rates, as many Canadians have started travelling again.

− Finally, the Bank of Canada estimates that higher energy prices are expected to contribute almost 2 percentage points to overall inflation in the fourth quarter of 2021.

The Bank of Canada expects inflation to return close to the 2% target by the end of 2022

All in all, the Bank of Canada believes that the main forces driving up prices appear to be more persistent than previously expected. However, the Bank of Canada also noted that medium and longer—term inflation expectations remain well anchored at the 2% target, and that pressure on wages remains moderate.

− The Bank of Canada continues to expect a gradual decline in inflation, but it is likely to remain higher for longer than expected in previous economic projections. The Bank expects inflation to return close to the 2% target by the end of 2022.

Source: Bank of Canada.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.31

2.11 Comparison with private sector forecasts

In 2021, the growth expected by the Ministère des Finances du Québec (+6.5%) is slightly higher than that anticipated by private sector forecasters (+6.3%). The large variation in private sector forecasts reflects the uncertainty arising from the pandemic.

In 2022, the Ministère des Finances du Québec expects slightly weaker growth in economic activity (+3.3%) than the average private sector forecast (+3.5%).

CHART H.22 Economic growth in Québec, 2021	CHART H.23 Economic growth in Québec, 2022
(real GDP, percentage change)	(real GDP, percentage change)

Source: Ministère des Finances du Québec summary as at October 27, 2021, which includes the forecasts of 11 private sector institutions.	Source: Ministère des Finances du Québec summary as at October 27, 2021, which includes the forecasts of 11 private sector institutions.

TABLE H.4 Québec's economic outlook — Comparison with the private sector
(percentage change)
	2020	2021	2022	2023	2024	2025	Average 2021—2025
Real GDP
Ministère des Finances du Québec	−5.5	6.5	3.3	1.9	1.5	1.5	2.9
Private sector average	—	6.3	3.5	2.2	1.6	1.5	3.0
Nominal GDP
Ministère des Finances du Québec	−2.4	10.8	7.2	2.5	3.4	3.3	5.4
Private sector average	—	11.1	5.5	4.0	3.6	3.4	5.5

Note: Averages may not add due to rounding.

Source: Ministère des Finances du Québec summary as at October 27, 2021, which includes the forecasts of 11 private sector institutions.

H.32	Update on Québec’s Economic and Financial Situation

TABLE H.5 Economic outlook for Québec
(annual average, percentage change, unless otherwise indicated)
	2020	2021	2022
Output
Real GDP	−5.5	6.5	3.3
− March 2021	−5.2	4.2	4.0
Nominal GDP	−2.4	10.8	7.2
− March 2021	−4.0	6.0	5.8
Nominal GDP (billions of dollars)	449.1	497.5	533.4
− March 2021	442.0	468.4	495.7
Components of GDP (in real terms)
Household consumption	−6.1	5.0	5.5
− March 2021	−5.4	5.0	4.3
Government spending and investment	0.4	5.7	1.8
− March 2021	−0.4	4.7	3.8
Residential investment	3.1	14.9	—6.9
− March 2021	1.0	5.5	0.9
Non—residential business investment	−9.1	3.0	5.6
− March 2021	−9.7	6.3	5.3
Exports	−7.9	3.5	5.7
− March 2021	−10.5	3.1	4.5
Imports	−8.5	5.9	5.7
− March 2021	−13.7	7.9	6.2
Other economic indicators (in nominal terms)
Job creation (thousands)	−208.5	167.3	107.5
− March 2021	−208.5	148.9	75.5
Unemployment rate (per cent)	8.9	6.3	5.7
− March 2021	8.9	6.4	6.0
Household consumption excluding food expenditures and shelter	−9.9	8.9	10.1
− March 2021	−8.6	8.3	7.4
Wages and salaries	0.2	8.2	7.0
− March 2021	0.3	6.0	3.5
Household income	5.8	3.9	3.8
− March 2021	6.2	1.6	2.7
Net operating surplus of corporations	14.5	20.0	—4.2
− March 2021	−5.3	2.2	—3.8
Consumer price index	0.8	3.4	2.9
− March 2021	0.8	1.9	2.2

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.33

3. THE SITUATION OF QUÉBEC'S MAIN ECONOMIC PARTNERS

The global economy is returning to growth after a historic 3.1% drop in 2020. The acceleration of economic activity is synchronized in most advanced economies, including Canada and the United States, Québec's main trading partners.

3.1 The economic situation in Canada

❏ Temporary difficulties are slowing growth

After a contraction in economic activity of 5.2% in 2020, Canada's real GDP should increase by 5.0% in 2021 and 4.4% in 2022. These are upward revisions of 0.6 percentage points in 2021 and 0.3 percentage points in 2022 from the forecast in the Québec Budget Plan — March 2021.

Despite the improved outlook, Canada continues to face temporary challenges that are slowing progress in economic activity.

— In particular, the automobile manufacturing sector is facing supply difficulties that are restricting its output and exports.

— During the summer, western Canada was affected by an extreme heat wave, a severe drought and numerous forest fires.

— Moreover, changes in the epidemiological situation and sanitary measures could limit economic activity in some provinces.

CHART H.24 Economic growth in Canada
(real GDP, percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.35

❏ Increased economic activity supported by domestic demand

As in Québec, domestic demand will support growth in Canada.

— Household consumption will increase thanks to the easing of health measures, the improvement in the labour market and accumulated savings.

— These factors will also support residential investment. However, the housing boom will gradually fade as affordability deteriorates and borrowing rules and mortgage rates tighten.

— Non—residential business investment will increase. However, it will remain weak in the oil and gas sector. Limited transportation capacity and an increased focus on climate change will continue to affect the sector.

— Growth in government spending will accelerate, particularly through infrastructure investment.

Exports and imports will grow over the next few years, supported by the recovery in global economic activity and rising domestic demand, respectively.

— Nevertheless, export growth will be more moderate given supply difficulties, including those affecting the automobile sector.

TABLE H.6 Real GDP and its major components in Canada
(percentage change and contribution in percentage points)

	Change			Contribution
	2020	2021	2022	2020	2021	2022
Domestic demand	−4.1	5.6	3.4	−4.1	5.6	3.4
— Household consumption	−6.2	4.6	5.3	−3.5	2.5	3.0
— Residential investment	4.3	16.7	−7.8	0.3	1.2	−0.6
— Non—residential business investment	−10.5	3.1	9.3	−1.2	0.3	0.9
— Government spending and investment	0.9	5.7	1.4	0.3	1.4	0.3
External sector	—	—	—	0.6	−1.7	0.7
— Exports	−9.7	2.2	7.6	−3.1	0.7	2.3
— Imports	−10.8	7.9	5.2	3.7	−2.4	−1.6
Inventories	—	—	—	−1.7	1.0	0.2
REAL GDP	−5.2	5.0	4.4	−5.2	5.0	4.4

Note: Totals may not add due to rounding.

Sources: Statistics Canada and Ministère des Finances du Québec.

H.36	Update on Québec’s Economic and Financial Situation

■ Households are ready to spend

As in Québec, Canada's household saving rate has risen sharply, from 2.1% in 2019 to 14.8% in 2020.

These accumulated savings, combined with the easing of health measures, pent—up demand and a recovering labour market, will lead to robust consumption growth.

— As a result, household spending is expected to grow by 4.6% in 2021 and 5.3% in 2022.

■ Despite moderation since last spring, the housing market remains strong

Residential investment is expected to grow by 16.7% in 2021.

— This strong growth will be supported by the good performance of the labour market and household savings.

Although it continues to enjoy enviable levels of activity, the residential sector has shown signs of slowing since last spring.

— The gradual deconfinement allows households to increase the share of their budget devoted to spending on recreational activities.

— In addition, the temporary drop in immigration, tighter mortgage rules that limit buyers' borrowing ability, and reduced affordability will dampen the housing boom.

CHART H.25 Household consumption expenditure in Canada	CHART H.26 Residential investment in Canada
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.37

■ Business investment recovers

Non—residential business investment will gradually recover. Capacity pressures are expected to intensify due to rising demand. In addition, continued accommodating credit conditions should support investment.

— On the other hand, the Canadian oil industry is still facing challenges. Despite rising oil prices, the level of investment in the energy sector will remain lower than before the pandemic.

— Limited transportation capacity and an increased focus on climate change and low—carbon economic development will continue to affect the sector.

❏ Supply issues limit exports

Exports are expected to increase by 2.2% in 2021 and 7.6% in 2022. These increases are mainly due to the recovery in global economic activity, particularly in the United States.

— However, the 2021 rebound will be mitigated by the appreciation of the Canadian dollar and by disruptions in production lines, particularly in the automobile sector.

Import growth will be supported by strong domestic demand and a rising exchange rate, which reduces the cost in Canadian dollars of goods and services produced abroad.

CHART H.27 Non—residential business investment in Canada	CHART H.28 Canadian exports and imports
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

H.38	Update on Québec’s Economic and Financial Situation

3.2 The economic situation in the United States

❏ The economy was resilient in the first half of 2021

Economic growth was robust in the United States in the first half of 2021 as the economy showed resilience in the face of the various COVID—19 outbreaks. As a result, real GDP surpassed its pre—pandemic level by 1.4% in the third quarter of 2021.

— Businesses and consumers have adapted to the health measures. In addition, the stimulus packages enacted by Congress in late 2020 and early 2021 have supported growth.

The strength of the economy in the first half of the year is expected to result in a 6.0% increase in real GDP in the United States for the year 2021, following a 3.4% decline in 2020. For 2022, real GDP growth is expected to moderate to 4.4%.

— These are upward revisions of 1.0 and 0.6 percentage points for 2021 and 2022 respectively compared to what was presented in the Québec Budget Plan — March 2021.

Despite the upward revision, several factors should lead to slower growth in 2022, including the withdrawal of fiscal support, in particular with the expiration of special unemployment insurance programs, supply chain bottlenecks and labour shortages.

In addition, the pandemic remains a major source of risk. Despite the widespread availability of vaccines in the United States, some States have low vaccination rates, and the emergence of new variants could temporarily slow economic growth.

CHART H.29 Economic growth in the United States
(real GDP, percentage change)

Sources: IHS Markit and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.39

❏ Domestic demand will moderate after strong gains in 2021

Domestic demand is expected to grow robustly in 2021, supported by the federal government's December 2020 and March 2021 stimulus packages and the easing of health measures.

— However, it is expected to moderate from 2022 onwards as the impulse provided by the fiscal support fades. Moreover, labour shortage and supply chain bottlenecks will limit the ability of businesses to meet high demand.

In particular, household consumption expenditure is expected to grow by 7.8% in 2021 and 3.7% in 2022.

— The increase in consumption in 2021 would be the highest in 75 years. However, consumption is expected to slow in 2022, reflecting, among other things, lower federal government transfers to households, high inflation, and continued pandemic—related disruptions and fears.

A similar pattern is expected for residential investment, which should grow by 9.8% in 2021 and 0.7% in 2022.

— As in Québec, residential investment in the United States benefited from the surge in demand at the beginning of 2021.

— However, activity has moderated recently, due in part to significant price increases for both existing homes and building materials. These factors are expected to continue to limit residential investment growth in 2022.

CHART H.30 Consumption expenditure in the United States	CHART H.31 Existing home sales and housing starts in the United States
(percentage change, in real terms)	(index, February 2020 = 100)

Sources: IHS Markit and Ministère des Finances du Québec.	Sources: IHS Markit and Ministère des Finances du Québec.

H.40	Update on Québec’s Economic and Financial Situation

Stimulus packages have supported economic growth

The U.S. Congress adopted two ambitious stimulus packages in December 2020 and March 2021 for a total of US$2.8 trillion, which represents 13.4% of GDP for 2020.

− These plans included significant income support measures, such as direct payments of $2 000 per individual with an annual income of less than $75 000, and an additional $300 per week in unemployment insurance benefits.

− The transfers resulted in a large increase in disposable income in the first half of 2021, bringing consumer excess savings to almost US$2.6 trillion (12.3% of GDP for 2020).

Against this backdrop, consumer spending recorded impressive growth of 11.4% and 12.0% at an annualized rate in the first and second quarters of 2021, respectively, supporting real GDP growth.

Support from stimulus packages expected to gradually fade in 2022

Support from the stimulus packages for economic growth is expected to gradually fade in 2022 as most income support measures expired, including supplemental unemployment benefits. This should result in a decline in personal disposable income in the short run and a moderation in consumer spending despite accumulated savings.

Moreover, the enactment by Congress of the physical infrastructure spending plan and the possible adoption of the social expenditure plan could limit the negative impacts of the withdrawal of income support measures. However, given that infrastructure spending is expected to be spread over several years, the effects on economic growth would be modest in 2022.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.41

Boom in the U.S. housing market has moderated

The housing market in the United States experienced a boom in late 2020 and early 2021.

− Changes in housing preferences brought on by the pandemic, falling mortgage rates, and significant accumulated savings gave a strong boost to the residential sector.

− During this period, home sales and housing starts reached their highest levels in almost 15 years.

Strong demand for housing has led to price increases

In recent months, the U.S. housing market has moderated considerably, largely due to increases in home prices, which has reduced affordability for many households.

− These upward price pressures are mostly due to strong demand and insufficient supply, particularly in the entry—level home segment. Median prices for both new and existing homes have hit historic highs in recent months.

Moreover, shortages of several materials and the resulting price increases, such as for lumber, have also contributed to limiting the pace of housing starts, which have fallen by 9.9% since peaking in March 2021.

− These factors have therefore exacerbated the upward pressure on new home prices.

Median home price in the United States
(thousands of U.S. dollars)
Sources: Federal Reserve Bank of St. Louis, IHS Markit and Ministère des Finances du Québec.

H.42	Update on Québec’s Economic and Financial Situation

❏ Businesses face significant supply and labour challenges

Following a 5.3% decline in 2020, business investment is expected to grow by 8.4% in 2021 and 6.0% in 2022.

— It will be supported, in particular, by energy investments, which will benefit from higher oil prices, and by investments in intellectual property products as the pandemic has encouraged the digital shift.

Nevertheless, growth in business investment will slow in 2022. This moderation will primarily be the result of the significant supply and labour issues businesses face, which will limit output in the short term.

— On the one hand, the pandemic has disrupted trade flows, resulting in a number of supply chain disruptions. Delivery times are near historic highs, and business inventories have fallen sharply in recent quarters due to shortages of many materials.

— On the other hand, businesses are facing a labour shortage. Indeed, they are having difficulty filling vacant positions, while many individuals are delaying their return to the labour market mainly because of fears related to the pandemic and the significant savings they have accumulated.

— The situation could, however, foster some medium—term investments in machinery and equipment to make up for the lack of workers.

CHART H.32 Business investment in the United States	CHART H.33 Number of job openings in the United States
(percentage change, in real terms)	(millions)

Sources: IHS Markit and Ministère des Finances du Québec.	Source: IHS Markit.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.43

A strong inflation mainly due to cyclical factors

Inflation as measured by the Consumer price index (CPI) has been more robust than expected in 2021. From April through September 2021, the annual change in the total CPI averaged 5.1%. The core CPI, which excludes food and energy, rose by an average of 3.9% over the same period. These are the largest increases in nearly 30 years.

Base effects help explain some of these high numbers. The CPI level for 2021 is compared to that of 2020, when prices for several goods and services were unusually low.

High inflation is also due to cyclical factors.

− On the one hand, a sharp increase in prices was observed for several services in the tourism sector following the reopening of the economy.

− On the other hand, the prices of several goods have been pushed upward due to bottlenecks and material shortages. In particular, vehicle prices rose sharply as a shortage of semiconductor chips limited production when demand was high.

The U.S. Federal Reserve mentioned, however, that the rise in inflation should be temporary. Indeed, the Federal Reserve's various measures of underlying inflation show that inflationary pressures are more moderate than the CPI suggests.

The evolution of inflation will depend on how quickly the bottlenecks are resolved. In addition, high inflation could be more persistent than expected if upward pressure on wages increases in the coming years due to labour shortages.

Consumer price index in the United States
(annual percentage change of 6—month moving average)
Sources: IHS Markit and Ministère des Finances du Québec.

H.44	Update on Québec’s Economic and Financial Situation

4. THE GLOBAL ECONOMIC SITUATION

❏ Stronger—than—expected global growth

Global real GDP is expected to grow by 5.8% in 2021 and 4.6% in 2022, following a sharp drop in 2020 (−3.1%). These are upward revisions of 0.5 percentage points and 0.3 percentage points, respectively, compared to what was presented in the Québec Budget Plan — March 2021.

— The upward revision reflects a stronger—than—expected recovery, particularly in the United States and the euro area, which account for more than 28% of global GDP.

— Continued easing of mobility restrictions and favourable economic policies should also support demand in 2021.

The global economy continued to gradually return to its pre—pandemic level in the first half of 2021. Buoyed in particular by vaccination and significant economic stimulus, the global economy has shown some resilience despite the spike in infections due to the Delta variant.

However, signals of a slowdown were observed, particularly in the manufacturing and services purchasing managers' index (PMI) in the third quarter.

— The reintroduction of restrictive health measures in some countries with low vaccination rates as well as supply issues have dampened business confidence and fuelled inflation in several countries.

The evolution of the pandemic, supply difficulties, and labour shortages are among the main risks that could dampen growth.

CHART H.34 Global real gross domestic product	CHART H.35 Global economic indicators
(in purchasing power parity, percentage change)	(index; fourth quarter of 2019 = 100)

Sources: Statistics Canada, International Monetary Fund, IHS Markit, Bloomberg, Datastream, Eurostat and Ministère des Finances du Québec.	Sources: Datastream, CPB Netherlands Bureau for Economic Policy Analysis and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.45

The following table presents the detailed global economic forecast by region and country.

TABLE H.7 Outlook for global economic growth
(real GDP, percentage change)
	Weight(1)	2020	2021	2022
World(2)	100.0	−3.1	5.8	4.6
− March 2021		−3.5	5.3	4.3
Advanced economies(2)	43.0	−4.5	5.2	4.2
− March 2021		−4.7	4.3	3.7
Québec	0.3	−5.5	6.5	3.3
− March 2021		−5.2	4.2	4.0
Canada	1.4	−5.2	5.0	4.4
− March 2021		−5.4	4.4	4.1
United States	15.8	−3.4	6.0	4.4
− March 2021		−3.5	5.0	3.8
Euro area	12.5	−6.4	5.0	4.4
− March 2021		−6.6	4.2	4.0
United Kingdom	2.4	−9.7	6.6	5.3
− March 2021		−9.9	4.3	5.5
Japan	4.1	−4.6	2.5	2.8
− March 2021		−4.8	2.8	2.0
Emerging and developing economies(2)	57.0	−2.0	6.2	5.0
− March 2021		−2.6	6.0	4.7
China	17.3	2.3	8.3	5.6
− March 2021		2.3	8.2	5.5
India(3)	7.1	−7.3	8.8	7.1
− March 2021		−8.0	9.5	6.1

(1) Weight in global GDP in 2019.

(2) Data based on purchasing power parity.

(3) For the financial year (April 1 to March 31).

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

H.46	Update on Québec’s Economic and Financial Situation

❏ The Delta variant has caused new waves of infection

Transmission of COVID—19 has increased sharply on several occasions during 2021 due to highly contagious variants, including the Delta variant. This variant is found in more than 190 countries and causes more than 90% of new cases in many of them.

— Some Asian countries, such as Japan, Malaysia and India, and some regions, including North America and Europe, have been particularly affected.

After a substantial decline in new cases worldwide since the end of August due to vaccination, the number of infections has resumed a slight upward trend. However, hospitalizations and deaths remain low.

❏ Vaccination has progressed at an uneven rate around the world

Vaccination against COVID—19 has progressed. As at November 5, 7.2 billion doses of vaccine had been administered and 39.5% of the world's population had been vaccinated.

However, the vaccination pace has slowed to 30.5 million doses per day, which represents a decrease from the summer peak, and the vaccination rate is very uneven across countries, as only 4.2% of the population in low—income countries has received at least a first dose. Some experts fear the emergence of new variants and an acceleration of transmission if this situation persists.

— Some governments, however, have introduced incentives to increase vaccination, limit health restrictions and keep the economy going. Like Canada, Europe, Japan and other countries have implemented vaccine passports. Such efforts join those of some governments and international organizations that are working together to improve access to vaccines around the world.

CHART H.36 New daily cases of COVID—19 and deaths	CHART H.37 Change in global vaccination in 2021
(7—day moving average; in thousands; as at November 5)	(daily doses in millions and percentage share; as at November 5)

Sources: Our World in Data and Ministère des Finances du Québec.	(1) The leaps are due to the irregular integration of China's data. Sources: Our World in Data and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.47

❏ Robust growth in some advanced economies

Real GDP growth in advanced economies is expected to reach 5.2% in 2021 and moderate to 4.2% in 2022, following a 4.5% decline in 2020. In particular, the successful vaccination campaign should support domestic demand. This is an upward revision of economic activity, including:

— in the United States, where economic activity has already returned to its pre—pandemic level after benefiting from significant stimulus measures;

— in the euro area, where spending under the European plan called "Next Generation EU" should help support domestic demand. The plan aims to finance, among other things, green and digital public investments in EU member states.

Despite the high level of infection cases, the restrictions put in place in the first half of the year have been limited and the mobility of people has improved. Indeed, several countries have improved their management of the pandemic and vaccination has continued, supporting growth.

In 2022, however, the gradual withdrawal of fiscal measures in some countries, such as the United States, as well as the continuing labour shortage and bottlenecks in global supply chains should lead to more moderate growth.

In addition, growth prospects are uncertain. They will be influenced by, among other things, the evolution of the pandemic and the implementation of stimulus packages to sustain the economies in the long term.

CHART H.38 Real gross domestic product of advanced economies	CHART H.39 Share of population fully vaccinated and manufacturing PMI
(index; fourth quarter of 2019 = 100; second quarter of 2021)	(October PMI > 50 = expansion; percentage share; as at November 5)

Sources: IHS Markit and Datastream.	Note: Vaccination rate as at November 4 for Spain and France. Sources: Bloomberg and Our World in Data.

H.48	Update on Québec’s Economic and Financial Situation

❏ Growth limited by the pandemic in emerging economies

Emerging and developing economies are expected to recover by 6.2% in 2021 and 5.0% in 2022, following a 2.0% contraction in 2020. They should benefit from high commodity prices and stronger demand from advanced economies.

In China, real GDP growth is expected to accelerate to 8.3% in 2021 and to moderate to 5.6% in 2022, following a 2.3% increase in 2020. Growth will be driven in part by government measures.

— Recent data have provided mixed signals. Several indicators have shown the recovery losing steam due in particular to the zero—case COVID—19 policy to limit the spread of the Delta variant, anti-pollution measures, which have dampened industrial activity, and supply chain disruptions. However, the PMI rose since September.

India's real GDP is expected to grow 8.8% in fiscal 2021-2022 and increase 7.1% the following year.

— The Indian economy experienced a second wave of infections between March and May 2021, which resulted in a sharp contraction in economic activity in the second quarter. Despite this downturn, the acceleration of vaccination should help restore confidence and support economic recovery.

Overall, economic activity in emerging and developing economies may continue to be held back by delays in vaccination, weak support measures, inflation developments, and factors such as the limited recovery in tourism and high levels of debt.

CHART H.40 China and India's real GDP	CHART H.41 Composite purchasing managers' index
(quarterly change in per cent)	(index > 50 = expansion zone)

Source: Datastream.	Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.49

Major disruptions in supply chains

Global supply chains have experienced significant bottlenecks in 2021. These are characterized by constraints on production capacity, very long delivery times, and maritime shipping costs estimated at more than seven times 2019 prices. Some experts fear continued difficulties.

Disruptions caused in particular by the recovery and COVID-19

One reason for the disruptions is the strong recovery in demand for shipments. After the shock of the pandemic, in 2020, global merchandise trade has caught up to pre-pandemic levels during the last quarter of the year, which has increased pressure on maritime transportation costs.

On the other hand, container and labour shortages, bad weather, and especially COVID-19 which affected some Asian countries such as Malaysia and China, limited delivery capacity and increased delays, according to some experts.

− According to the Asian Development Bank (ADB), transportation disruptions were exacerbated by the closure of the Suez Canal in March, the partial closure of ports in China between June and August after the discovery of COVID-19 cases among workers, and the typhoon that hit the region during that same period.

Some analysts anticipate continued supply constraints, despite easing demand. Indeed, there is significant congestion at the U.S. ports of Los Angeles and Long Beach as the number of vessels waiting to unload reached an all-time high in September 2021.

− In addition, delivery capacity relief is unlikely in 2022, as new vessels ordered in 2021 will not be delivered until 2023, according to the ADB.

− Moreover, the International Maritime Organization's new decarbonization rule for shipping, which goes into effect in January 2023, will compel ships from the Organization's member states to reduce their speed, according to IHS Markit.

Cost of shipping goods by container from East Asia, including China
(U.S. dollars; 40—foot container)
Note: Transportation cost is measured by Freightos' Baltic Index, available as at November 5.
Source: Datastream.

H.50	Update on Québec’s Economic and Financial Situation

Major disruptions in supply chains (cont.)

Rising inflation associated with supply constraints

Supply constraints have affected certain components such as microchips and other materials and have created major bottlenecks in sectors such as automobiles, construction, industrial equipment and technology, according to some analysts.

− Among other things, the shortage of semiconductors, due in part to COVID—19, has curtailed global automobile production, causing dealers to run out of inventory and limiting sales to consumers.

Commodity prices also rose sharply, adding to inflationary pressures in several countries, including the United States, Canada, the United Kingdom and some emerging economies.

− However, inflation remained relatively low in several other economies, such as China, and in advanced Asian economies.

The Organisation for Economic Co-operation and Development (OECD) estimates that higher commodity prices and global transportation costs have raised the average inflation rate in the G20 countries by about 1.5 percentage points. It reached 4.6% in September, the highest since October 2008.

The sharp rise in inflation is generally seen as temporary. The OECD expects inflation to moderate from 4.5% at the end of 2021 to about 3.5% at the end of 2022.

− Specifically, supply pressures are expected to ease gradually, while wage growth should remain moderate, and inflation expectations should remain firmly anchored.

However, inflation could continue to rise if demand is more robust, supply shortages last longer, or even if wages increase more strongly in a context of labour shortage.

Inflation rate in G20 countries
(per cent, annual change of the Consumer price index)
Source: Datastream.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.51

The labour shortage in advanced economies

The pandemic has exacerbated the labour shortage

The labour shortage is a global phenomenon. In many advanced economies, suppliers in certain sectors, such as food processing, construction, food service and transportation, are reporting difficulties in filling job vacancies.

− Job vacancies were at historic highs in the United States in July and were still at historic highs in the United Kingdom in August. In particular, these countries have experienced a shortage of truck drivers, which has increased pressure on supply chains.

− In the euro area, the job vacancy rate reached 2.3% in the second quarter of 2021. Moreover, rates were high in Belgium (4.2%), the Netherlands (3.8%) and Germany (2.9%), in particular.

Therefore, despite the still high level of unemployment in some countries, the pandemic has exacerbated the labour shortage.

− Mandatory quarantine for sick or potentially infected people, early retirements, border closures, lower immigration, Brexit in the case of the United Kingdom, and the uneven reopening of economies have limited the availability of labour.

− Changes in the sectoral and regional distribution of jobs may also have led to a mismatch between labour supply and demand. The skills and training sought by employers diverge from those of potential workers, whose work preferences have changed as a result of the pandemic.

The International Labour Organization estimates that the pandemic will create a full—time job gap of 125 million in 2021. Thus, labour shortage will remain an issue for some businesses.

Change in job vacancies
(thousands; seasonally adjusted monthly data)
Note: For the United Kingdom, data are available until August and are quarterly averages. For other countries, data are available until September.
Sources: Datastream and Ministère des Finances du Québec.

H.52	Update on Québec’s Economic and Financial Situation

5. DEVELOPMENTS IN FINANCIAL MARKETS

❏ Investors are cautious and moderating their expectations for economic growth

Global financial markets have generally been optimistic in recent months. Confidence has been fuelled by the continuation of vaccination campaigns, the easing of health measures, and central bank support for economic recovery.

However, the resurgence of COVID—19 cases last summer and some concerns from China have prompted investors to be cautious and moderate their expectations for global economic growth.

— On the one hand, the major North American market indexes have continued to trend upward in recent months and were near record levels in November.

— On the other hand, bond yields in advanced economies declined over the summer. However, they have risen again this fall and remain well above the levels seen at the beginning of the year.

The U.S. dollar took advantage of its safe—haven status to appreciate against the Canadian dollar, among others. Commodity prices have been volatile, influenced by the outlook for global demand and supply disruptions.

CHART H.42 U.S. and Canadian stock markets	CHART H.43 Yield on 10—year federal government bonds
(indexes, January 2, 2020 = 100)	(per cent)

Note: Most recent data as at November 5, 2021. Sources: Bloomberg and Ministère des Finances du Québec.	Note: Most recent data as at November 5, 2021. Sources: Statistics Canada and Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.53

❏ Bank of Canada — First rate hike in 2022

The Bank of Canada has continued to reduce the pace of its federal bond purchases in recent months and, in October, decided to end its quantitative easing program as the economic recovery progressed.

— The Bank of Canada will thus stop increasing monetary stimulus, which should help moderate inflationary pressures.

In addition, the Bank of Canada has indicated that it will keep its policy interest rate unchanged until economic slack is absorbed. In an environment of still very high uncertainty regarding the future evolution of the global and Canadian economies, it is expected that the first increase in the policy interest rate will occur in the second half of 2022 in Canada.

Moreover, a more persistent rise in inflation than expected is a risk that could lead to a more rapid adjustment in overall monetary policy.

❏ U.S. Federal Reserve − Assets purchases begin to slow

The U.S. Federal Reserve announced in November that it was beginning to reduce its asset purchases. It judged that the U.S. economy had made substantial progress toward its goals of maximum employment and 2% inflation.

— The Federal Reserve aims to reduce its purchases by US$15 billion per month, which means it could end its quantitative easing program by mid—2022. However, the pace of purchases could be adjusted depending on the evolution of the U.S. economy.

Moreover, the Federal Reserve made it clear that this process is not intended to signal an upcoming interest rate hike. According to the forecast, the Federal Reserve is expected to begin raising its key interest rate in the first quarter of 2023.

CHART H.44 Key interest rates in the United States and Canada
(federal funds target rate(1) and overnight rate target, per cent)

(1) Mid-point of the target range. Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

H.54	Update on Québec’s Economic and Financial Situation

❏ Bond yields expected to rise at a gradual pace

After rising sharply in the early months of 2021, bond yields fell during part of the summer in advanced economies.

— One reason for the decline in long—term interest rates was concerns about economic growth resulting from the spread of the Delta variant.

However, bond yields have rebounded this fall as financial markets' inflation expectations have increased due to supply chain disruptions. Bond yields should continue to rise at a gradual pace over the next few quarters.

— On the one hand, concerns about the pandemic should diminish as a significant proportion of the population becomes adequately vaccinated in advanced economies. In addition, the global economy is showing resilience.

— On the other hand, several central banks, including the U.S. Federal Reserve and the Bank of Canada, will cease the extraordinary monetary easing measures they had put in place at the beginning of the pandemic.

❏ The Canadian dollar will fluctuate near current values

Last June, the Canadian dollar reached a six—year high of 83 U.S. cents. Since then, the Canadian dollar has moved slightly lower, mainly due to the general appreciation of the U.S. dollar and the moderation of the Canadian and global economic growth outlook.

— The Canadian currency has essentially fluctuated between 78 and 81 U.S. cents since last August and has appreciated since the beginning of fall 2021.

The Canadian dollar is expected to fluctuate near these values over the next few quarters. It will be influenced by expectations regarding the evolution of U.S. and Canadian monetary policies, by the expected moderation in oil and other commodity prices, and by risk appetite in financial markets.

TABLE H.8 Canadian financial markets
(average annual percentage rate, unless otherwise indicated, end—of—year data in brackets)
	2020	2021	2022
Overnight rate target	0.5 (0.3)	0.3 (0.3)	0.3 (0.5)
3-month Treasury bill	0.4 (0.1)	0.1 (0.2)	0.4 (0.5)
10-year bond	0.7 (0.7)	1.3 (1.5)	1.7 (1.9)
Canadian dollar (in U.S. cents)	74.6 (78.6)	79.8 (78.9)	79.2 (79.6)
U.S. dollar (in Canadian dollars)	1.34 (1.27)	1.25 (1.27)	1.26 (1.26)
Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.55

❏ Sharp increase in oil and natural gas prices

Oil prices have risen in recent months as the price of WTI rose from an average of US$70 per barrel over the summer to US$81 in October, the highest since 2014. Several factors have fuelled the price increase, including:

— an improved outlook for global oil demand as the global economy recovers and global inventories decline;

— continued efforts by the Organization of the Petroleum Exporting Countries (OPEC) and its partners to limit production;

— the slow recovery of U.S. oil production and production disruptions in the Gulf of Mexico area due to hurricanes.

Oil prices should moderate in the coming months as a result of a slowdown in global demand growth that is expected next year and the gradual increase in production by OPEC and its partners. The oil market is also expected to experience a supply surplus during 2022.

— In addition, the evolution of oil prices will remain subject to various sources of uncertainty. For example, the continuation of the pandemic and the pace of growth in U.S. oil production could influence prices.

Moreover, natural gas prices have risen sharply in major world markets. The surge in prices is mainly the result of strong demand, particularly from Europe, at a time when European inventories are below normal levels for this time of year.

CHART H.45 Change in oil prices	CHART H.46 Change in natural gas prices
(U.S. dollars per barrel)	(U.S. dollars per MMBtu in the United States and euros per MWh in Europe)

Sources: Bloomberg and Ministère des Finances du Québec.	Note: The U.S. price is for delivery to the Henry Hub in Louisiana and the European price is for delivery to the Netherlands Title Transfer Facility (TTF). Source: Bloomberg.

H.56	Update on Québec’s Economic and Financial Situation

Disruptions in commodity markets

Commodity prices have fluctuated significantly since the start of the pandemic. In October, the Bank of Canada commodity price index excluding energy was up 36% from its pre—pandemic level.

A significant imbalance between supply and demand supported prices

Several factors contributed to the sharp increase in prices, both on the supply and demand sides. A certain degree of speculation has also supported the increase.

Demand for commodities, like other products, fell drastically at the beginning of the pandemic, but quickly recovered as economies reopened. Demand for industrial metals and lumber, in particular, grew strongly.

Supply, however, struggled to adjust to this sudden increase in demand.

− On the one hand, the lockdown measures put in place at the beginning of the pandemic caused production to fall in several mines and sawmills, for example.

− On the other hand, disruptions in supply chains have resulted in significant delays in ore deliveries. Labour shortages in many countries are also exacerbating production constraints, including in the agricultural sector.

In addition, idiosyncratic factors have also affected the production of certain commodities, including Chinese pollution regulations that have constrained steel and aluminum production in China and droughts that have affected crops. Forest product prices, particularly lumber, have declined since the spring, but remain above pre—pandemic levels.

Higher commodity prices are affecting business input costs as well as the prices of several consumer goods.

Bank of Canada commodity price index
(index, February 2020 = 100)
Sources: Bank of Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.57

6. MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

The economic and financial forecasts in the Update on Québec's Economic and Financial Situation are based on several assumptions. Some of them are associated with risks that could affect the global economic and financial scenario and the anticipated developments in the Québec economy.

— Once again this year, the pandemic remains the greatest source of uncertainty for the economic and financial outlook.

— There are also other risks in the real estate sector and in the financial markets.

❏ Evolution of the pandemic and progress with the vaccination campaign

The global outlook could be revised upward or downward as the pandemic evolves and in relation to progress with the vaccination campaign.

— A resurgence of infection or the emergence of vaccine—resistant variants could slow down economic recovery, forcing the extension or reintroduction of restrictive health measures both in Québec and worldwide.

— Moreover, global economic growth could be weaker if the vaccination campaign progresses more slowly than expected.

— Greater difficulty in controlling the pandemic could trigger greater caution on the part of households and businesses. They could decide to postpone their consumption and investment expenditures.

— On the other hand, the development of new treatments, the efficient and widespread rollout of the vaccines, and increased confidence in the economic outlook represent positive developments for global growth.

❏ Continued supply chain disruptions

Increased demand in a context of limited supply due to production stoppages has led to significant disruptions in global supply chains. Shortages are being experienced in several inputs, including semiconductors. In addition, logistics problems in the global maritime shipping industry are causing significant delivery delays.

— These pressures have resulted in significant increases in material and transportation costs.

Pressures on production lines are expected to gradually ease in the coming quarters and delivery times are expected to decrease. Continued pressure, however, could limit the pace of the global economic recovery and put upward pressure on prices.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.59

❏ A different evolution of commodity and energy prices

The prices of several commodities have increased since the beginning of 2021, mainly due to an imbalance between supply and demand following the recovery of economic activity in most countries.

— In particular, energy prices have risen sharply in recent months. Oil prices have reached their highest levels since 2014 while natural gas prices have hit a historic high in Europe.

Commodity prices, including energy prices, could remain higher than expected, which would have mixed effects for the Québec and Canadian economies.

❏ Labour shortage

Like many developed economies, Québec is faced with an aging population, which is resulting in a shrinking pool of potential workers. For some years now, the labour market has had to deal with the problem of labour availability. Recruitment difficulties have been intensified by the pandemic, despite the increase in the number of unemployed individuals.

The labour shortage may affect economic growth more than anticipated. In this context, the participation of all workers is needed to meet labour needs.

❏ High inflation persisting longer than expected

The rise in inflation in recent months is primarily due to temporary factors. However, persistent inflationary pressures for a longer period than expected could prompt some central banks, in particular the U.S. Federal Reserve and the Bank of Canada, to raise interest rates sooner and at a faster pace than expected.

— A lesser degree of monetary easing could therefore have an impact on economic and financial market developments.

❏ A faster and more pronounced adjustment in the real estate sector in Québec and Canada

The real estate market boom in Québec and Canada has increased the risk of an overvaluation of prices in some cities.

— The supply of available properties has proven to be insufficient to meet the surge in demand. This imbalance has put upward pressure on prices, which are reaching record highs.

— However, the deterioration in affordability in recent months appears to have tempered demand.

— There could be a correction in real estate prices in reaction to an increase in mortgage rates or a demand that is running out of steam. That could spur a faster slowdown than forecast in residential investment and curb economic growth as a result.

H.60	Update on Québec’s Economic and Financial Situation

❏ Support measures and spending plans in the United States

The federal government in the United States has put in place significant fiscal support and stimulus measures since the beginning of the pandemic. Some of the relief measures have expired, while spending plans are being negotiated in Congress.

— On the one hand, household consumption growth in the United States could slow more than expected as a result of the withdrawal of income support measures. Canada and Québec would thus feel the effects of weaker—than—expected growth in U.S. domestic demand.

— On the other hand, the Canadian and Québec economies could benefit from the infrastructure spending plan that was recently adopted, as well as the social spending plan being negotiated in Congress, which would stimulate economic growth in the United States.

❏ A sharper—than—expected slowdown in the Chinese economy

The Chinese economy may grow less than expected. China's growth has been held back by the pandemic, power outages, supply chain disruptions and anti—pollution measures, among other factors. These factors limited industrial activity, while health measures contributed to curbing consumer spending.

— In addition, activity in the real estate sector moderated as new regulations were put in place.

Given China's weight in the global economy, weaker—than—expected growth in 2021 or a sharper—than—expected slowdown thereafter would have significant implications for both its major trading partners and the global economy.

— According to the International Monetary Fund, a possible disorderly default or debt restructuring of China's real estate sector businesses could have repercussions for the rest of the world.

The Québec Economy: Recent Developments and Outlook for 2021 and 2022	H.61

6.1 Sensitivity analysis

Economic forecasts incorporate certain components of uncertainty that may cause actual results to differ from the forecasts.

❏ Sensitivity of Québec's GDP to external variables

Given that the Québec economy is characterized by considerable openness to trade, Québec's economic variables are influenced by several external factors.

— The most important factors are related to the economic activity of Québec's main trading partners, namely the United States and the Canadian provinces.

■ Effects of external variables on the Québec economy

The results of an analysis conducted with a structural vector autoregression model2 on the basis of historical data show that a change of 1% in U.S. real GDP entails, on average, a change of 0.45% in Québec's real GDP.

— The maximum effect is felt two quarters later.

Moreover, the same model makes it possible to conclude that a change of 1% in Ontario's real GDP results in an average change of 0.42% in Québec's real GDP.

— The maximum effect takes hold one quarter later.

Ontario is the Canadian province with which Québec has the most commercial ties, in addition to having a similar economic structure. In 2018, the Ontario market accounted for more than 59% of Québec's interprovincial exports. The estimated effects for Ontario and the United States are not cumulative.

TABLE H.9

Impact of external shocks on Québec's real GDP growth rate

External shocks of 1%	Maturity(1) (quarters)	Impact on Québec's real GDP (percentage points)
U.S. real GDP	2	0.45
Ontario real GDP	1	0.42

(1) Maturity corresponds to the number of quarters needed for the greatest impact on Québec's real GDP, presented in the right—hand column, to be recorded.

Sources: Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance, IHS Markit, Bloomberg and Ministère des Finances du Québec.

_________________________________

2 This econometric technique is used to estimate, on the basis of numerous observations, the extent to which fluctuations in one economic variable affect another economic variable.

H.62	Update on Québec’s Economic and Financial Situation

Section I

QUÉBEC'S FINANCIAL SITUATION

Summary	I.3

1. Québec's budgetary situation	I.7

1.1 Recent developments in the budgetary situation	I.9

1.2 Detailed adjustments in 2021-2022	I.17

1.3 Budgetary outlook	I.26

2. Revenue and expenditure forecasts	I.29

2.1 Change in revenue	I.30

2.1.1 Own-source revenue excluding revenue from government enterprises	I.31

2.1.2 Revenue from government enterprises	I.35

2.1.3 Federal transfers	I.36

2.2 Change in expenditure	I.39

2.2.1 Portfolio expenditures	I.41

2.2.2 Debt service	I.50

3. Public infrastructure investments	I.53

APPENDIX: SUPPLEMENTARY INFORMATION	I.55

I.1

SUMMARY

The fall 2021 Update on Québec's Economic and Financial Situation is an opportunity for the government to reiterate its policy directions and present an update on Québec's budgetary situation. This section reports on recent developments in Québec's financial situation for 2021-2022 and provides a picture of the budgetary outlook from 2022-2023 to 2025-2026.

Since the publication of Budget 2021-2022, Québec's financial situation has greatly improved, reflecting stronger growth in economic activity and initiatives that have been implemented to help Québec overcome the pandemic and return to growth.

— Upward adjustments of $9.0 billion in 2021-2022, $6.0 billion in 2022-2023 and $5.9 billion in 2023-2024 are provided for in the financial framework. From 2021-2022 to 2023-2024, these adjustments are primarily due to:

— an increase in own-source revenue averaging $4.9 billion, driven by a stronger-than-expected rebound in the economy;

— an increase in federal transfers averaging $2.7 billion.

These improvements provide:

— funding for new initiatives totalling $5.2 billion in 2021-2022 and an average of $2.2 billion for 2022-2023 and 2023-2024, primarily aimed at:

— coping with the cost of living,

— taking action to deal with the labour shortage and stimulate economic growth,

— supporting families and helping communities,

— continuing efforts to strengthen the health care system;

— stable and predictable funding for key government priorities:

— Santé et Services sociaux portfolio spending growth will reach 6.0% in 2022-2023 and 5.0% thereafter,

— spending growth will reach 3.5% for the Éducation portfolio and 9.0% for the Enseignement supérieur portfolio in 2022-2023. Thereafter, it will be 3.5% for both portfolios;

— a $5.4-billion reduction in the budgetary deficit in 2021-2022, bringing it down from $12.3 billion to $6.8 billion;

— a $3.0-billion reduction, approximately, in the structural deficit projected in Budget 2021-2022: this deficit will now stand at $4.0 billion starting in 2023-2024.

Québec's Financial Situation	I.3

❏ Multi-year financial framework

Revenue amounts to $131.1 billion in 2021-2022, with growth of 6.9%. Growth will reach 1.8% in 2022-2023.

— Over the time period of the financial framework into 2025-2026, average annual revenue growth will reach 3.8%.

Expenditure1  amounts to $126.7 billion in 2021-2022, with growth of 11.7%. Growth will reach 4.4% in 2022-2023.

— From 2020-2021 to 2025-2026, average annual expenditure growth will reach 4.1%.

Deposits of dedicated revenues in the Generations Fund will total $3.3 billion in 2021-2022 and 2022-2023.

The financial framework includes a provision for economic risks and other support and recovery measures totalling $1.3 billion in 2022-2023 and $1.0 billion in 2023-2024.

A budgetary deficit of $6.8 billion in 2021-2022 and $5.5 billion in 2022-2023 is forecast.

_____________________________________

1 Expenditures are those before taking into account support and recovery measures implemented to fight COVID-19 and before the impact of the change in the application of the accounting standard respecting transfer payments.

I.4	Update on Québec's Economic and Financial Situation

TABLE I.1

Multi-year financial framework

(millions of dollars)

	2020- 2021		2021- 2022		2022- 2023	2023- 2024		2024- 2025	2025- 2026	AAGR(1)
Revenue
Personal income tax	34 998		37 632		38 721	40 192		41 710	43 290
Contributions for health services	6 398		7 189		7 405	7 518		7 713	7 911
Corporate taxes	8 951		9 777		9 728	9 652		10 320	10 834
School property tax	1 156		1 087		1 148	1 225		1 298	1 349
Consumption taxes	21 377		24 275		25 861	26 622		27 386	28 204
Duties and permits	4 613		5 178		4 821	4 924		4 950	5 065
Miscellaneous revenue	9 884		10 981		11 606	12 301		12 917	13 246
Government enterprises	4 491		5 489		5 564	5 811		6 030	6 191
Own-source revenue	91 868		101 608		104 854	108 245		112 324	116 090
% change	0.1		10.6		3.2	3.2		3.8	3.4	4.0
Federal transfers	30 716		29 464		28 517	29 898		29 415	30 170
% change	21.8		-4.1		-3.2	4.8	(2)	-1.6	2.6	3.0
Total revenue	122 584		131 072		133 371	138 143		141 739	146 260
% change	4.8		6.9		1.8	3.6		2.6	3.2	3.8
Expenditure
Portfolio expenditures	-105 664		-118 106		-123 363	-127 185		-131 172	-136 379
% change	-0.7	(3)	11.8	(4)	4.5	3.1		3.1	4.0	4.2
Debt service	-7 689		-8 565		-8 846	-8 743		-8 999	-8 985
% change	0.2		11.4		3.3	-1.2		2.9	-0.2	2.7
Total expenditure	-113 353		-126 671		-132 209	-135 928		-140 171	-145 364
% change	-0.6		11.7		4.4	2.8		3.1	3.7	4.1
COVID-19 support and recovery measures	-12 995		-7 610		-978	-94		-18	—
Change in the application of the accounting standard respecting transfer payments	-462		-350		-1 230	-1 265		-819	-13
Provision for economic risks and other support and recovery measures	—		—		-1 250	-1 000		-500	-500
SURPLUS (DEFICIT)	-4 226		-3 559		-2 296	-144		231	383
Deposits of dedicated revenues in the Generations Fund	-3 313		-3 288		-3 251	-3 899		-4 257	-4 400
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-7 539		-6 847		-5 547	-4 043		-4 026	-4 017
Accounting changes(5)	-3 221		—		—	—		—	—
Use of the stabilization reserve	10 760		1 221		—	—		—	—
BUDGETARY BALANCE(6)	—		-5 626		-5 547	-4 043		-4 026	-4 017

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over six years, from 2020-2021 to 2025-2026.

(2) The 4.8% increase in 2023-2024 is due to the increase in the Canada Health Transfer (CHT) and the equalization program envelope, which is based on the average annual growth of Canada's nominal GDP in 2021 (1/3), 2022 (1/3) and 2023 (1/3).

(3) The 0.7% decrease in 2020-2021 is mainly due to a slowdown in regular government activities resulting from the pandemic.

(4) The 11.8% increase in portfolio expenditures is the result of the implementation of initiatives announced in the March 2021 budget and in this economic and financial update, and also of the slowing of regular government activities in 2020-2021 due to the pandemic.

(5) Accounting adjustments attributable to the impact of the change in the application of the accounting standard respecting transfer payments for years prior to 2020-2021.

(6) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	I.5

Expenditure after exceptional items

Expenditure forecast in the financial framework excludes exceptional items.

With the inclusion of COVID-19 support and recovery measures and costs arising out of the change in the application of the accounting standard respecting transfer payments, total expenditure will stand at $134.6 billion in 2021-2022, $134.4 billion in 2022-2023 and $137.3 billion in 2023-2024.

— Expenditure after exceptional items shows an average annual growth of 4.0%.

Change in expenditure - After COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments
(millions of dollars)

2020-
2021
2021-
2022
2022-
2023
2023-
2024
2024-
2025
2025-
2026
AAGR(1)
Portfolio expenditures(2)
-105 664
-118 106
-123 363
-127 185
-131 172
-136 379

COVID-19 support and recovery measures
-12 995
-7 610
-978
-94
-18
—

Change in the application of the accounting standard respecting transfer payments
-462
-350
-1 230
-1 265
-819
-13

Total portfolio expenditures
-119 121
-126 066
-125 571
-128 544
-132 009
-136 392

% change
11.1
5.8
-0.4
2.4
2.7
3.3
4.1
Debt service
-7 689
-8 565
-8 846
-8 743
-8 999
-8 985

% change
0.2
11.4
3.3
-1.2
2.9
-0.2
2.7
Total expenditure
-126 810
-134 631
-134 417
-137 287
-141 008
-145 377

% change
10.4
6.2
-0.2
2.1
2.7
3.1
4.0

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over six years, from 2020-2021 to 2025-2026.

(2) Portfolio expenditures exclude COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments.

I.6	Update on Québec's Economic and Financial Situation

1. QUÉBEC'S BUDGETARY SITUATION

In 2021-2022, the budgetary balance after deposits of dedicated revenues in the Generations Fund is a deficit of $6.8 billion.

— Revenue stands at $131.1 billion.

— Portfolio expenditures, or expenditures tied to the delivery of public services, stand at $118.1 billion.2

— Debt service amounts to $8.6 billion.

— The exceptional support and recovery measures implemented to fight COVID-19 represent an additional $7.6 billion in spending.

— The change in the application of the accounting standard respecting transfer payments3  increases expenditure by $350 million.

— Deposits of dedicated revenues in the Generations Fund total $3.3 billion.

2 Portfolio expenditures are those before taking into account the support and recovery measures implemented to fight COVID-19 and before the change in the application of the accounting standard respecting transfer payments.

3 The box on page I.16 provides more details regarding the impact of the standard's change in application.

_____________________________________

Québec's Financial Situation	I.7

TABLE I.2

Québec's Budget - November 2021
(millions of dollars)

2021-2022
Revenue
Own-source revenue	101 608
% change	10.6
Federal transfers	29 464
% change	-4.1
Total revenue	131 072
% change	6.9
Expenditure
Portfolio expenditures	-118 106
% change	11.8
Debt service	-8 565
% change	11.4
Total expenditure	-126 671
% change	11.7
COVID-19 support and recovery measures	-7 610
Change in the application of the accounting standard respecting transfer payments	-350
SURPLUS (DEFICIT)	-3 559
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-3 288
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-6 847
Use of the stabilization reserve(1)	1 221
BUDGETARY BALANCE(2)	-5 626

(1) The stabilization reserve will be fully utilized in 2021-2022, resulting in a zero balance as of March 31, 2022.

(2) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

I.8	Update on Québec's Economic and Financial Situation

1.1 Recent developments in the budgetary situation

The Québec economy has improved in recent months. Economic activity has resumed a steady pace and the current outlook is more optimistic than that projected in Budget 2021-2022.

This good performance leads to upward adjustments over the period covered by the financial framework, allowing for additional initiatives and reducing the effort needed to restore a balanced budget.

❏ Main adjustments in 2020-2021

The 2020-2021 budgetary deficit is revised downward by $7.5 billion from the $15.0 billion deficit4 forecast in March 2021. This adjustment is primarily due to:

— the upward adjustment of own-source revenue excluding revenue from government enterprises by $1.3 billion, due in particular to additional tax revenues from consumption and corporate taxes;

— The strength of economic activity was reflected in better-than-expected developments in household consumption,5 residential investment and net operating surplus of corporations.

— the upward adjustment in revenue from government enterprises of $503 million primarily stemming from:

— the good performance of Investissement Québec's venture-capital portfolio and its investment funds,

— increased exports by Hydro-Québec;

— an increase in federal transfers of $442 million over the March 2021 forecast, due in particular to a federal contribution to increase access to high-speed Internet services;

— portfolio expenditures that were lower than expected by $4.1 billion, mainly due to the downward adjustment of Revenu Québec's allowance for doubtful accounts, a deferral of infrastructure projects, and lower-than-expected program requirements for government departments and bodies resulting from a slowdown in operations due to containment measures related to the COVID-19 pandemic;

— non-use of the $1.3-billion provision for economic risks and other support and recovery measures.

4 The 2020-2021 deficit was revised to $10.0 billion on June 23 (see box on page I.10).

5 Household consumption excluding food expenditures and shelter.

_____________________________________

Québec's Financial Situation	I.9

TABLE I.3

Adjustments to the 2020-2021 results - November 2021
(millions of dollars)

2020-2021
BUDGETARY BALANCE(1) - MARCH 2021	-15 000
Own-source revenue excluding revenue from government enterprises	1 337
Revenue from government enterprises	503
Federal transfers	442
Subtotal - Revenue	2 282
Portfolio expenditures(2)	4 082
Debt service	-24
Subtotal - Expenditure	4 058
Change in the application of the accounting standard respecting transfer payments	170
Provision for economic risks and other support and recovery measures	1 250
Deposits of dedicated revenues in the Generations Fund	-299
Total adjustments	7 461
BUDGETARY BALANCE(1),(3) - NOVEMBER 2021	-7 539

(1) Budgetary balance before use of the stabilization reserve.

(2) The adjustment of portfolio expenditures includes COVID-19 support and recovery measures.

(3) The use of the stabilization reserve achieves a balanced budget within the meaning of the Balanced Budget Act.

Adjustments to the budgetary balance since the June 23, 2021 estimate

On June 23, 2021, the government had estimated that the deficit would reach $10.0 billion in 2020-2021. The final deficit reported in the public accounts is $2.5 billion lower, primarily due to lower expenditures.

This adjustment is the result of the finalization, during the summer, of the analysis of the progress of infrastructure projects carried out or financed by government entities, of Revenu Québec's allowance for doubtful accounts, and of the various needs of departments and bodies to carry out their programs.

Adjustments to results since June 2021
(millions of dollars)

2020-2021

BUDGETARY BALANCE(1) - JUNE 2021

-10 000

Adjustment to revenue

-3

Adjustment to expenditure

2 294

Change in the application of the accounting standard respecting transfer payments

170

Total adjustments

2 461

BUDGETARY BALANCE(1),(2) - NOVEMBER 2021

-7 539

(1) Budgetary balance before use of the stabilization reserve.

(2) The use of the stabilization reserve achieves a balanced budget within the meaning of the Balanced Budget Act.

I.10	Update on Québec's Economic and Financial Situation

Better-than-expected results across Canada

For 2020-2021, Québec's budgetary deficit is revised downward by $7.5 billion from what was projected in Budget 2021-2022. Higher-than-expected revenue and lower portfolio expenditures are the main reasons for this favourable adjustment.

A downward adjustment of budgetary deficit is also observed elsewhere than in Québec. All governments, both federal and provincial, have reported a better-than-expected budgetary balance for 2020-2021, with the exception of Manitoba.

— The results show that Québec's budgetary deficit represents 1.7% of the province's nominal GDP, an improvement of 1.7 percentage points (pp.) over the March 2021 forecast.

— In addition to Québec, Ontario and the federal government stand out for the size of their adjustments, with an improvement of 2.6 pp. and 1.9 pp. respectively. The adjustment is about 0.9 pp. in the other provinces.

▪ As in Québec, the differences in Ontario and the federal government are due to both higher-than-expected revenue and lower-than-budgeted expenditure.

— Overall, Québec's budgetary balance as a proportion of GDP (−1.7%) is above the average for governments in Canada (−3.1%).

Forecast and actual budgetary balances - 2020-2021
(percentage of nominal GDP)
Note: For the federal government, these are preliminary results.
Sources: Provincial and federal budgets, provincial public accounts, the federal government's Fiscal Monitor - March 2021, and Ministère des Finances du Québec calculations.

Québec's Financial Situation	I.11

❏ Main adjustments from 2021-2022 to 2023-2024

The economy's strong performance brings significant favourable adjustments in the government's financial situation, allowing for the implementation of additional initiatives to overcome the pandemic and ensure sustainable economic recovery.

TABLE I.4

Adjustments to the financial framework since March 2021
(millions of dollars)

	2021-2022	2022-2023	2023-2024
BUDGETARY BALANCE(1) - MARCH 2021	-12 250	-8 500	-7 000
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	4 792	4 165	3 925
- Other revenue	317	238	215
Subtotal	5 109	4 403	4 140
Revenue from government enterprises	831	163	48
Subtotal - Own-source revenue	5 940	4 566	4 188
Federal transfers	2 565	2 359	3 109
Subtotal - Revenue	8 505	6 925	7 297
Portfolio expenditures	390	-1 249	-1 559
Debt service	48	154	245
Subtotal - Expenditure	438	-1 095	-1 314
COVID-19 support and recovery measures	267	201	18
Deposits of dedicated revenues in the Generations Fund	-208	-43	-122
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	9 002	5 988	5 879
INITIATIVES
Coping with the cost of living	-946	-313	-254
Taking action to deal with the labour shortage and stimulate economic growth	-248	-877	-845
Supporting families and helping communities	-444	-749	-589
Continuing efforts to strengthen the health care system	-3 593	-614	-184
TOTAL INITIATIVES	-5 231	-2 554	-1 871
Change in the application of the accounting standard respecting transfer payments	382	-481	-801
Provision for economic risks and other support and recovery measures	1 250	—	-250
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-6 847	-5 547	-4 043
Use of the stabilization reserve(2)	1 221	—	—
BUDGETARY BALANCE(1) - NOVEMBER 2021	-5 626	-5 547	-4 043

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, before shortfall to be offset and after use of the stabilization reserve.

(2) The stabilization reserve will be fully utilized in 2021-2022: its balance will be zero as of March 31, 2022.

I.12	Update on Québec's Economic and Financial Situation

  Adjustments related to the economic and budgetary situation

Since Budget 2021-2022, upward adjustments of $9.0 billion in 2021-2022, $6.0 billion in 2022-2023, and $5.9 billion in 2023-2024 are included in the financial framework. These adjustments are explained by, in particular:

— an increase in own-source revenue excluding revenue from government enterprises of $5.1 billion in 2021-2022, $4.4 billion in 2022-2023 and $4.1 billion in 2023-2024;

— The improvement in the growth of nominal GDP in 2021 results in favourable adjustments of most revenue sources, particularly personal income tax and corporate taxes, and consumption taxes, due to upward adjustments to wages and salaries, net operating surplus of corporations, and household consumption.6

— an upward adjustment to revenue from government enterprises of $831 million in 2021-2022, $163 million in 2022-2023 and $48 million in 2023-2024;

— For 2021-2022, the adjustments come primarily from Hydro-Québec.7  These are mainly due to the increase in the value of its net exports and to the growth in the demand for electricity in Québec, and from Investissement Québec, due to good performance in its equity and venture-capital portfolios as well as returns on its investment funds.

— For 2022-2023, adjustments are essentially due to the increase in the results of Investissement Québec, Loto-Québec and Hydro-Québec.

— For 2023-2024, the adjustments mainly result from the increase in the results of Investissement Québec and Loto-Québec.

— an increase in revenues from federal transfers of $2.6 billion in 2021-2022, $2.4 billion in 2022-2023 and $3.1 billion in 2023-2024;

— These upward adjustments include a one-time payment of $1.1 billion to the Government of Québec in 2021-2022 to support the health care system and vaccination, as well as an unconditional Asymmetrical Childcare Agreement with the federal government worth $6.0 billion over five years starting in 2021-2022.

— In addition, equalization revenue is adjusted upward in 2023-2024 due to rising oil prices that increase the fiscal capacity gap between provinces.

6 Household consumption excluding food expenditures and shelter.

7 The forecasts concerning Hydro-Québec are based on available data as at November 9, 2021.

Québec's Financial Situation	I.13

— a decrease in portfolio expenditures of $390 million in 2021-2022 due to a more gradual recovery in government activities than anticipated, an increase of $1.2 billion in 2022-2023 that is mainly the result of new agreements on municipal infrastructures and an increase of $1.6 billion in 2023-2024 due to an increase in spending on health and social services;

— a decrease in debt service of $48 million in 2021-2022, $154 million in 2022-2023, and $245 million in 2023-2024 due to lower deficits and a higher-than-expected return on the Retirement Plans Sinking Fund (RPSF)8 in 2020-2021;

— a downward adjustment in the cost of previously announced COVID-19 support and recovery measures by $267 million in 2021-2022, $201 million in 2022-2023, and $18 million in 2023-2024, due to lower-than-anticipated expenditures. The funds released are allocated primarily to health because of the prolonged public health emergency;

— an increase in deposits in the Generations Fund of $208 million in 2021-2022, $43 million in 2022-2023 and $122 million in 2023-2024, partly due to an increase in mining revenues.

  Fall 2021 initiatives

In the fall 2021 update, the government is providing $5.2 billion in initiatives for 2021-2022:

— $946 million for coping with the cost of living;

— $248 million to take action to deal with the labour shortage and stimulate economic growth;

— $444 million to support families and help communities;

— $3.6 billion to continue efforts to strengthen the health care system.

Initiatives implemented to address these priorities total $2.6 billion in 2022-2023 and $1.9 billion in 2023-2024.

8 See page J.11 of the section "The Québec Government's Debt" for more details on the net liability for retirement plans and the value of the RPSF as at March 31, 2021.

_____________________________________

I.14	Update on Québec's Economic and Financial Situation

  Other adjustments

The fall 2021 update presents adjustments to the financial impact of the change in the application of the accounting standard respecting transfer payments. The financial impacts of the standard now account for the integration of the 2021-2031 Quebec Infrastructure Plan (QIP).

— This change results in a decrease in the cost of applying the standard of $382 million in 2021-2022, followed by an increase of $481 million in 2022-2023 and $801 million in 2023-2024.

Lastly, the balance of the stabilization reserve reduces the budgetary deficit by $1.2 billion in 2021-2022. The stabilization reserve will be fully utilized in 2021-2022, resulting in a zero balance of the reserve as of March 31, 2022.

Québec's Financial Situation	I.15

Application of the accounting standard respecting transfer payments

In Budget 2021-2022, the government complied with the Auditor General of Québec's recommendation regarding the application of the accounting standard respecting transfer payments. This standard covers accounting rules for the funding of public infrastructures owned by third parties-for example, when the Québec government subsidizes municipal construction projects, cultural and heritage infrastructures, public transit, local road networks and chartered universities.

Thus, for the funding of public infrastructures owned by third parties, it now records an expenditure in the fiscal year when the transfer is authorized and when the recipient meets the eligibility criteria, rather than at the rate of repayment of the debt incurred by the recipients for the infrastructure acquisition.

It should be noted that the costs included in Budget 2021-2022 were not new expenditures, but expenditures which, under the previous practice, would have been included in the financial framework over a much longer period.

The change in accounting practice led to an increase in the net debt and the debt representing accumulated deficits of $13.0 billion as at March 31, 2021. This amount corresponds to subsidies that must be paid for infrastructure projects that had been completed or were in progress as of that date. Close to 90% of the $13.0 billion increase in the debt is attributable to years prior to 2018-2019.

Thanks to this change, the independent auditor's report in Public Accounts 2020-2021 no longer states any reservations regarding these subsidies, and Québec's net debt and debt representing accumulated deficits as a proportion of GDP can now be adequately compared with those of other provinces.

Costs related to the change in the application of the accounting standard respecting transfer payments have been updated based on the 2021-2031 Québec Infrastructure Plan (QIP). The assessment included in the March budget was based on the 2020-2030 QIP.

Illustration of the change in the application of the accounting standard

As an illustration, take the case of a commitment by the government to provide $20 million to fund part of the construction of a municipal building. In this example, suppose that work will begin in April 2023 and finish in March 2027, and that the completion rate will be constant over the four years.

— Using the formerly recommended budgetary practice, the government's contribution would have taken the form of a repayment of principal of a loan to be contracted by the municipality over a 20-year period. The government would thus have provided for an expenditure of $1 million per year from 2026-2027 to 2045-2046, which would have been voted annually by the National Assembly.

— With the change in the application of the accounting standard, the annual expenditure would be $5 million from 2023-2024 to 2026-2027, which would be voted by National Assembly for each of the four fiscal years.

In both cases, the government's expenditure totals $20 million.

Note: The appendix to Section I of Budget 2021-2022, "The Québec Government's Debt" details the impact of this change in application.

I.16	Update on Québec's Economic and Financial Situation

1.2 Detailed adjustments in 2021-2022

The fall 2021 update outlines the detailed adjustments to revenue and expenditure for 2021-2022 since March 2021.

The economic and budgetary situation leads to a $9.0-billion positive adjustment in the budgetary balance in 2021-2022. This adjustment is mainly due to:

— a $5.9-billion increase in own-source revenue related to the upward adjustment of the nominal GDP from 6.0% to 10.8% in 2021-2022;

— a $2.6-billion increase in federal transfers resulting from a one-time transfer to support the health care system and vaccination, and from the conclusion of an Asymmetrical Childcare Agreement;

— a $390-million decrease in portfolio expenditure due to a more gradual recovery in government activities than anticipated;

— a $267-million decrease in the cost of previously announced support measures implemented to fight COVID-19.

Initiatives and other components of the financial framework, excluding the use of the stabilization reserve, lead to downward adjustments of $3.6 billion for the same year. These adjustments are due to:

— an increase in portfolio expenditures, amounting to:

— $1.6 billion to implement new budget initiatives, including implementation of the extraordinary cost of living allowance and enhancements to tax credits for senior assistance and childcare expenses,

— $3.6 billion for the deployment of additional support and recovery measures implemented to fight COVID-19;

— a $382-million decrease in the impact of the change in the application of the accounting standard respecting transfer payments;

— elimination of the provision for economic risks and other support and recovery measures, leading to an upward adjustment of $1.3 billion.

These adjustments total $5.4 billion and bring the budgetary balance to a deficit of $6.8 billion in 2021-2022.

— If the use of the $1.2-billion stabilization reserve is included, the budgetary deficit is reduced to $5.6 billion.

Québec's Financial Situation	I.17

TABLE I.5

Adjustments to the 2021-2022 financial framework since March 2021
(millions of dollars)

	2021-2022
	March 2021	Adjustments			November 2021
		Economic and budgetary situation	Initiatives and other adjustments	Total
Own-source revenue
Tax revenue	75 168	4 792	—	4 792	79 960
Other revenue	15 842	317	—	317	16 159
Subtotal	91 010	5 109	—	5 109	96 119
Revenue from government enterprises	4 658	831	—	831	5 489
Total own-source revenue	95 668	5 940	—	5 940	101 608
Federal transfers	26 899	2 565	—	2 565	29 464
Revenue	122 567	8 505	—	8 505	131 072
Portfolio expenditures	-116 858	390	-1 638	-1 248	-118 106
Debt service	-8 613	48	—	48	-8 565
Expenditure	-125 471	438	-1 638	-1 200	-126 671
COVID-19 support and recovery measures	-4 284	267	-3 593	-3 326	-7 610
Change in the application of the accounting standard respecting transfer payments	-732	—	382	382	-350
Provision for economic risks and other support and recovery measures	-1 250	—	1 250	1 250	—
SURPLUS (DEFICIT)	-9 170	9 210	-3 599	5 611	-3 559
Deposits of dedicated revenues in the Generations Fund	-3 080	-208	—	-208	-3 288
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-12 250	9 002	-3 599	5 403	-6 847
Use of the stabilization reserve	—	—	1 221	1 221	1 221
BUDGETARY BALANCE(1)	-12 250	9 002	-2 378	6 624	-5 626

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

I.18	Update on Québec's Economic and Financial Situation

❏ Own-source revenue excluding revenue
from government enterprises

For 2021-2022, own-source revenue excluding revenue from government enterprises shows a downward adjustment of $5.1 billion compared to the March 2021 forecast and totals $96.1 billion.

— Tax revenue is adjusted upward by $4.8 billion.

— Other revenue is adjusted upward by $317 million.

TABLE I.6

Adjustments to own-source revenue excluding revenue from government enterprises
(millions of dollars)

2021-2022
OWN-SOURCE REVENUE(1) - MARCH 2021	91 010
Tax revenue
Personal income tax	1 711
Contributions for health services	393
Corporate taxes	1 764
School property tax	-26
Consumption taxes	950
Subtotal	4 792
Other revenue
Duties and permits	325
Miscellaneous revenue	-8
Subtotal	317
Total adjustments	5 109
OWN-SOURCE REVENUE(1) - NOVEMBER 2021	96 119

(1) Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	I.19

  Tax revenue

For 2021-2022, revenue from personal income tax is adjusted upward by $1.7 billion compared to the March 2021 forecast, while health services contributions are adjusted upward by $393 million.

— This increase is explained by the upward adjustment of wages and salaries by 2.2 percentage points in 2021, with growth rising from 6.0% to 8.2%, and 3.5 percentage points in 2022, with growth rising from 3.5% to 7.0%.

In 2021-2022, revenue from corporate taxes is adjusted upward by $1.8 billion compared to the March 2021 forecast.

— This increase comes mainly from the upward adjustment of net operating surplus of corporations by 19.8 percentage points in 2020, with the variation rising from −5.3% to 14.5%, and 17.8 percentage points in 2021, with growth rising from 2.2% to 20.0%.

Revenue from the school property tax is adjusted downward by $26 million in 2021-2022.

— This adjustment is primarily due to a decrease in projected student growth, which results in a downward adjustment of the growth in the cost of services funded by this tax.

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted upward by $950 million in 2021-2022.

— This increase is mainly due to the upward adjustment of household consumption9  by 0.6 percentage points in 2021, with growth rising from 8.3% to 8.9%, and residential investment by 17.8 percentage points in 2021, with growth rising from 10.6% to 28.4%.

  Other revenue

Revenue from duties and permits is adjusted upward by $325 million in 2021-2022.

— This adjustment is specifically due to the increase in mining revenues resulting from sustained market prices for metals since 202010  and higher timber royalties.

Miscellaneous revenue is adjusted downward by $8 million in 2021-2022.

9 Household consumption excluding food expenditures and shelter.

10 Mining revenues are deposited in the Generations Fund.

_____________________________________

I.20	Update on Québec's Economic and Financial Situation

A favourable adjustment of own-source revenue[1] in Québec and in the other provinces

The upward adjustment of $5.1 billion in own-source revenue excluding revenue from government enterprises in 2021-2022 is mainly due to the recurrence of favourable results seen in 2020-2021 and the improved economic outlook.

In 2020-2021, own-source revenue excluding revenue from government enterprises is adjusted by $1.3 billion compared to what was forecast in Budget 2021-2022, which represents a 1.6% increase in revenue.

The difference is mainly from tax revenue, particularly consumption and corporate taxes. It is predominantly explained by:

— economic activity that was higher than expected, influencing upward trends in household consumption,[2] residential investment and net operating surplus of corporations;

— government assistance provided to individuals and businesses.

Like the Québec government, all governments have seen upward adjustments of their revenue.

— Ontario and Alberta stand out as a result of their vigorous economic recovery, generating an upward adjustment of more than 10% in revenue from the forecast in Budget 2021-2022.

— British Columbia (1.7%), Québec (1.6%), the federal government (1.1%) and New Brunswick (0.8%) have the smallest favourable adjustments in proportion to their revenue.

Adjustments to own-source revenue in Canada since Budget 2021-2022 for 2020-2021
(percentage of revenue)
Sources: Provincial and federal budgets, provincial public accounts, the federal government's Fiscal Monitor - March 2021, and Ministère des Finances du Québec calculations.

1 Own-source revenue excluding revenue from government enterprises. 2 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	I.21

❏ Revenue from government enterprises

For 2021-2022, revenue from government enterprises is adjusted upward by $831 million to $5.5 billion.

This increase is primarily due to improved results from:

— Hydro-Québec, mainly as result of the increase in the value of net exports and rising demand for electricity in Québec;

— Investissement Québec, which is essentially due to good performance in its equity and venture-capital portfolios and to returns on its investment funds.

TABLE I.7

Adjustments to revenue from government enterprises
(millions of dollars)

2021-2022
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2021	4 658
Hydro-Québec	425
Loto-Québec	27
Société des alcools du Québec	23
Investissement Québec	356
Société québécoise du cannabis(1)	—
Other(2)	—
Total adjustments	831
REVENUE FROM GOVERNMENT ENTERPRISES - NOVEMBER 2021	5 489

(1) Revenue allocated to the Cannabis Sales Revenue Fund.

(2) Other government enterprises include Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole and Société du parc industriel et portuaire de Bécancour.

I.22	Update on Québec's Economic and Financial Situation

❏ Federal transfers

In 2021-2022, revenue from federal transfers amounts to $29.5 billion.

— This represents an upward adjustment of $2.6 billion compared to Budget 2021-2022.

This upward adjustment is primarily due to:

— a one-time payment of $1.1 billion to Québec to support the health care system and vaccination;

— an unconditional Asymmetrical Childcare Agreement of $6.0 billion over five years, including $660 million in 2021-2022.

It is also explained by the vaccines received, by changes made to the Canada Student Loans Program, for which Québec has the right to opt out with full compensation, and by the agreement on the Rapid Housing Initiative signed in August 2021.

TABLE I.8

Adjustments to revenue from federal transfers
(millions of dollars)

2021-2022
FEDERAL TRANSFERS - MARCH 2021	26 899
Equalization	-
Health transfers	1 113
Transfers for post-secondary education and other social programs	−8
Other programs, including:	1 460
- The Asymmetrical Childcare Agreement	660
Total adjustments	2 565
FEDERAL TRANSFERS - NOVEMBER 2021	29 464

Québec's Financial Situation	I.23

❏ Portfolio expenditures

For the year 2021-2022, portfolio expenditures, before taking into account COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments, are $118.1 billion, which is an upward adjustment of $1.2 billion from the March 2021 forecast.

The adjustment is primarily due to:

— new initiatives in the fall 2021 update that are not COVID-19 support and recovery measures: $946 million for coping with the cost of living, $248 million for taking action to deal with the labour shortage and to stimulate economic growth, and $444 million to support families and help communities;

— a more gradual recovery in government activities than anticipated, resulting in a $390-million downward adjustment in spending.

With the addition of the COVID-19 support and recovery measures of $7.6 billion and the effect of the change in the application of the accounting standard respecting transfer payments amounting to $350 million, portfolio expenditures will reach $126.1 billion.

TABLE I.9

Adjustments to portfolio expenditures
(millions of dollars)

2021-2022
PORTFOLIO EXPENDITURES - MARCH 2021	116 858
Coping with the cost of living	946
Taking action to deal with the labour shortage and stimulate economic growth	248
Supporting families and helping communities	444
More-gradual-than-expected resumption of government activities	-390
Total adjustments	1 248
PORTFOLIO EXPENDITURES - BEFORE COVID-19 SUPPORT AND RECOVERY MEASURES AND THE CHANGE IN THE APPLICATION OF THE ACCOUNTING STANDARD RESPECTING TRANSFER PAYMENTS	118 106
COVID-19 support and recovery measures(1)	7 610
Change in the application of the accounting standard respecting transfer payments(1)	350
PORTFOLIO EXPENDITURES - NOVEMBER 2021	126 066

Note: Totals may not add due to rounding.

(1) The entire forecast expenditure for 2021-2022.

I.24	Update on Québec's Economic and Financial Situation

❏ Debt service

For 2021-2022, debt service is adjusted downward by $48 million to $8.6 billion.

— The downward adjustment is primarily due to higher Retirement Plans Sinking Fund (RPSF) investment income recorded in 2020-2021. RPSF income11  is deducted from debt service.

— The improved budgetary situation results in a downward adjustment of debt service primarily as of 2022-2023.

TABLE I.10

Adjustments to debt service
(millions of dollars)

2021-2022
DEBT SERVICE - MARCH 2021	8 613
Interest on the direct debt(1)	6
Interest on the liability for retirement plans and other employee future benefits(2)	-54
Total adjustments	-48
DEBT SERVICE - NOVEMBER 2021	8 565

(1) Interest on the direct debt includes income from the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(2) This interest corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

11 See page J.11 of the section "The Québec Government's Debt" for more details on the net liability for retirement plans and the value of the RPSF as at March 31, 2021.

_____________________________________

Québec's Financial Situation	I.25

1.3 Budgetary outlook

The multi-year economic and budgetary developments are more favourable than projected in Budget 2021-2022. The improvements recorded in the fall 2021 update allow the government to:

— present a favourable outlook and a solid financial framework;

— protect Quebecers against the effects of inflation and deploy new measures to continue the economic recovery;

— ensure stable, predictable funding for the government's main priorities;

— adjust the structural deficit downward.

❏ Actions for Québec and stable funding of public services

The new initiatives totalling $5.2 billion in 2021-2022 and $2.2 billion on average for the two subsequent years are essentially aimed at:

— coping with the cost of living;

— taking action to deal with the labour shortage and stimulate economic growth;

— supporting families and helping communities;

— continuing efforts to strengthen the health care system.

The financial framework also provides for stable, predictable funding for the government's key priorities:

— the growth in Santé et Services sociaux portfolio expenditures will reach 6.0% in 2022-2023 and 5.0% thereafter;

— expenditure growth will reach 3.5% for the Éducation portfolio and 9.0% for the Enseignement supérieur portfolio in 2022-2023. Thereafter, it will be 3.5% for both portfolios.

I.26	Update on Québec's Economic and Financial Situation

❏ Returning to a balanced budget

The restoration of sound public finances is a priority and the return to a balanced budget by 2027-2028 is still projected. However, the more sustained growth of economic activity allows for an upward adjustment of the budgetary balances announced in Budget 2021-2022.

Thus, the structural deficit is reduced to $4.0 billion as of 2023-2024.

— Budgetary balance within the meaning of public accounts, i.e. excluding deposits in the Generations Fund, is projected to be achieved in 2024-2025.

In Budget 2021-2022, the government announced that the impacts of the Balanced Budget Act would be suspended to enable the government to gradually reduce the deficit without affecting sustainable recovery of economic growth.

The improvement in the budgetary and health situations enables the government to remain focused on the orientations to ensure sound management of public finances based on the following principles:

— the government's commitment not to increase the tax burden;

— spending growth tied to revenue growth;

— the acceleration of economic growth;

— an increased federal contribution to health care expenditures.

Lastly, the return to a balanced budget will not be achieved at the expense of public services.

CHART I.1 Change in the budgetary balance
(billions of dollars)

Note: Budgetary balance before use of the stabilization reserve.

Québec's Financial Situation	I.27

❏ The stabilization reserve

Under the Balanced Budget Act, a recorded surplus, that is, a budgetary balance that is greater than zero, must be allocated to the stabilization reserve.

— As at March 31, 2020, the stabilization reserve stood at $12.0 billion. It will be used partly in 2020-2021, to achieve budgetary balance, then fully in 2021-2022, to reduce the budgetary deficit within the meaning of the Balanced Budget Act.

TABLE I.11

Stabilization reserve
(millions of dollars)

Fiscal year	Balance, beginning of year	Allocations	Uses	Balance, end of year
2015-2016	—	2 191	—	2 191
2016-2017	2 191	2 361	—	4 552
2017-2018	4 552	2 622	—	7 174
2018-2019	7 174	4 803	—	11 977
2019-2020	11 977	4	—	11 981
2020-2021	11 981	—	-10 760	1 221
2021-2022	1 221	—	-1 221	—

The stabilization reserve

The stabilization reserve facilitates the government's multi-year budget planning, for it can be used in the event of a budgetary balance of less than zero. It thus helps to keep the budget balanced under the Balanced Budget Act.

The reserve acts like a counter made up of surpluses achieved, but it does not consist of surplus cash because the surpluses freed up are used to reduce the debt. In other words, the stabilization reserve is not money in the bank.

Within the meaning of the Act, the government is using the stabilization reserve in 2020-2021 to balance the budget and in 2021-2022 to reduce the deficit.

I.28	Update on Québec's Economic and Financial Situation

2. REVENUE AND EXPENDITURE FORECASTS

The fall 2021 Update on Québec's Economic and Financial Situation presents the detailed change in revenue and expenditure, that is, the three-year budgetary outlook from 2021-2022 to 2023-2024.

TABLE I.12

Changes in revenue and expenditure
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	96 119	99 290	102 434
% change	10.0	3.3	3.2	5.4
Revenue from government enterprises	5 489	5 564	5 811
% change	22.2	1.4	4.4	9.0
Federal transfers	29 464	28 517	29 898
% change	-4.1	-3.2	4.8	-0.9
Total revenue	131 072	133 371	138 143
% change	6.9	1.8	3.6	4.1
Expenditure
Portfolio expenditures	-118 106	-123 363	-127 185
% change	11.8	4.5	3.1	6.4
Debt service	-8 565	-8 846	-8 743
% change	11.4	3.3	-1.2	4.4
Total expenditure	-126 671	-132 209	-135 928
% change	11.7	4.4	2.8	6.2
COVID-19 support and recovery measures	-7 610	-978	-94
Change in the application of the accounting standard respecting transfer payments	-350	-1 230	-1 265
Provision for economic risks and other support and recovery measures	—	-1 250	-1 000
SURPLUS (DEFICIT)	-3 559	-2 296	-144
Deposits of dedicated revenues in the Generations Fund	-3 288	-3 251	-3 899
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-6 847	-5 547	-4 043
Use of the stabilization reserve	1 221	—	—
BUDGETARY BALANCE(2)	-5 626	-5 547	-4 043

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	I.29

2.1 Change in revenue

Government revenue encompasses own-source revenue, including revenue from government enterprises, as well as federal transfers.

Government revenue totals $131.1 billion in 2021-2022: $101.6 billion in own-source revenue and $29.5 billion from federal transfers.

Government revenue will stand at $133.4 billion in 2022-2023 and $138.1 billion in 2023-2024, representing growth of 1.8% and 3.6% respectively.

TABLE I.13

Change in revenue
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)

Own-source revenue

Own-source revenue excluding revenue from government enterprises	96 119	99 290	102 434

% change	10.0	3.3	3.2	5.4

Revenue from government enterprises	5 489	5 564	5 811

% change	22.2	1.4	4.4	9.0

Subtotal	101 608	104 854	108 245

% change	10.6	3.2	3.2	5.6

Federal transfers	29 464	28 517	29 898

% change	-4.1	-3.2	4.8	-0.9

TOTAL	131 072	133 371	138 143

% change	6.9	1.8	3.6	4.1

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

I.30	Update on Québec's Economic and Financial Situation

2.1.1 Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. Changes in own-source revenue are generally tied to economic activity in Québec and to changes in the tax system.

Own-source revenue also includes revenue from other sources, namely duties and permits, in particular revenue from the carbon market, and miscellaneous revenue such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Own-source revenue amounts to $96.1 billion in 2021-2022, an increase of 10.0%. It will stand at $99.3 billion in 2022-2023 and $102.4 billion in 2023-2024, representing growth of 3.3% and 3.2% respectively.

TABLE I.14

Change in own-source revenue excluding revenue from government enterprises - Summary
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)

Tax revenue	79 960	82 863	85 209

% change	9.7	3.6	2.8	5.3

Other revenue	16 159	16 427	17 225

% change	11.5	1.7	4.9	5.9

TOTAL	96 119	99 290	102 434

% change	10.0	3.3	3.2	5.4

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

Québec's Financial Situation	I.31

❏ Tax revenue

Personal income tax, the government's largest revenue source, totals $37.6 billion in 2021-2022, up 7.5% compared to 2020-2021. It will reach $38.7 billion in 2022-2023 and $40.2 billion in 2023-2024, representing growth of 2.9% and 3.8% respectively.

— This growth results in particular from the increase in household income, including wages and salaries, which will increase by 8.2% in 2021, by 7.0% in 2022 and by 2.1% in 2023.

— It also takes into account all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system.

Contributions for health services stand at $7.2 billion in 2021-2022, which will then increase to $7.4 billion in 2022-2023 and $7.5 billion in 2023-2024, or a growth of 12.4%, 3.0% and 1.5% respectively.

— These changes reflect the expected growth of wages and salaries, which is 8.2% in 2021, 7.0% in 2022 and 2.1% in 2023.

Revenue from corporate taxes will reach $9.8 billion in 2021-2022, an increase of 9.2%. It will stand at $9.7 billion in 2022-2023 and 2023-2024, representing a decrease of 0.5% and 0.8% respectively.

— These changes are influenced by the projected variation of net operating surplus of corporations, established at 20.0% in 2021, −4.2% in 2022 and −1.5% in 2023.

— It also reflects the measures implemented in recent years to ease the tax burden, in particular the reduction of the tax rate for SMBs announced in Budget 2021-2022 and depreciation measure aimed at incentivizing businesses to invest more, announced in the December 2018 Update on Québec's Economic and Financial Situation.

Revenue from the school property tax stands at $1.1 billion in 2021-2022, down 6.0% compared to 2020-2021. It will stand at $1.1 billion in 2022-2023 and $1.2 billion in 2023-2024, or increases of 5.6% and 6.7% respectively.

— The decrease in revenue in 2021-2022 is due to the impact of the tax rate reduction resulting from the implementation of a single school tax rate on July 1, 2020.

— The change also takes into account the increase in the number of students and the anticipated increase in the cost of services funded by the school property tax.

I.32	Update on Québec's Economic and Financial Situation

Revenue from consumption taxes totals $24.3 billion in 2021-2022, up 13.6% compared to 2020-2021. It will stand at $25.9 billion in 2022-2023 and $26.6 billion in 2023-2024, or a growth of 6.5% and 2.9% respectively.

— These changes primarily reflect projected growth in household consumption12  of 8.9% in 2021, 10.1% in 2022 and 4.3% in 2023.

— They also reflect the projected change in residential investment of 28.4% in 2021, −4.1% in 2022 and 0.2% in 2023.

TABLE I.15

Change in own-source revenue excluding revenue from government enterprises
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Tax revenue
Personal income tax	37 632	38 721	40 192
% change	7.5	2.9	3.8	4.7
Contributions for health services	7 189	7 405	7 518
% change	12.4	3.0	1.5	5.5
Corporate taxes	9 777	9 728	9 652
% change	9.2	-0.5	-0.8	2.5
School property tax	1 087	1 148	1 225
% change	-6.0	5.6	6.7	2.0
Consumption taxes	24 275	25 861	26 622
% change	13.6	6.5	2.9	7.6
Subtotal	79 960	82 863	85 209
% change	9.7	3.6	2.8	5.3
Other revenue
Duties and permits	5 178	4 821	4 924
% change	12.2	-6.9(2)	2.1	2.2
Miscellaneous revenue	10 981	11 606	12 301
% change	11.1	5.7	6.0	7.6
Subtotal	16 159	16 427	17 225
% change	11.5	1.7	4.9	5.9
TOTAL	96 119	99 290	102 434
% change	10.0	3.3	3.2	5.4

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) The 6.9% decrease in revenue from duties and permits in 2022-2023 is explained by the decrease in revenue from natural resources and by the non-recurrence of revenue associated with the 2021-2022 resale of greenhouse gas (GHG) emissions allowances that had remained unsold at auctions in May and August 2020.

12 Household consumption excluding food expenditures and shelter.

_____________________________________

Québec's Financial Situation	I.33

❏ Other revenue

Revenue from duties and permits amounts to $5.2 billion in 2021-2022, an increase of 12.2% compared to 2020-2021. It will total $4.8 billion in 2022-2023 and $4.9 billion 2023-2024, or changes of −6.9% and 2.1% respectively.

— The 12.2% growth in revenue from duties and permits in 2021-2022 is explained primarily by an increase in revenues from the auction sale of greenhouse gas (GHG) emissions allowances, when units left unsold in the auctions in May and August 2020 were put back up for sale. The non-recurrence of these amounts contributes to the 6.9% decrease in revenue from duties and permits in 2022-2023.

Miscellaneous revenue stands at $11.0 billion in 2021-2022, an increase of 11.1% compared to 2020-2021. It will reach $11.6 billion in 2022-2023 and $12.3 billion in 2023-2024, representing increases of 5.7% and 6.0% respectively.

— This growth stems mainly from the anticipated revenue of special funds, non-budget-funded bodies and bodies in the health and social services and education networks.

— The upward change in the revenue of the education networks is influenced, in part, by revenue from tuition fees, the change in clienteles and user revenue.

I.34	Update on Québec's Economic and Financial Situation

2.1.2 Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. Revenue from government enterprises corresponds in large part to the net earnings of these enterprises.

Revenue from government enterprises amounts to $5.5 billion in 2021-2022, an increase of 22.2%, $5.6 billion in 2022-2023, an increase of 1.4%, and $5.8 billion in 2023-2024, an increase of 4.4%.

The 22.2% growth in 2021-2022 stems principally from the increase in the anticipated results of:

— Hydro-Québec, due to the increase in electricity sales in Québec and in the value of its net electricity exports;

— Loto-Québec, due to the gradual reopening of its facilities with the application of the required physical distancing measures.

The 1.4% growth in 2022-2023 is mainly due to the increase in the anticipated results of Loto-Québec attributable to its gradual return to full operational capacity.

— This increase is partly offset by the non-recurrence of Investissement Québec's exceptional revenue in 2021-2022.

The 4.4% growth in 2023-2024 stems principally from the increase in the anticipated results of Hydro-Québec due to the increase in electricity sales in Québec and in the value of its net electricity exports.

TABLE I.16

Change in revenue from government enterprises
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Hydro-Québec	2 550	2 500	2 675
Loto-Québec	1 088	1 474	1 494
Société des alcools du Québec	1 305	1 323	1 366
Investissement Québec	448	154	158
Société québécoise du cannabis(2)	88	105	110
Other(3)	10	8	8
TOTAL	5 489	5 564	5 811
% change	22.2	1.4	4.4	9.0

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) Revenue allocated to the Cannabis Sales Revenue Fund.

(3) The other government enterprises are Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole and Société du parc industriel et portuaire de Bécancour.

Québec's Financial Situation	I.35

2.1.3 Federal transfers

Revenues from federal transfers correspond to revenues from the federal government paid to Québec pursuant to the Federal-Provincial Fiscal Arrangements Act, to which is added revenue from other programs under bilateral agreements.

They include mainly equalization and revenue from the Canada Health Transfer (CHT)13  and the Canada Social Transfer (CST).

Revenues from federal transfers decrease by 4.1% in 2021-2022 due to the one-time payment, the previous year, of amounts stemming from agreements concluded with the federal government in the context of the pandemic. They will decline by 3.2% in 2022-2023 for the same reason.

Revenues from federal transfers will increase by 4.8% in 2023-2024, because the CHT envelope and the equalization envelope will grow in proportion to the increase in Canada's nominal GDP.14

TABLE I.17

Change in federal transfers
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Equalization	13 119	12 921	13 474
% change	-1.0	-1.5	4.3	0.6
Health transfers	8 138	7 169	7 767
% change	19.7	-11.9	8.3	4.5
Transfers for post-secondary education and other social programs	1 624	1 618	1 670
% change	2.1	-0.4	3.2	1.6
Other programs	6 583	6 809	6 987
% change	-27.4	3.4	2.6	-8.3
TOTAL	29 464	28 517	29 898
% change	-4.1	-3.2	4.8	-0.9

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

13 Québec is asking the federal government for an increase in the CHT to 35% of the provinces' and territories' health spending. No revenue associated with this request has been included in the financial framework.

14 In 2023-2024, the increase in the CHT envelope and the equalization envelope is based on the average annual growth in Canadian nominal GDP for 2021 (1/3), 2022 (1/3) and 2023 (1/3).

_____________________________________

I.36	Update on Québec's Economic and Financial Situation

Ongoing decline in Québec's share of the equalization envelope

Québec's share of the equalization envelope has been declining since 2020-2021. This trend will continue in the years ahead because of the expected improvement in Québec's economic situation in comparison with the rest of Canada.

It is anticipated that Québec's share in the equalization envelope, which was 66.2% in 2019-2020, will decline to 54.4% in 2025-2026.

Anticipated change in Québec's share of the equalization envelope
(per cent)

Note: A smoothing mechanism with lag is applied to determine equalization payments. For example, the equalization payments for the provinces for 2021-2022 are based on data for the years 2017-2018 (25%), 2018-2019 (25%) and 2019-2020 (50%).

Sources: Department of Finance Canada and Ministère des Finances du Québec.

Québec's Financial Situation	I.37

❏ Québec is the equalization-payment recipient that receives the lowest per-capita equalization amount

The provinces do not all have the same fiscal capacity, that is, they do not all have the same capacity to generate revenue.

Provinces whose fiscal capacity, in dollars per capita, is below the average of the 10 provinces receive equalization payments. They therefore have, after equalization, a fiscal capacity equivalent to the average of the 10 provinces to provide public services.15

In 2021-2022, five provinces will receive equalization payments: Manitoba, Québec, New Brunswick, Nova Scotia and Prince Edward Island. Québec is the recipient that receives the least equalization per capita ($1 559 per capita).

CHART I.2 Equalization payments of the provinces - 2021-2022
(dollars per capita)

Source: Department of Finance Canada.

15 The provinces' fiscal capacity is assessed using five tax bases (personal income tax, corporate income tax, consumption taxes, property taxes and natural resources).

_____________________________________

I.38	Update on Québec's Economic and Financial Situation

2.2 Change in expenditure

Expenditure consists of portfolio expenditures, which are tied to the delivery of public services, and debt service.

Expenditure16  totals $126.7 billion in 2021-2022, or $118.1 billion in portfolio expenditures and $8.6 billion in debt service.

— It will stand at $132.2 billion in 2022-2023 and $135.9 billion in 2023-2024.

Expenditure will increase by 11.7% in 2021-2022, by 4.4% in 2022-2023 and by 2.8% in 2023-2024.

— The 11.7% growth in 2021-2022 is explained by the 11.8% increase in portfolio expenditures resulting from the particularly high base effect17  for the Enseignement supérieur portfolio and the other portfolios, because of the decreases in spending posted in 2020-2021.

— It is also due to the 11.4% increase in debt service, mainly attributable to the increase in the debt and the rise in interest rates.

From 2021-2022 to 2023-2024, the average annual growth in expenditure will stand at 6.2%.

TABLE I.18

Change in expenditure
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Portfolio expenditures	118 106	123 363	127 185
% change	11.8	4.5	3.1	6.4
Debt service	8 565	8 846	8 743
% change	11.4	3.3	-1.2	4.4
TOTAL(2)	126 671	132 209	135 928
% change	11.7	4.4	2.8	6.2

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) COVID-19 support and recovery measures are not included in the total expenditures. Portfolio expenditures before and after taking into account COVID-19 support and recovery measures are presented on pages I.41 and I.43.

16 COVID-19 support and recovery measures are not included in the total expenditure. Portfolio expenditures before and after taking into account COVID-19 support and recovery measures are presented on pages I.41 and I.43.

17 The base effect is the result of the decrease in expenditures incurred in 2020-2021, combined with the maintenance of the expenditure forecast from the last budget for 2021-2022 (see box on next page).

_____________________________________

Québec's Financial Situation	I.39

Increase in portfolio expenditures in 2021-2022[1] higher than projected in Budget 2021-2022

In Budget 2021-2022, it was anticipated that portfolio expenditures would reach $116.9 billion in 2021-2022, an increase of 5.4%.

Since Budget 2021-2022, projected portfolio expenditures for 2020-2021 and 2021-2022 have been revised.

— For 2020-2021, portfolio expenditures of less than $5.2 billion were recorded.

▪ This adjustment is due primarily to the slowdown in certain regular government activities stemming from the pandemic, the deferral of infrastructure projects and the decrease in the allowance for doubtful accounts.

— Anticipated portfolio expenditures for 2021-2022 were adjusted upward by $1.2 billion, due to:

▪ new initiatives in the fall 2021 update totalling $1.6 billion;

▪ a more gradual recovery in government activities than anticipated, resulting in a $390 million downward adjustment in spending.

It is now expected that portfolio expenditures will amount to $118.1 billion in 2021-2022, an increase of 11.8%.

— Had it not been for the lower recorded level of portfolio expenditures in 2020-2021, growth in anticipated spending for 2021-2022 would have been 6.6%.

Portfolio expenditures
(millions of dollars)

March 2021
Adjustment
November 2021
2020-2021
110 821
−5 157
105 664
2021-2022
116 858
1 248
118 106
% change
5.4

11.8

Note: The data exclude COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments.

1 The data exclude COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments.

I.40	Update on Québec's Economic and Financial Situation

2.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The array of entities for which a minister is responsible constitutes a portfolio.

Before taking into account COVID-19 support and recovery measures and the change in the application of the accounting standard respecting transfer payments, portfolio expenditures will stand at $118.1 billion in 2021-2022, $123.4 billion in 2022-2023 and $127.2 billion in 2023-2024.

— From 2021-2022 to 2023-2024, the annual growth of portfolio expenditures will reach 6.4% on average.

COVID-19 support and recovery measures will amount to $7.6 billion in 2021-2022, $1.0 billion in 2022-2023 and $0.1 billion in 2023-2024.

TABLE I.19

Change in expenditure by departmental portfolio
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Santé et Services sociaux	50 086	53 089	55 720
% change	8.0	6.0	5.0	6.3
Éducation	17 926	18 560	19 202
% change	7.6	3.5	3.5	4.8
Enseignement supérieur(2)	9 234	10 064	10 416
% change	15.1	9.0	3.5	9.1
Other portfolios(3)	40 861	41 650	41 847
% change	18.1	1.9	0.5	6.6
Subtotal - Before COVID-19 support and recovery measures	118 106	123 363	127 185
% change	11.8	4.5	3.1	6.4
COVID-19 support and recovery measures	7 610	978	94
Change in the application of the accounting standard respecting transfer payments	350	1 230	1 265
TOTAL	126 066	125 571	128 544
% change	5.8	-0.4	2.4	2.6

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) The growth in 2021-2022 is due to the resumption of certain activities in educational establishments that were limited or cancelled in 2020-2021, to an increase in infrastructure projects in 2021-2022, and to investments in Budget 2021-2022. In 2022-2023, it stems mainly from new scholarships.

(3) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

Québec's Financial Situation	I.41

COVID-19 support and recovery measures

Even though the majority of support and recovery measures in response to the public health crisis were implemented in 2020-2021, the government will continue to support Quebecers and the economy over the coming years. The government intends to lift the public health emergency after the vaccination of children between the ages of 5 and 11.

Support and recovery measures amount to $7.6 billion in 2021-2022, $1.0 billion in 2022-2023 and $0.1 billion in 2023-2024.

COVID-19 support and recovery measures
(millions of dollars)

2021-
2022

2022-
2023

2023-
2024

2024-
2025

Total

    Santé et Services sociaux

    Overcoming the pandemic

6 004

550

—

—

6 554

    Subtotal

6 004

550

—

—

6 554

    Éducation

    Supporting educational success

110

60

—

—

170

    Helping Quebecers get back into the labour market

65

-

—

—

65

    Supporting volunteering

10

-

—

—

10

    Subtotal

185

60

—

—

245

    Enseignement supérieur

    Alleviating the financial burden of students
during the pandemic

155

—

—

—

155

    Enhancing student financial assistance
and improving student support services

50

—

—

—

50

    Helping Quebecers get back
into the labour market

26

—

—

—

26

    Subtotal

230

—

—

—

230

    Other portfolios

    Supporting Quebecers

46

8

—

—

54

    Supporting requalification of workers
and their integration into the labour market

217

174

5

—

396

    Driving economic growth

476

85

76

18

654

    Promoting regional economic development

233

75

11

—

319

    Continuing to support businesses
affected by the pandemic

150

—

—

—

150

    Creating wealth through innovation

69

26

2

—

97

    Subtotal

1 191

368

94

18

1 669

    TOTAL

7 610

978

94

18

8 698

Note: Totals may not add due to rounding.

I.42	Update on Québec's Economic and Financial Situation

Portfolio expenditures including support and recovery measures

The pandemic's arrival in Québec called for extraordinary measures to reinforce the health care system, accelerate growth, speed up the transition to the new economy and support Quebecers. 2021-2022 saw a high level of spending due to initiatives put in place to deal with the public health crisis.

With the COVID-19 support and recovery measures included, portfolio expenditures will amount to $125.7 billion in 2021-2022, $124.3 billion in 2022-2023 and $127.3 billion in 2023-2024.

— From 2021-2022 to 2023-2024, the annual growth of portfolio expenditures will reach 2.4% on average.

Change in expenditure by departmental portfolio - After COVID-19 support and recovery measures

(millions of dollars)

	2021-2022		2022-2023	2023-2024	AAGR(1)
Santé et Services sociaux	56 090		53 639	55 720
% change	2.5		-4.4	3.9	0.6	(2)
Éducation	18 110		18 620	19 202
% change	6.9		2.8	3.1	4.3
Enseignement supérieur	9 464		10 064	10 416
% change	14.5	(3)	6.3	3.5	8.0
Other portfolios(4)	42 052		42 018	41 941
% change	8.6		-0.1	-0.2	2.7
Subtotal - Portfolio expenditures after COVID-19 support and recovery measures	125 716		124 341	127 279
% change	5.9		-1.1	2.4	2.4
Change in the application of the accounting standard respecting transfer payments	350		1 230	1 265
TOTAL	126 066		125 571	128 544
% change	5.8		-0.4	2.4	2.6

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) The weak growth is mainly attributable to the decrease in investments to respond to the public health crisis.

(3) The strong growth is mainly due to the resumption of certain activities in higher education establishments that were limited or cancelled in 2020-2021, to an increase in infrastructure projects in 2021-2022, and to investments in Budget 2021-2022 aimed chiefly at easing the financial burden on students in  the context of the pandemic.

(4) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

Québec's Financial Situation	I.43

❏ Santé et Services sociaux

Expenditures of the Santé et Services sociaux portfolio consist primarily of the activities of the health and social services network and programs administered by the Régie de l'assurance maladie du Québec. This portfolio also includes the expenditures of other health-related government bodies such as Héma-Québec.

Before taking into account COVID-19 support and recovery measures, Santé et Services sociaux portfolio expenditures will amount to $50.1 billion in 2021-2022, $53.1 billion in 2022-2023 and $55.7 billion in 2023-2024. This spending represents roughly 42% of total portfolio expenditures.

— The 8.0% growth in spending in 2021-2022 is mainly attributable to the implementation of initiatives aimed at intensifying public home-support services by hiring additional resources, and at reinforcing care and accommodation services by adding beds and spaces while awaiting the opening of seniors' homes.

— Expenditure will increase by 6.0% in 2022-2023 and by 5.0% in 2023-2024.

From 2021-2022 to 2023-2024, annual growth of the Santé et Services sociaux portfolio will average 6.3%.

Support and recovery measures for the Santé et Services sociaux portfolio will total $6.0 billion in 2021-2022 and $550 million in 2022-2023. They consist mainly of measures to overcome the pandemic.

TABLE I.20

Santé et Services sociaux portfolio expenditures
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Regular Santé et Services sociaux portfolio expenditures	50 086	53 089	55 720
% change	8.0	6.0	5.0	6.3
COVID-19 support and recovery measures	6 004	550	-
TOTAL SANTÉ ET SERVICES SOCIAUX PORTFOLIO EXPENDITURES	56 090	53 639	55 720
% change	2.5	-4.4	3.9	0.6

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

I.44	Update on Québec's Economic and Financial Situation

❏ Éducation

Expenditures of the Éducation portfolio are primarily devoted to the activities of preschool, primary and secondary education establishments. This portfolio also includes programs aimed at promoting sports and leisure activities and programs related to the status of women.

Before taking into account COVID-19 support and recovery measures, Éducation portfolio expenditures will amount to $17.9 billion in 2021-2022, $18.6 billion in 2022-2023 and $19.2 billion in 2023-2024. This spending represents roughly 15% of total portfolio expenditures.

— The 7.6% growth in expenditures in 2021-2022 is mainly due to the resumption of certain activities in school service centres that were limited or cancelled in 2020-2021 and to Budget 2021-2022 investments mainly aimed at improving support for the school network.

— In 2022-2023 and 2023-2024, Éducation portfolio spending will remain stable at 3.5%.

From 2021-2022 to 2023-2024, average annual growth of the Éducation portfolio will reach 4.8%.

Support and recovery measures for the Éducation portfolio will total $185 million in 2021-2022 and $60 million in 2022-2023. They consist mainly of measures to boost support for students and personnel in schools and to increase their safety during the public health crisis.

TABLE I.21

Éducation portfolio expenditures
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Regular Éducation portfolio expenditures	17 926	18 560	19 202
% change	7.6	3.5	3.5	4.8
COVID-19 support and recovery measures	185	60	-
TOTAL ÉDUCATION PORTFOLIO EXPENDITURES	18 110	18 620	19 202
% change	6.9	2.8	3.1	4.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

Québec's Financial Situation	I.45

❏ Enseignement supérieur

Expenditures of the Enseignement supérieur portfolio are mainly devoted to the activities of colleges and universities. This portfolio also includes student financial assistance.

Before taking into account COVID-19 support and recovery measures, Enseignement supérieur portfolio expenditure will amount to $9.2 billion in 2021-2022, $10.1 billion in 2022-2023 and $10.4 billion in 2023-2024. This spending represents roughly 8% of total portfolio expenditures.

— The 15.1% growth in expenditures in 2021-2022 is mainly due to the resumption of certain activities in higher education establishments that were limited or cancelled in 2020-2021, to an increase in infrastructure projects in 2021-2022, and to investments in Budget 2021-2022 chiefly aimed at supporting perseverance and graduation rates in higher education.

— The 9.0% growth in expenditures in 2022-2023 essentially results from measures to increase the graduation rate in order to meet the need for workers and from enhancement of the student financial assistance program.

— In 2023-2024, Enseignement supérieur portfolio spending will increase by 3.5%.

From 2021-2022 to 2023-2024, annual growth of the Enseignement supérieur portfolio will average 9.1%.

Support and recovery measures in response to the pandemic for the Enseignement supérieur portfolio will total $230 million in 2021-2022. They mainly consist of measures aimed at alleviating the financial burden of students in the context of the pandemic.

TABLE I.22

Enseignement supérieur portfolio expenditures
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Regular Enseignement supérieur portfolio expenditures	9 234	10 064	10 416
% change	15.1	9.0	3.5	9.1
COVID-19 support and recovery measures	230	—	—
TOTAL ENSEIGNEMENT SUPÉRIEUR PORTFOLIO EXPENDITURES	9 464	10 064	10 416
% change	14.5	6.3	3.5	8.0

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

I.46	Update on Québec's Economic and Financial Situation

❏ Other portfolios

Expenditures of other portfolios include expenditures of all portfolios except Santé et Services sociaux, Éducation, and Enseignement supérieur. They provide financing for the cultural community as well as the transportation and childcare sectors, and support for persons, municipalities and businesses.

Before taking into account COVID-19 support and recovery measures, expenditures of other portfolios will amount to $40.9 billion in 2021-2022, $ 41.7 billion in 2022-2023 and $41.8 billion in 2023-2024. These expenditures represent roughly 35% of total portfolio expenditures, including 1% for the Culture et Communications portfolio.

— The strong growth in expenditures of 18.1% in 2021-2022 is mainly due to:

— a resumption of government activities, which were slowed in 2020-2021;

— the initiatives of the fall 2021 update, particularly the implementation of the extraordinary cost of living allowance and the development of childcare services;

— deployment of the Plan for a Green Economy and the implementation of social housing projects.

— The low growth in 2022-2023 is mainly due to the end of the extraordinary cost of living allowance.

— The low growth in 2023-2024 is mainly due to the end of the second agreement with the federal government on the Rapid Housing Initiative and the end of certain municipal infrastructure projects.

From 2021-2022 to 2023-2024, average annual growth of other portfolios will reach 6.6%.

Support and recovery measures in response to the pandemic for other portfolios will total $1.2 billion in 2021-2022, $368 million in 2022-2023 and $94 million in 2023-2024. They mainly consist of measures aimed at stimulating growth and supporting workers and businesses.

Québec's Financial Situation	I.47

TABLE I.23

Expenditures of other portfolios
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Regular expenditures of other portfolios	40 861	41 650	41 847
% change	18.1	1.9	0.5	6.6
COVID-19 support and recovery measures	1 191	368	94
TOTAL EXPENDITURES OF OTHER PORTFOLIOS	42 052	42 018	41 941
% change	8.6	-0.1	-0.2	2.7

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

I.48	Update on Québec's Economic and Financial Situation

Expenditure by mission

Government expenditures are broken down into five public service missions. This breakdown of the government's expenditures into its main areas of activity is a stable indicator over time because it is not usually affected by Cabinet shuffles. Moreover, since this breakdown is also used in public accounts, it facilitates comparisons of actual results with forecasts.

The public service missions are the following:

— Health and Social Services, which consists primarily of the activities of the health and social services network and the programs administered by the Régie de l'assurance maladie du Québec;

— Education and Culture, which consists primarily of the activities of the education networks, student financial assistance, programs in the culture sector and immigration-related programs;

— Economy and Environment, which primarily includes programs related to economic development, employment assistance measures, international relations, the environment and infrastructure support;

— Support for Individuals and Families, which includes, in particular, last-resort financial assistance, assistance measures for families and seniors, and certain legal aid measures;

— Administration and Justice, which consists mainly of the activities of legislature, central bodies and public security, as well as administrative programs.

Expenditure by mission

(millions of dollars)

2021-2022
2022-2023
2023-2024
Health and Social Services(1)
54 872
52 299
54 289
Education and Culture
28 126
29 014
29 856
Economy and Environment
18 679
18 495
18 575
Support for Individuals and Families
12 694
12 533
12 726
Administration and Justice(2)
11 345
12 000
11 833
Subtotal
125 716
124 341
127 279
Change in the application of the accounting standard respecting transfer payments
350
1 230
1 265
TOTAL
126 066
125 571
128 544
% change
5.8
-0.4
2.4

Note: Expenditure by mission includes COVID-19 support and recovery measures

(1) The expenditures of the Health and Social Services mission are lower than those of the Santé et Services sociaux portfolio mainly because expenditures for entities in other portfolios are treated differently. Such spending is eliminated in the missions when the expenditures are established for each mission whereas it is eliminated under a separate heading, "Inter-portfolio eliminations", when expenditures are established for each portfolio.

(2) These amounts include the Contingency Fund reserve.

Québec's Financial Situation	I.49

2.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of the debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF).18 Debt service will stand at $8.6 billion in 2021-2022, $8.8 billion in 2022-2023 and $8.7 billion in 2023-2024, representing changes of 11.4%, 3.3% and −1.2% respectively.

In 2021-2022, interest rates have begun to rise. This, together with the increase in the debt, accounts for the 17.8% increase in interest on the direct debt. Note that interest rates fell to a historic low in 2020-2021.

In 2022-2023 and 2023-2024, interest on the direct debt will increase by 6.3% and 3.4% respectively, mainly as a result of forecast changes in long-term interest rates.

Interest on the liability for retirement plans and other employee future benefits will decrease due to the increase in the investment income of the RPSF. The income of the RPSF is deducted from debt service.

TABLE I.24

Change in debt service
(millions of dollars)

	2021-2022	2022-2023	2023-2024	AAGR(1)
Interest on the direct debt(2)	8 012	8 514	8 802
% change	17.8	6.3	3.4
Interest on the liability for retirement plans and other employee future benefits(3)	553	332	-59
TOTAL	8 565	8 846	8 743
% change	11.4	3.3	-1.2	4.4

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2021-2022 to 2023-2024.

(2) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(3) This interest corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

18 See page J.11 of the section "The Québec Government's Debt" for more details on the net liability for retirement plans and the value of the RPSF as at March 31, 2021.

I.50	Update on Québec's Economic and Financial Situation

Comparison of the debt service of governments in Canada

In 2020-2021, Québec's debt service as a percentage of revenue was among the highest in Canada.

— Interest payments on the debt totalled $7.7 billion in 2020-2021, which represents 6.3% of revenue or $896 per capita.

— Debt service is the fourth largest expenditure category of the government, after health, education and higher education.

Debt service of governments in Canada in 2020-2021
(percentage of revenue)
Sources: Public accounts and budget documents.

Québec's Financial Situation	I.51

3. PUBLIC INFRASTRUCTURE INVESTMENTS

Québec has significant public infrastructure needs. To meet them and to relaunch the economy, in Budget 2021-2022 the government announced an increase of $4.5 billion over 10 years for the 2021-2031 Québec Infrastructure Plan (QIP).

— The 2021-2031 QIP thus amounts to $135.0 billion, an average of $13.5 billion per year.

— These investments will have positive effects on the economy and employment in all regions of Québec.

The level of the 2022-2032 QIP will be determined in the 2022-2023 budget.

CHART I.3 Changes in the Québec Infrastructure Plan
(billions of dollars)

Québec's Financial Situation	I.53

❏ Federal infrastructure funding and implementation of a block transfer

The development and sustainability of public infrastructure, both essential to the growth of Québec's economic potential, require long-term planning and stable, predictable funding. In this respect, in March 2021 the Québec government announced, in the QIP, investments of $135.0 billion over 10 years.

To be fully effective, federal infrastructure funding must be aligned with this principle and must complement Québec's investments as provided for in the QIP, in order to meet the needs and support the specific priorities of the Québec population.

Federal infrastructure funding must be increased and transferred to provinces and territories more effectively, through a block transfer. Multiple agreements with unduly complex administrative conditions and the setting up of multiple programs on a merit basis that ignore Québec's priorities must be avoided.

Québec must obtain its fair share of federal funds and must remain in full charge of the planning and prioritization of public infrastructure development and maintenance projects in its territory.

The implementation of a true block transfer will guarantee Québec stable, predictable federal funding that respects its autonomy and powers. Québec will then be able to use these funds in accordance with its priorities, particularly for strategic public transit projects, schools, post-secondary educational establishments, hospitals, seniors' residences, and the maintenance of infrastructures (particularly roads) and technological infrastructures.

I.54	Update on Québec's Economic and Financial Situation

APPENDIX: SUPPLEMENTARY INFORMATION

Digital dissemination of content reflects the department's desire to improve the messages addressed to the public through the use of electronic documents that can be consulted on a smartphone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Certain supplementary additional budgetary information is therefore available exclusively on the department's website, including:

— Budget by the Numbers, which presents the main budgetary data in the form of tables and interactive graphics;

— sensitivity analyses, the main risks to Québec's financial position and prudence factors;

— the government's net financial surpluses or requirements.

This supplementary information is available on the Ministère des Finances website. To consult it, visit this page on the November 2021 update documents: www.finances.gouv.qc.ca/lepoint

Québec's Financial Situation	I.55

Section J

THE QUÉBEC GOVERNMENT'S DEBT

Summary	J.2

1. Québec's debt	J.4

1.1 Different concepts of debt	J.4

1.2 Gross debt	J.5

1.3 Net debt	J.11

1.4 Debt representing accumulated deficits	J.13

1.5 Generations Fund	J.15

1.6 Debt reduction targets	J.16

2. Financing	J.19

2.1 Financing program	J.19

2.2 Debt management strategy	J.23

2.3 Yield on Québec's debt securities	J.26

3. Credit ratings	J.27

3.1 Québec's credit ratings	J.27

3.2 Comparison of the credit ratings of Canadian provinces	J.28

J.1

SUMMARY

As at March 31, 2021, the gross debt stood at $210.1 billion, or 46.8% of GDP. Despite the increase in the debt resulting from the pandemic in 2020-2021, the government expects that the objective regarding the gross debt will be attained, thanks to a strong economic recovery. The debt is indeed under control.

— The gross debt burden will fall to 44.3% of GDP as at March 31, 2022, which is below the 45% objective.

— This downward trend will continue in the coming years as the result of economic growth, an improvement in the financial situation and deposits of dedicated revenues in the Generations Fund. The gross debt burden is expected to reach 42.5% of GDP as at March 31, 2026.

Deposits in the Generations Fund help to reduce the debt and thus to improve intergenerational fairness. This is why the government is maintaining deposits in the Generations Fund despite the anticipated deficits.

— In 2021-2022, deposits in the Generations Fund will stand at $3.3 billion.

The Act to reduce the debt and establish the Generations Fund stipulates that for fiscal 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP.

— The gross debt-to-GDP ratio will stand at 42.5% as at March 31, 2026, which is below the 45% objective. The accumulated deficit debt-to-GDP ratio is currently expected to reach 19.5% as at March 31, 2026, a gap of 2.5 percentage points of GDP over the 17% objective.

Québec's economic situation remains uncertain. Over the coming months, the government will continue to monitor developments in the economy and public finances. In light of information to be gathered, the government will propose amendments to the Act to reduce the debt and establish the Generations Fund.

The Québec Government's Debt	J.2

❏ The benefits of reducing the debt burden

Reducing the debt burden remains a priority for the government. Québec is one of the most indebted Canadian provinces, and this makes its economy more sensitive to an increase in interest rates or another economic downturn.

Reducing the debt burden contributes to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

In addition to contributing to collective prosperity, reducing the debt burden will allow Québec to:

— contribute to intergenerational fairness;

— ensure stable funding for the government's main missions, including health and education;

— cope with the costs associated with an ageing population;

— implement measures to fight climate change;

— fund investment in public infrastructure;

— ease the tax burden on Quebecers;

— counter a potential future economic downturn;

— increase its financial autonomy within the federation.

J.3	Update on Québec's Economic and Financial Situation

1. QUÉBEC'S DEBT

1.1 Different concepts of debt

Several different concepts of debt are used to measure a government's indebtedness.

— Gross debt corresponds to the debt on financial markets, plus the commitments made with regard to the pension plans of government employees. The balance of the Generations Fund is subtracted from the gross debt.

— Net debt corresponds to the government's liabilities as a whole, minus its financial assets. Several other provinces use this concept to present the evolution of their debt.1

— Debt representing accumulated deficits corresponds to the difference between the government's assets and liabilities. It is the debt that does not correspond to any assets. This is the concept that the federal government uses to present the evolution of its debt.

TABLE J.1

Québec government debt as at March 31 according to various concepts
(millions of dollars)

	2021	2022	2023
GROSS DEBT(1)	210 072	220 434	230 869
% of GDP	46.8	44.3	43.3
Less: Financial assets, net of other liabilities(2)	−19 827	−21 870	−24 995
NET DEBT	190 245	198 564	205 874
% of GDP	42.4	39.9	38.6
Less: Non-financial assets	−81 517	−86 277	−91 291
DEBT REPRESENTING ACCUMULATED DEFICITS	108 728	112 287	114 583
% of GDP	24.2	22.6	21.5

(1) Gross debt does not include pre-financing and takes into account amounts accumulated in the Generations Fund.

(2) Financial assets include, in particular, investments in government enterprises (e.g. Hydro-Québec) and accounts receivable, minus other liabilities (e.g. accounts payable).

1 The International Monetary Fund compares countries' debt using, in particular, their net debt.

The Québec Government's Debt	J.4

1.2 Gross debt

Gross debt corresponds to the amount of debt contracted on financial markets (consolidated direct debt) plus the net liability for the pension plans and other future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

The gross debt burden stood at 46.8% of GDP as at March 31, 2021. It will fall to 44.3% as at March 31, 2022, which is below the 45% objective. This 2.5 percentage point reduction is a result of the strong economic recovery. The gross debt-to-GDP ratio should continue to fall over the coming years to reach 42.5% as at March 31, 2026.

Furthermore, as at March 31, 2026, sums accumulated in the Retirement Plans Sinking Fund (RPSF) to cover the retirement benefits of government employees should exceed the government's liability in this regard.

— Thus, the government will be in a net asset position with regard to pension plans and other employee future benefits.

— In the coming years, the government will thus be able to use the assets of the RPSF to pay the retirement benefits of its employees.

TABLE J.2

Gross debt as at March 31
(millions of dollars)

	2021	2022	2023	2024	2025	2026
Consolidated direct debt	209 916	226 335	243 083	257 107	269 276	281 701
Plus: Retirement plans and other employee future benefits(1)	12 368	9 599	6 537	2 860	197	−2 106
Minus: Generations Fund	−12 212	−15 500	−18 751	−22 650	−26 907	−31 307
GROSS DEBT	210 072	220 434	230 869	237 317	242 566	248 288
% of GDP	46.8	44.3	43.3	43.4	42.9	42.5

(1) A positive entry represents a net liability while a negative entry represents a net asset.

J.5	Update on Québec's Economic and Financial Situation

❏ A reduction in the debt burden starting 2021-2022

During the five years leading up to the pandemic, strong economic performance and fiscal consolidation contributed to a gradual reduction of the debt as a proportion of GDP.

Despite the substantial increase in the debt in 2020-2021 due to the pandemic, a reduction of the gross debt-to-GDP ratio is expected to begin this year, thanks to a strong economic recovery.

— As at March 31, 2022, the debt burden will stand at 44.3%, as against 46.8% a year previously - a 2.5 percentage point fall.

In the coming years, the debt burden will continue to fall as the result of economic growth, an improvement in the financial situation and deposits in the Generations Fund.

— The gross debt burden will stand at 42.5% of GDP as at March 31, 2026, which is below the 45% objective.

GRAPH J.1 Change in the gross debt as at March 31
(percentage of GDP)

The Québec Government's Debt	J.6

The proportion of revenue devoted to debt service will remain at historically low levels

Despite a substantial increase in the debt due to the pandemic, the proportion of revenue devoted to debt service will remain at historically low levels due to low interest rates. In 2021-2022, this proportion will stand at 6.5%. It will fall slightly to reach 6.1% in 2025-2026.

Debt service
(percentage of revenue)

Sensitivity of debt service to a rise in interest rates

The high level of debt requires prudence and sound management of public finances, because a greater-than-anticipated rise in long-term interest rates would have a substantial impact on the financial framework.

A greater-than-anticipated rise in interest rates of 1 percentage point over a full year would increase interest expenditure by $499 million in the first year and close to $2 billion in the fifth year.

Such a rise in interest rates in 2022-2023 would put the proportion of revenue devoted to debt service at 7.3% in 2025-2026, as against the currently anticipated ratio of 6.1%.

Impact on interest expenditure of a 100-basis-point rise in interest rates
(millions of dollars)

1st year
2nd year
3rd year
4th year
5th year
Impact
499
930
1 281
1 623
1 967

J.7	Update on Québec's Economic and Financial Situation

TABLE J.3

Factors responsible for the change in the Québec government's gross debt
(millions of dollars)
	Debt, beginning of year	Budgetary deficit (surplus)	Investments, loans and advances	Net capital investments(1)	Other factors(2)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2016-2017	203 347	−2 146	2 093	1 784	413	−2 001	143	203 490	51.0
2017-2018	203 490	−721	431	2 173	−2 009	−2 293	−2 419	201 071	48.0
2018-2019	201 071	−4 413	−250	3 002	3 165	−3 477	−1 973	199 098	45.3
2019-2020	199 098	523	402	3 737	−2 362	−2 606	−306	198 792	43.2
2020-2021	198 792	7 539	6 351	4 351	−3 648	−3 313	11 280	210 072	46.8
2021-2022	210 072	6 847	3 101	4 760	−1 058	−3 288	10 362	220 434	44.3
2022-2023	220 434	5 547	1 811	5 014	1 314	−3 251	10 435	230 869	43.3
2023-2024	230 869	4 043	1 953	5 136	−785	−3 899	6 448	237 317	43.4
2024-2025	237 317	4 026	2 267	4 972	−1 759	−4 257	5 249	242 566	42.9
2025-2026	242 566	4 017	1 667	5 265	−827	−4 400	5 722	248 288	42.5
(1) Investments made under public-private partnership agreements are included in net capital investments.
(2) Other factors include, in particular, the change in other accounts, such as accounts receivable and accounts payable.

The Québec Government's Debt	J.8

Net capital investments

Net capital investments consist of the government's gross investments minus depreciation expenses.

Even though gross investments have an impact on the gross debt, net capital investments are presented in the factors responsible for the change in the gross debt due to the fact that depreciation expenses are included in the budgetary balance.

From 2021-2022 to 2025-2026, net capital investments will increase the gross debt by $5.0 billion per year on average.

Net capital investments
(millions of dollars)

2021-2022
2022-2023
2023-2024
2024-2025
2025-2026
Gross investments(1)
9 388
9 974
10 458
10 627
11 103
Less: Depreciation
−4 628
−4 960
−5 322
−5 655
−5 838
Net capital investments
4 760
5 014
5 136
4 972
5 265

(1) These investments exclude the Québec government's contribution to the projects of partners (e.g. municipalities), whereas this contribution is included in the annual investments of the Québec Infrastructure Plan and portfolio expenditures.

Investments, loans and advances

Investments, loans and advances refer to investments made by the government in enterprises, mainly government enterprises.

Such investments may be made through advances or capital outlays. A government enterprise may also be allowed to keep part of its net earnings.

— For example, every year, Hydro-Québec pays the government a dividend corresponding to 75% of its net earnings. Hydro-Québec uses the portion of net earnings not paid to the government (25%) to finance its investments, in hydroelectric dams in particular.

— For the government, this constitutes an investment that creates a financial requirement and thus an increase in the gross debt.

Note that investments, loans and advances may vary from one year to another, particularly because of temporary investments made and redeemed.

J.9	Update on Québec's Economic and Financial Situation

Net liability for retirement plans and other employee future benefits

The net liability for retirement plans and other employee future benefits corresponds to the government's net commitments toward its public and parapublic sector employees.

The net liability for retirement plans and other employee future benefits, which is included in the gross debt, is calculated by subtracting from the liability the balance of the sums accumulated to pay for these benefits. The sums in question are the balances of the Retirement Plans Sinking Fund (RPSF) and other funds.

As at March 31, 2021, the net liability for retirement plans and other employee future benefits stood at $12.4 billion.

Net liability for retirement plans and other employee future benefits as at March 31, 2021
(millions of dollars)
Retirement plans

Retirement plans liability(1)
112 861
Less: Retirement Plans Sinking Fund (RPSF) and other funds(2)
−100 304
Net liability for retirement plans
12 557
Other employee future benefits

Other employee future benefits liability
1 445
Less: Funds dedicated to other employee future benefits
−1 634
Net liability for other employee future benefits(3)
−189
NET LIABILITY FOR RETIREMENT PLANS AND OTHER EMPLOYEE FUTURE BENEFITS
12 368

(1) Mainly the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

(2) The value of the RPSF stands at $94 149 million. The other funds mainly include the Pension Plan of the Université du Québec.

(3) A negative entry means that the value of assets is higher than the value of liabilities.

The Québec Government's Debt	J.10

1.3 Net debt

The net debt corresponds to the government's liabilities less its financial assets. Several other provinces use this concept to present the evolution of their debt. As at March 31, 2022, Québec's net debt will stand at $198.6 billion, or 39.9% of GDP, with the net debt-to-GDP ratio declining from the previous year as a result of the strong economic recovery.

TABLE J.4

Factors responsible for the change in the net debt
(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Net capital investments	Other(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2020-2021	183 817	7 539	4 351	−2 149	−3 313	6 428	190 245	42.4
2021-2022	190 245	6 847	4 760	—	−3 288	8 319	198 564	39.9
2022-2023	198 564	5 547	5 014	—	−3 251	7 310	205 874	38.6
2023-2024	205 874	4 043	5 136	—	−3 899	5 280	211 154	38.6
2024-2025	211 154	4 026	4 972	—	−4 257	4 741	215 895	38.2
2025-2026	215 895	4 017	5 265	—	−4 400	4 882	220 777	37.8

(1) The change in the net debt is mainly due to the other comprehensive income of government enterprises, particularly unrealized gains and losses on future benefits of Hydro-Québec employees. These elements are excluded from the government's annual results and are recorded directly in the accumulated deficit. In 2020-2021, the variation in interest rates led to actuarial gains on future benefits and consequently to a reduction in the net debt.

After falling gradually over several years, the net debt rose to 42.4% of GDP as at March 31, 2021 due to the impact of the public health crisis. The net debt-to-GDP ratio will decline in the coming years, reaching 37.8% as at March 31, 2026.

GRAPH J.2 Net debt as at March 31
(percentage of GDP)

J.11	Update on Québec's Economic and Financial Situation

❏ Comparison of the net debt of governments in Canada

As at March 31, 2021, Québec's net debt burden was 42.4% of GDP, compared with the provincial average of 35.1%.

The change in the application of the accounting standard respecting transfer payments, announced in March 2021, triggered a $13.0-billion increase in the net debt as at March 31, 2021.

— This change now makes it possible to adequately compare Québec's net debt burden with that of other provinces.

GRAPH J.3 Net debt of governments in Canada as at March 31, 2021
(percentage of GDP)

(1) Average obtained by dividing the sum of provincial debts by the sum of provincial GDPs. Sources: Public accounts, budgetary documents and Statistics Canada.

The Québec Government's Debt	J.12

1.4 Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits figuring in the government's financial statements. It is the debt that does not correspond to any assets. The federal government uses this concept to present the change in its debt.

After falling gradually over several years, the debt representing accumulated deficits climbed back up to 24.2% of GDP as at March 31, 2021 due to the impact of the public health crisis.

The burden of debt representing accumulated deficits will resume its downward trend as of 2021-2022, reaching 19.5% of GDP as at March 31, 2026.

TABLE J.5

Factors responsible for the change in the debt representing accumulated deficits
(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Accounting adjustments(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2020-2021	107 710	7 539	−3 208	−3 313	1 018	108 728	24.2
2021-2022	108 728	6 847	—	−3 288	3 559	112 287	22.6
2022-2023	112 287	5 547	—	−3 251	2 296	114 583	21.5
2023-2024	114 583	4 043	—	−3 899	144	114 727	21.0
2024-2025	114 727	4 026	—	−4 257	−231	114 496	20.3
2025-2026	114 496	4 017	—	−4 400	−383	114 113	19.5

(1) This change in the debt representing accumulated deficits is due to the other comprehensive income of government enterprises, particularly unrealized gains and losses on future benefits of Hydro-Québec employees. These elements are excluded from the government's annual results and are recorded directly in the accumulated deficit. In 2020-2021, the variation in interest rates led to actuarial gains on future benefits and consequently to a reduction in the debt representing accumulated deficits.

J.13	Update on Québec's Economic and Financial Situation

Québec's public sector debt

The public sector debt includes the government's gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents, and other government enterprises. This debt has served, in particular, to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2021, Québec's public sector debt stood at $286.5 billion, or 63.8% of GDP. These figures must however be seen in perspective, for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

Public sector debt as at March 31
(millions of dollars)

2017
2018
2019
2020
2021
       Government's gross debt
203 490
201 071
199 098
198 792
210 072
       Hydro-Québec
42 882
43 160
43 054
43 839
44 955
       Municipalities
26 761
27 490
28 103
29 424
30 020
       Universities other than the Université
       du Québec and its constituents
1 656
1 321
1 458
1 639
1 452
       Other government enterprises(1)
258
218
210
—
—
       PUBLIC SECTOR DEBT
275 047
273 260
271 923
273 694
286 499
       % of GDP
68.9
65.3
61.8
59.5
63.8

(1) The amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity. As of 2020, this debt is included in the gross debt.

The Québec Government's Debt	J.14

1.5 Generations Fund

❏ Deposits in the Generations Fund

Deposits in the Generations Fund help to reduce the debt2 and thus to improve intergenerational fairness. This is why the government is maintaining deposits in the Generations Fund despite the anticipated deficits.

— In 2021-2022, revenue totalling $3.3 billion will be dedicated to the Generations Fund. The same level will be maintained in 2022-2023.

— As at March 31, 2022, the Generations Fund should stand at $15.5 billion. Pursuant to the Act to reduce the debt and establish the Generations Fund, this amount can only be used to repay debt on the financial markets.

TABLE J.6

Generations Fund
(millions of dollars)

	2020-2021	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026
Book value, beginning of year(1)	8 899	12 212	15 500	18 751	22 650	26 907
Dedicated revenues
Water-power royalties
Hydro-Québec	720	752	763	818	829	835
Private producers	114	103	106	108	110	113
Subtotal	834	855	869	926	939	948
Indexation of the price of heritage electricity	382	492	520	720	850	975
Additional contribution from Hydro-Québec	215	215	215	215	215	215
Mining revenues	574	580	335	346	353	395
Specific tax on alcoholic beverages	500	500	500	500	500	500
Unclaimed property	39	27	34	252	272	40
Investment income(2)	769	619	778	940	1 128	1 327
Total dedicated revenues	3 313	3 288	3 251	3 899	4 257	4 400
BOOK VALUE, END OF YEAR	12 212	15 500	18 751	22 650	26 907	31 307

(1) For information purposes, as at June 30, 2021, the fair value of the Generations Fund was $14.6 billion, $1.5 billion more than its book value.

(2) The investment income of the Generations Fund corresponds to realized investment income (interest income, dividends, gains on the disposal of assets, etc.). Therefore, the forecast may be adjusted upward or downward according to when the gains or losses are actually realized. An annual return of 4.8% is expected, a rate based on five historic years.

2 For example, the book value of the Generations Fund is applied to reduce the debt on the financial markets.

J.15	Update on Québec's Economic and Financial Situation

1.6 Debt reduction targets

The Act to reduce the debt and establish the Generations Fund was adopted in 2006. By reducing the debt burden, it aims to ensure a prosperous tomorrow for future generations.

Under the Act, for fiscal 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP. These targets were set in 2010. The 2008 financial crisis and changes to government accounting made it impossible to reach the targets established in 2006.

Despite the increase in debt resulting from the pandemic, the government expects that the objective regarding gross debt will be attained. Currently, the gross debt-to-GDP ratio is expected to stand at 42.5% as at March 31, 2026, which is below the 45% objective.

The accumulated deficit debt-to-GDP ratio is currently expected to reach 19.5% as at March 31, 2026, a gap of 2.5 percentage points of GDP or $14.8 billon over the 17% objective.

The difference is due to:

— budget deficits caused by the pandemic;

— the government's decision to comply with the Auditor General of Québec's recommendation regarding application of the standard respecting transfer payments, which triggered an increase in the debt representing accumulated deficits of $13.0 billion as at March 31, 2021.

GRAPH J.4 Gross debt as at March 31	GRAPH J.5 Debt representing accumulated deficits as at March 31
(percentage of GDP)	(percentage of GDP)

The Québec Government's Debt	J.16

Québec's economic situation remains uncertain. Over the coming months, the government will continue to monitor developments in the economy and public finances. In light of information to be gathered, the government will propose amendments to the Act to reduce the debt and establish the Generations Fund.

Reducing the debt burden remains a priority for the government.

J.17	Update on Québec's Economic and Financial Situation

❏ The benefits of reducing the debt burden

Reducing the debt burden contributes to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

In addition to contributing to collective prosperity, reducing the debt burden will allow Québec to:

— contribute to intergenerational fairness;

— ensure stable funding for the government's main missions, including health and education;

— cope with the costs associated with an ageing population;

— implement measures to fight climate change;

— fund investment in public infrastructure;

— ease the tax burden on Quebecers;

— counter a potential future economic downturn;

— increase its financial autonomy within the federation.

The importance of setting a long-term objective

Setting a long-term debt reduction objective is an excellent way to ensure sound management of public finances. Year after year, it makes the government accountable for reaching its objectives toward parliamentarians and citizens and results in more transparent, more efficient government action.

This long-term orientation reduces uncertainty and contributes to economic growth. Citizens and businesses can better anticipate the government's budgetary and fiscal policies, allowing them to make better decisions.

— For example, thanks to debt reduction objectives, the government can plan its annual infrastructure investments over a long period, that is, 10 years.

It also makes it possible to work towards achieving a common objective, which, in this case, is not to leave future generations with the heavy burden of repaying the debt.

Lastly, it sends a positive signal to investors and credit rating agencies.

The Québec Government's Debt	J.18

2. FINANCING

2.1 Financing program

The financing program corresponds to long-term borrowings contracted, in particular, to repay maturing borrowings and to fund the government's capital investments and the budgetary deficit.

For 2021-2022, the financing program has been adjusted downward by $3.9 billion relative to the March 2021 budget to stand at $24.5 billion.

The increase in pre-financing is the main factor behind the decrease in the financing program. This decrease is partially offset by an increase in needs related to transactions under the credit policy.

As at November 9, 2021, borrowings contracted in 2021-2022 amount to $16.5 billion, or 67% of the scheduled program.

TABLE J.7

The government's financing program in 2021-2022
(millions of dollars)

	March 2021	Adjustments	November 2021
Net financial requirements	20 065	−912	19 153
Repayments of borrowings	12 688	224	12 912
Use of the Generations Fund to repay borrowings	—	—	—
Use of pre-financing	−4 292	−4 260	−8 552
Change in cash position	—	—	—
Transactions under the credit policy(1)	—	1 019	1 019
TOTAL	28 461	−3 929	24 532

Note: A positive entry represents a financial requirement and a negative entry indicates a source of financing.

(1) Under the credit policy, which is designed to limit risk with respect to counterparties, the government disburses or receives amounts following, in particular, movements in exchange rates. These amounts have no effect on the debt.

The Québec Government's Debt	J.19

Borrowings contracted in 2021-2022

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

Thus far in 2021-2022, the government has contracted 32% of its borrowings on foreign markets, compared to an average of 24% over the last 10 years. However, the government keeps no exposure of its debt to foreign currencies so as to neutralize the impact of variations in exchange rates on debt service.

In 2021-2022, conventional bonds in Canadian dollars were the main debt instrument used.

To date, approximately 97% of the borrowings contracted in 2021-2022 had a maturity of 10 years or more. The average share of issuances for this term over the last 10 years is 70%.

Summary of long-term borrowings contracted in 2021-2022
Currencies
$million
%
CANADIAN DOLLAR

Conventional bonds
10 225
62.0
Green bonds
498
3.0
Savings products issued by Épargne Placements Québec
266
1.6
Immigrant investors(1)
249
1.5
Subtotal
11 238
68.1

OTHER CURRENCIES

Euro
3 673
22.3
U.S. dollar
1 250
7.6
Swiss franc
337
2.0
Subtotal
5 260
31.9
TOTAL
16 498
100.0

Note: Borrowings contracted as at November 9, 2021.
(1) These borrowings are from sums advanced by immigrant investors. These sums are lent to the government through Investissement Québec.

J.20	Update on Québec's Economic and Financial Situation

The financing program will amount to $30.9 billion in 2022-2023.

For the three subsequent years, 2023-2024 to 2025-2026, it will average $31.7 billion per year.

TABLE J.8

The government's financing program from 2022-2023 to 2025-2026

(millions of dollars)

	2022-2023	2023-2024	2024-2025	2025-2026
Net financial requirements	16 532	13 981	13 839	15 263
Repayments of borrowings	14 408	16 017	19 116	17 022
Use of the Generations Fund to repay borrowings	—	—	—	—
TOTAL	30 940	29 998	32 955	32 285

Note: A positive entry represents a financial requirement and a negative entry indicates a source of financing.

Green Bond program

In 2017, the government introduced a Green Bond program to fund projects providing tangible benefits with regard to protecting the environment, reducing greenhouse gas (GHG) emissions or adapting to climate change. Through this program, the government is contributing to, among other things, the development of a socially responsible investment market.

The program draws on the Green Bond Principles, a set of guidelines created to bring more transparency to the issuance, disclosure and reporting process.

Québec's Green Bond framework received the highest rating possible from CICERO (Center for International Climate Research).

Six issues totalling $3.3 billion have been made since the program was launched. Given the demand for Québec's Green Bonds and the government's commitment to the environment, Québec has pledged to be a regular issuer of Green Bonds.

For more information, visit
http://www.finances.gouv.qc.ca/en/RI_GB_Green_Bonds.asp.

The Québec Government Debt	J.21

Funding of public bodies

The main mission of the Financing Fund and Financement-Québec is to offer Québec's public sector bodies financing at the lowest possible cost. The clientele of the Financing Fund consists of public bodies included in the government reporting entity. In fiscal 2021-2022, the Financing Fund's long-term loan program amounts to more than $11.9 billion.

Financing Fund's long-term loan program in 2021-2022

The clientele of Financement-Québec consists of public bodies not included in the government reporting entity. In fiscal 2021-2022, the long-term loan program of Financement-Québec amounts to $2.3 billion.

Long-term loan program of Financement-Québec in 2021-2022

(1) Montreal Museum of Fine Arts and Mohawk Council of Kahnawake.

(2) Société de transport de Montréal, Autorité régionale de transport métropolitain, Réseau de transport métropolitain and Société de transport de Québec.

J.22	Update on Québec's Economic and Financial Situation

2.2 Debt management strategy

The government's debt management strategy is aimed at minimizing the cost of debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements (swaps), to achieve desired debt proportions by currency and interest rate.

❏ Structure of the gross debt by currency

As at March 31, 2021, before taking swaps into account, 77% of the gross debt was in Canadian dollars, 12% in U.S. dollars, 8% in euros, 1% in pounds sterling, 1% in Australian dollars, 1% in Swiss francs and less than 1% in other foreign currencies (yen, New Zealand dollars, Hong Kong dollars and Swedish krona).

After taking swaps into account, the entire gross debt is denominated in Canadian dollars.

Since 2012-2013, the government has maintained no exposure of its debt to foreign currencies.

Swaps allow for neutralization of the impact of variations in foreign exchange rates on debt service.

TABLE J.9

Structure of the gross debt by currency as at March 31, 2021
(per cent)

	Before swaps		After swaps
Canadian dollar	77		100
U.S. dollar	12		0
Euro	8		0
Pound sterling	1		0
Australian dollar	1		0
Swiss franc	1		0
Other (yen, New Zealand dollar, Hong Kong dollar and Swedish krona)	0	(1)	0
TOTAL	100		100

Note: Gross debt including pre-financing.

(1) The proportion of the debt attributable to other currencies before swaps is less than 1%.

The Québec's Government Debt	J.23

❏ Structure of the gross debt by interest rate

The government keeps part of its debt at fixed interest rates and part at floating interest rates.

As at March 31, 2021, after taking swaps into account, the proportion of the gross debt at fixed interest rates was 87.2%,3 while the proportion at floating interest rates was 12.8%.

In addition, as at March 31, 2021, the share of gross debt subject to an interest rate change in 2021-2022 was 16.7%. This share includes the debt at floating interest rates (12.8%), as well as the debt at fixed interest rates to be refinanced in 2021-2022 (3.9%).

GRAPH J.6 Structure of the gross debt by interest rate as at March 31, 2021
(per cent)

Note: Gross debt including pre-financing.

___________________________________________

3 This proportion includes the debt at fixed interest rates maturing in more than one year (83.3%) as well as the debt at fixed interest rates to be refinanced in 2021-2022 (3.9%).

J.24	Update on Québec's Economic and Financial Situation

❏ Debt maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government's regular presence on capital markets. In 2021-2022, the average maturity of borrowings is 18 years. The average cost of transactions carried out in 2021-2022 is 2.37%, while the cost of the debt was 3.00% as at March 31, 2021.

GRAPH J.7 Maturity of transactions carried out in 2021-2022
(per cent)

Note: Borrowings contracted as at November 9, 2021.

This diversification is reflected in the maturity of the debt as shown in the following chart. As at March 31, 2021, the average maturity of the debt was approximately 11 years.

GRAPH J.8 Maturity of the long-term debt as at March 31, 2021
(millions of dollars)

Note: Long-term debt of the Québec government and Financement-Québec.

The Québec Government's Debt	J.25

2.3 Yield on Québec's debt securities

The yield on the Québec government's 10-year securities is approximately 2.2%. The yield on Treasury bills is around 0.2%.

GRAPH J.9 Yield on the Québec government's securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

Since June 2017, a spread varying between 0.0 and 7.5 basis points in favour of Québec has been observed between the yield on 10-year securities of Québec and those of Ontario.

GRAPH J.10 Yield spread on long-term (10-year) securities
(percentage points)

Source: PC—Bond.

J.26	Update on Québec's Economic and Financial Situation

3. CREDIT RATINGS

3.1 Québec's credit ratings

A credit rating measures the ability of a borrower, such as the Québec government, to pay interest on its debt and repay the principal at maturity.

A high credit rating means access to a broader pool of investors and advantageous borrowing costs.

Québec's credit rating is evaluated by six credit rating agencies.

In 2021, despite the heavy turbulence caused by the pandemic, the six agencies that rate Québec confirmed its credit rating, with a stable outlook.

Overall, the credit rating agencies emphasized that Québec entered the crisis in a favourable economic and financial position. They also affirmed that Québec had a strong, diversified economy, and that the government's commitment to returning to a balanced budget demonstrated sound management of public finances. The agencies also noted that the ongoing deposits to the Generations Fund were a positive factor.

TABLE J.10

Québec's credit ratings

Credit rating agency	Credit rating	Outlook
Standard & Poor's (S&P)	AA−	Stable
Moody's	Aa2	Stable
Fitch Ratings	AA−	Stable
DBRS Morningstar	AA (low)	Stable
Japan Credit Rating Agency (JCR)	AA+	Stable
China Chengxin International (CCXI)(1)	AAA	Stable

Note: Québec's credit ratings as at November 9, 2021.

(1) Credit rating for bond issues on the Chinese market.

The Québec Government's Debt	J.27

3.2 Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces by Standard & Poor's and Moody's.

GRAPH J.11 Credit ratings of Canadian provinces - Standard & Poor's

Note: Credit ratings as at November 9, 2021. (1) This province has a negative outlook.

GRAPH J.12 Credit ratings of Canadian provinces - Moody's

Note: Credit ratings as at November 9, 2021. (1) This province has a negative outlook.

J.28	Update on Québec's Economic and Financial Situation